  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 16, 1998
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                         ADVANCED NUTRACEUTICALS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

                   DELAWARE                               2834
       (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL
        INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)

                                  76-0581202
                               (I.R.S. EMPLOYER
                            IDENTIFICATION NUMBER)

                                ---------------
                                BARRY C. LODER
                                   PRESIDENT
                               500 METUCHEN ROAD
                      SOUTH PLAINFIELD, NEW JERSEY 07080
                                (908) 668-0088
    (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND AGENT FOR SERVICE)

                                ---------------
                                  COPIES TO:

    PAUL, HASTINGS, JANOFSKY & WALKER LLP                     LATHAM & WATKINS
     555 SOUTH FLOWER STREET, 23RD FLOOR                   633 WEST FIFTH STREET
     LOS ANGELES, CALIFORNIA 90071-2371              LOS ANGELES, CALIFORNIA 90071-2007
       ATTENTION: DAVID L. GERSH, ESQ.                  ATTENTION: GARY OLSON, ESQ.

                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM       AMOUNT OF REGISTRATION
TITLE OF EACHCLASS OF SECURITIES TO BE REGISTERED               AGGREGATE OFFERING PRICE(1)          FEE
            ------------------------------------------------------------------------------------------------------
            Common Stock, $.001 par
             value.....................                                $69,000,000                 $20,355
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 1998

PROSPECTUS
                                5,000,000 SHARES

                                     [LOGO]

                         ADVANCED NUTRACEUTICALS, INC.

                                  COMMON STOCK

                                  -----------

  All of the 5,000,000 shares of Common Stock offered hereby are being offered by Advanced Nutraceuticals, Inc. ("Advanced Nutraceuticals" or "ANI"). Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price for
the Common Stock will be between $   and $   per share. See "Underwriting" for
a discussion of the factors to be considered in determining the initial public offering price. The Company intends to apply for listing on the Nasdaq National Market under the reserved symbol "ANUI," subject to official notice of issuance.

                                  -----------

  THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 10 HEREOF.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                       UNDERWRITING
                                              PRICE   DISCOUNTS AND  PROCEEDS TO
                                            TO PUBLIC COMMISSIONS(1) COMPANY(2)
--------------------------------------------------------------------------------
Per Share.................................  $           $             $
--------------------------------------------------------------------------------
Total(2)..................................  $           $             $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Excludes the value of warrants to purchase up to 200,000 shares of Common Stock (230,000 shares of Common Stock if the Underwriters exercise their over-allotment option in full) at an exercise price equal to 120% of the initial public offering price per share to be issued to Sutro & Co. Incorporated upon the closing of the Offering. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company, estimated at $ . See "Use of Proceeds."

(3) The Company has granted the Underwriters a 45-day option to purchase up to 750,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public as shown above. If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to the Company will be $    , $
    and $    , respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Sutro & Co. Incorporated, San Francisco, California on or about
    , 1998.

                            SUTRO & CO. INCORPORATED

                   The Date Of This Prospectus Is     , 1998.

(inside front cover)

  Advanced Nutraceuticals has entered into agreements to acquire four companies (the "Founding Companies") simultaneously with the closing of the Offering. The Founding Companies, which have been in business an average of approximately eighteen years, had pro forma combined revenues of $50.8 million for the year ended December 31, 1997 and $33.7 million for the six months ended June 30, 1998.

  [PICTURES AND GRAPHICS--GATEFOLD, SHOWING MAP OF UNITED STATES WITH FOUNDING COMPANY HEADQUARTERS]

   Picture:  Echinacea purpurea            Picture: Ginkgo biloba
   Caption:  "Maintains Healthy Immune     Caption: "Enhances Memory Function"*
             Function"*
   Picture:  St. John's wort               Picture: Saw palmetto
   Caption:  "Positive Mood                Caption: "Enhances Prostate Health"*
             Enhancement"*
   Picture:  Ginseng                       Picture: Goldenseal
   Caption:  "Enhances Physical            Caption: "Enhances Immune Function"*
             Endurance"*
   Picture:  Cranberry                     Picture: Kava kava
   Caption:  "Maintains Healthy Urinary    Caption: "Enhances Relaxation"*
             Tract"*
   Picture:  Granulation Drying Ovens      Picture: Tablet Press
   Picture:  Powdered Herbs                Picture: Bottling
   Picture:  Blending                      Picture: Coating
   Picture:  Encapsulation                 Picture: In-House Laboratories
   Picture:  Cryogenic Processing

* Statements are based on commonly accepted uses. When sold, products incorporating these ingredients and bearing these statements are normally accompanied by a disclaimer to the following effect: This statement has not been evaluated by the FDA and this product is not intended to diagnose, treat, cure or prevent disease.

  Advanced Nutraceuticals was formed to create a full-service, vertically integrated manufacturing and supplier of quality nutritional supplements, herbs and extracts. Following consummation of the Mergers, the Company will continue to provide contract manufacturing of tablets, capsules and powders, and will source, process and supply powdered herbs and extracts.

  The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent auditors and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING, SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  ANI HAS ENTERED INTO SEPARATE AGREEMENTS PROVIDING FOR TRANSACTIONS (THE "MERGERS") TO ACQUIRE, SIMULTANEOUSLY WITH, AND AS A CONDITION TO, THE CLOSING OF THE OFFERING MADE BY THIS PROSPECTUS (THE "OFFERING"), FOUR COMPANIES ENGAGED IN THE NUTRITIONAL INDUSTRY (EACH A "FOUNDING COMPANY" AND COLLECTIVELY, THE "FOUNDING COMPANIES") IN EXCHANGE FOR CASH, PURCHASE NOTES AND ANI'S COMMON STOCK. THE FOUNDING COMPANIES ARE: ACTA PRODUCTS INTERNATIONAL, INC. (DBA ACTA INTERNATIONAL) AND ACTA PRODUCTS CORPORATION (DBA ACTA PHARMACAL CO.) FOUNDED IN 1995 AND 1972, RESPECTIVELY, (COLLECTIVELY, "ACTA"); QUALITY BOTANICAL INGREDIENTS, INC. FOUNDED IN 1983 ("QBI"); NORTHRIDGE LABORATORIES, INC. FOUNDED IN 1967 ("NORTHRIDGE"); AND BACTOLAC PHARMACEUTICALS, INC. FOUNDED IN 1995 ("BACTOLAC"). UNLESS OTHERWISE INDICATED, ALL REFERENCES TO THE "COMPANY" HEREIN INCLUDE ANI AND THE FOUNDING COMPANIES, AND REFERENCES HEREIN TO "ADVANCED NUTRACEUTICALS" MEAN ADVANCED NUTRACEUTICALS, INC. PRIOR TO THE CONSUMMATION OF THE MERGERS.

  THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE PRO FORMA COMBINED FINANCIAL STATEMENTS, THE INDIVIDUAL HISTORICAL FINANCIAL STATEMENTS OF EACH FOUNDING COMPANY AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS. UNLESS OTHERWISE INDICATED, ALL SHARE, PER SHARE AND FINANCIAL INFORMATION SET FORTH HEREIN
(a) HAVE BEEN ADJUSTED TO GIVE EFFECT TO CONSUMMATION OF ALL OF THE MERGERS;
(b) ASSUME AN INITIAL PUBLIC OFFERING PRICE OF $   PER SHARE; (c) GIVE EFFECT
TO THE MERGER OF A PREDECESSOR COMPANY WITH ANI EFFECTED IN SEPTEMBER, 1998 (THE "ORGANIZATIONAL MERGER") (SEE "DESCRIPTION OF CAPITAL STOCK") AND (d) ASSUME NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                                  THE COMPANY

  Advanced Nutraceuticals, Inc. was formed to create a full-service, vertically integrated manufacturer and supplier of quality nutritional supplements, herbs and extracts. Following consummation of the Mergers, the Company will continue to provide contract manufacturing of tablets, capsules and powders, and will source, process and supply powdered herbs and extracts. See "Business--Products and Services."

  The principal strength of the Company is its ability to provide a diversified line of products and services to its customers. With Northridge, ACTA, QBI and Bactolac having conducted business in the nutritional industry for 31, 26, 15 and 3 years, respectively, the Founding Companies have 75 years of combined operating history. The Company works closely with customers to create innovative solutions ranging from research and development through consumer-level branding initiatives. The Company believes it will benefit from the collective strengths of ACTA, QBI, Northridge and Bactolac in sourcing and processing herbs and extracts, and contract manufacturing of custom formulations. The Company's manufacturing services are tailored to customer specifications and quality requirements and often include additional value-added services such as custom packaging and design.

  The Founding Companies presently derive revenues from contract manufacturing, and processing and supplying herbs and extracts. Manufacturing services are provided by ACTA, Northridge and Bactolac. For the six months ended June 1998, these services generated $18.2 million or a 16.3% increase over the same period in 1997 and comprised approximately 54.2% of the Company's combined net sales. In 1997, contract manufacturing generated $28.2 million or approximately a 46.2% increase in such net sales over 1996. ACTA and QBI source, process and supply herbs and extracts used in nutritional supplements and related products. For the six months ended June 30, 1998, these activities generated $15.4 million or a 40.7% increase over the same period in 1997 and comprised approximately 45.8% of the Company's net sales. In 1997, herbal powders and extract activities generated $22.6 million or a 45.6% increase in such net sales over 1996. In 1997, the Company sold over 1.0 million kilograms representing over 500 herbal products and extracts.

  Over the past three years, the Company has experienced rapid growth in net sales and gross profit. From 1995 to 1997, net sales and gross profit have grown at compound annual growth rates of 44.8% and 33.1%, respectively. Net sales were $50.8 million and $33.7 million and gross profit was $15.2 million and $10.9 million in 1997 and for the six months ended June 30, 1998, respectively.

  A 1997 market report, "The U.S. Market for Vitamins, Supplements and Minerals," prepared by the independent consumer marketing research firm of Packaged Facts (the "Packaged Facts Report"), reported that the retail market for vitamins, minerals and other dietary and nutritional supplements (excluding sports nutrition and diet products) grew at a compound annual rate of 15% from $3.7 billion in 1992 to $6.5 billion in 1996. A large portion of this growth is attributable to an increase in sales of such other supplements (primarily herbal products), which grew from $570 million in 1992 to $2.3 billion in 1996. This growth has been fueled by the popularity of such herbs as echinacea, garlic, ginseng, ginkgo biloba and, more recently, saw palmetto, St. John's wort and kava kava. The Packaged Facts Report forecasts 13.6% compound annual growth in the retail market for vitamins, minerals and other supplements (excluding sports nutrition and diet products), including 25% compound annual growth in the market for other supplements, through 2001. According to the Packaged Facts Report, compound annual growth rates from 1992 through 1996 for vitamins, minerals and other supplements were 8.0%, 5.2% and 41.7%, respectively.

  The Nutrition Business Journal reported in July 1997 that there are nearly 5,000 privately held companies with under $25 million in annual sales in the retail and manufacturing segments of the nutritional industry. These businesses typically are owner-operated and often have limited access to the capital necessary to develop and maintain inventory of large volume and wide selections, expand product offerings, implement advanced management information systems, incorporate the use of sophisticated technological equipment, conduct research and development and service national and regional accounts.

THE COMPANY'S COMPETITIVE STRENGTHS

  Wide Range of Products and Manufacturing Services--Enables the Company to offer services ranging from a single step in the production process to a complete, "turn-key" manufacturing solution.

  Experienced Management--Six senior managers of the Company with a combined 67 years of industry experience and relationships.

  Technical Expertise--Allows manufacturing of complex and difficult products and, through the Company's patent pending cryogenic milling, unique processing of products.

  Strong Vendor Relationships--Allows greater access to herbs and extracts including some that are in scarce supply.

  Quality Control Procedures--Designed to promote uniform product quality and potency to customer specifications.

STRATEGY

  The Company was formed to capitalize on opportunities to integrate and consolidate the highly fragmented nutritional industry. The Company's strategy is to (i) support and expand the operations of the Founding Companies, (ii) capitalize on operating synergies and cost savings available through consolidation and (iii) pursue an acquisition program designed to further vertical integration and to expand existing operations. The Mergers involving the Founding Companies are intended to be the first step in this process.

  Support and Expand Operations of the Founding Companies. Management intends to support each Founding Company's efforts to pursue its existing internal growth plan. The Company also intends to foster growth through the following initiatives:

  . Enhance management strengths through sharing of core competencies and existing expertise.

  .  Expand and coordinate marketing opportunities among the Founding
     Companies.

  . Develop customized solutions that utilize expertise and experience of each of the Founding Companies.

  .  Encourage entrepreneurial initiatives.

  . Achieve consistently high quality products and services by implementing a company-wide quality program.

  Capitalize on Operating and Cost Synergies Available Through
Consolidation. The Company's strategy includes exploiting opportunities created by the Merger:

  .  Implementing a focused company-wide marketing program.

  .  Cross-selling opportunities to existing customers.

  .  Capitalizing on its increased national presence.

  .  Marketing to new and existing customers through an expanded sales force.

  .  Improving operating efficiencies by promoting core-competencies.

  . Providing a company-wide management information system designed to enhance sales and management.

  .  Maximizing increased purchasing power to gain volume discounts.

  Growth through Acquisitions. The Company intends to pursue an acquisition program designed both to further its vertical integration and to expand the existing operations of the Founding Companies. The Company believes that there are many attractive acquisition candidates in the nutritional industry. This is due principally to the highly fragmented nature of the industry and the large number of smaller companies in the industry having under $25 million in annual sales. In many cases, these companies have needs that are difficult for small businesses to meet, such as capital for growth and expansion, owners' desires for liquidity, the ability to attract high caliber management talent and other factors which motivate these owners to consider strategic alternatives.

                                  THE OFFERING

Common Stock offered by the
 Company.................... 5,000,000 shares


Common Stock to be
 outstanding after the
 Offering................... [  ] shares(1)(2)

Use of Proceeds............. To pay the cash portion of the purchase price for the Founding Companies, to repay certain outstanding indebtedness of the Founding Companies, to pay transaction expenses related to the Mergers and the Offering and for general corporate purposes, including potential future acquisitions. See "Use of Proceeds."

Nasdaq National Market
 symbol..................... [ANUI]
--------
(1) Includes [   ] shares of Common Stock to be issued in connection with the
    Mergers, but excludes 558,800 shares of Common Stock subject to options to be granted upon consummation of the Offering at an exercise price equal to the initial public offering price. See "Management--1998 Stock Option Plan" and "--Non-Discretionary Stock Option Plan."

(2) Includes 2,388,000 shares of Common Stock sold in a private offering in June 1998 and shares issued to founders of and certain consultants to Advanced Nutraceuticals, Inc. during December 1997.

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA

  Advanced Nutraceuticals has entered into definitive agreements to acquire the Founding Companies simultaneously with and as a condition to consummation of the Offering. For financial statement presentation purposes, ACTA has been identified as the "accounting acquirer." The historical combined net sales, cost of goods sold and gross profit presented below for the periods indicated do not represent combined results of operations presented in accordance with generally accepted accounting principles, but are only a summation of the actual historical results, including the acquisition (the "BPI Acquisition") by QBI of Botanical Products International, Inc. ("BPI") in August 1998. The unaudited pro forma combined financial data for the Company as presented below has been adjusted to give effect to (i) the Mergers, (ii) certain pro forma adjustments to the historical financial statements described below, including the BPI Acquisition and (iii) the consummation of the Offering and the application of the net proceeds therefrom. See "Selected Financial Data," the Unaudited Pro Forma Combined Financial Statements and the Notes thereto and the historical Financial Statements of Advanced Nutraceuticals and certain of the Founding Companies and the Notes thereto included elsewhere in this prospectus.

                            HISTORICAL COMBINED DATA
                                 (IN THOUSANDS)

                                                                SIX MONTHS ENDED
                                FISCAL YEARS ENDED(1)              JUNE 30,(2)
                         ----------------------------------- -----------------------
                          1995    %   1996    %   1997    %   1997    %   1998    %
                         ------- --- ------- --- ------- --- ------- --- ------- ---
Net sales............... $24,257 100 $34,826 100 $50,825 100 $24,090 100 $33,651 100
Cost of goods sold......  15,703  65  23,468  67  35,671  70  16,340  68  22,717  68
                         ------- --- ------- --- ------- --- ------- --- ------- ---
Gross profit............   8,554  35  11,358  33  15,154  30   7,750  32  10,934  32

--------
(1) The fiscal years presented are as follows: ACTA, QBI and Bactolac--the years ended December 31 for all periods presented; Northridge--the years ended September 30 for all periods presented.

(2) Includes Northridge's results for the second and third quarters of its fiscal year.

                               PRO FORMA COMBINED

                                                      TWELVE MONTHS
                                                          ENDED      SIX MONTHS
                                                       DECEMBER 31,  ENDED JUNE
                                                           1997       30, 1998
                                                       ------------- ----------
                                                         (IN THOUSANDS EXCEPT
                                                         SHARE AND PER SHARE
                                                                DATA)
INCOME STATEMENT DATA(1)
  Net sales...........................................    $50,825     $33,651
  Gross profit........................................     15,154      10,934
  Selling, general and administrative(2)..............      8,267       4,942
  Goodwill amortization(3)............................      1,826         913
  Earnings from operations............................      5,061       5,079
  Interest and other income (expense), net ...........     (1,460)       (390)
  Earnings before income taxes........................      3,601       4,688
  Net earnings(4).....................................      1,430       2,447
  Net earnings per share basic and diluted............       [  ]        [  ]
  Shares used in computing pro forma net earnings per
   share basic and diluted(5).........................       [  ]        [  ]

                                                              JUNE 30, 1998
                                                          ----------------------
                                                          PRO FORMA      AS
                                                          COMBINED   ADJUSTED(7)
                                                          ---------  -----------
BALANCE SHEET DATA(6)
  Working capital (deficit)(8)........................... $(35,293)      [  ]
  Total assets...........................................  102,097       [  ]
  Long-term debt, net of current maturities(9)...........    2,873      2,873
  Stockholders' equity(10)...............................   40,855       [  ]

--------
 (1) The pro forma combined income statement data assume that each of the Mergers and the BPI Acquisition were consummated on January 1, 1997 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results.

 (2) The pro forma combined income statement data reflect an aggregate of $5.9 million for the twelve months ended December 31, 1997 and $1.2 million for the six months ended June 30, 1998 in pro forma reductions in salaries, bonuses and benefits to the owners of the Founding Companies to which they have agreed prospectively (the "Compensation Differential") and includes the non-recurring, non-cash compensation charge of $3.0 million recorded in 1997 relative to 1,800,000 shares issued to founders of and consultants to ANI at $.008 per share in December 1997.

 (3) Consists of amortization of goodwill to be recorded as a result of the Mergers over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

 (4) Assuming a corporate income tax rate of 40% and the non-deductibility of goodwill.

 (5) Includes (i) [   ] shares to be issued to owners of the Founding Companies
     and (ii) [   ] of the 5,000,000 shares sold in the Offering necessary to pay the cash portion of the Merger consideration and expenses of the Offering.

 (6) The pro forma combined balance sheet data assume that the Mergers were consummated on June 30, 1998.

 (7) Adjusted for the sale of the 5,000,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

 (8) Pro forma combined includes $37.6 million in notes payable to owners of the Founding Companies representing the cash portion of the Merger consideration to be paid from a portion of the net proceeds of the Offering.

 (9) Includes $1.3 of the $2.5 million in notes to be issued to selling stockholders of Northridge and Bactolac as a portion of the consideration paid for the acquisitions.

(10) In connection with the Mergers, certain of the Founding Companies will make distributions to their stockholders totaling $1.8 million.

               SUMMARY INDIVIDUAL FOUNDING COMPANY FINANCIAL DATA

  The following table presents summary income statement data for the Founding Companies for each of their three most recent fiscal years. Earnings from operations has not been adjusted for the Compensation Differential or to take into account increased costs associated with the Company's new corporate management and with being a public company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction."

                                                                    SIX MONTHS
                                                                       ENDED
                                         FISCAL YEARS ENDED(1)      JUNE 30,(2)
                                         ------------------------ --------------
                                          1995    1996     1997    1997   1998
                                         ------  -------  ------- ------ -------
                                                    (IN THOUSANDS)
ACTA:
  Net sales............................. $9,531  $14,391  $18,723 $9,305 $11,592
  Earnings from operations..............    986      438    1,534  1,973   2,220
QBI:(3)
  Net sales.............................  7,349   11,406   15,568  7,658  10,941
  Earnings from operations..............    962      820      406    141   1,057
Northridge:
  Net sales.............................  7,148    7,622   11,532  5,104   7,476
  Earnings (loss) from operations.......    443      (74)   1,069    414     602
Bactolac:(4)
  Net sales.............................    229    1,406    5,002  2,023   3,642
  Earnings (loss) from operations.......     (2)     196      954    413     942

--------
(1) The fiscal years presented are as follows: ACTA, QBI and Bactolac the years ended December 31 for all periods presented; Northridge the years ended September 30 for all periods presented.

(2) Includes Northridge's results for the second and third quarters of its fiscal year.

(3) Includes QBI's wholly owned subsidiary BPI which began operations in late 1995 and was acquired by QBI in August 1998. The pro forma combined results presented for QBI and BPI are not necessarily indicative of the combined results had QBI owned BPI for the periods presented.

(4) Bactolac began operations in October 1995.

                                 RISK FACTORS

  An investment in the shares of Common Stock offered by this Prospectus involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Common Stock.

ABSENCE OF COMBINED OPERATING HISTORY; RISKS OF INTEGRATING FOUNDING COMPANIES

  ANI was founded in September 1997 (and reincorporated in Delaware in September 1998) but has conducted no operations and generated no revenues to date. ANI has entered into definitive agreements to acquire the Founding Companies simultaneously with, and as a condition to, the closing of the Offering. The Founding Companies have been operated as separate independent entities, and there can be no assurance that the Company will be able to integrate the operations of these businesses successfully or to institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the combined enterprise on a profitable basis and to report the results of the operations of the combined entities on a timely basis. The Company's management team has been assembled only recently, and there can be no assurance that the management team will be able to manage the combined entity or to effectively implement the Company's internal growth and acquisition strategies. The pro forma combined historical financial results of the Founding Companies cover periods when the Founding Companies and ANI were not under common control or management and may not be indicative of the Company's future financial or operating results. The inability of the Company to integrate the Founding Companies successfully would have a material adverse effect on the Company's business, financial condition and results of operations and would make it unlikely that the Company's acquisition strategy will be successful. See "Business--Strategy" and "Management."

RISKS RELATED TO OPERATING AND INTERNAL GROWTH STRATEGY

  Key components of the Company's strategy are to increase the profitability and to continue the internal growth of the Founding Companies and subsequently acquired businesses. The Company intends to operate on a decentralized basis and attract and retain quality labor and supervisory personnel. Without proper overall business controls, the Company's decentralized operating strategy could result in inconsistent operating and financial practices at the Founding Companies and subsequently acquired businesses. This could adversely affect the Company's business, financial condition and results of operations, as could the Company's failure to attract and retain a sufficient number of hourly and supervisory personnel to meet its staffing needs. The continued internal growth of the Founding Companies and subsequently acquired businesses will be affected by various factors, including the demand for nutritional supplements and related products as well as the Company's ability to continue and expand existing relationships and establish new relationships with manufacturers and sellers of these products, expand the range of products and services offered to meet its customers' requirements. Customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on the reputation of the Company and hinder the Company's sales and marketing initiatives. Some of these factors are beyond the Company's control, and there can be no assurance that the Company's operating and internal growth strategies will be successful or that the Company will be able to generate sufficient cash flow to support both its operations and its continued internal growth. See "Business--Strategy."

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY

  The Company intends to seek to acquire additional companies or business units in the nutritional industry. The Company expects to face competition for these acquisition candidates, particularly from a few relatively large public or private companies that have begun or may begin to pursue the acquisition of such companies. Many potential competitors for acquisition candidates have greater financial resources and name recognition in the industry than the Company. This competition may limit the number of acquisitions that the Company is able to consummate and may lead to higher acquisition prices. There can be no assurance that the Company will be able to identify, acquire or manage profitably additional businesses or to integrate successfully any acquired businesses into the Company without substantial costs, delays or other operational or financial problems. Furthermore, acquisitions involve a number of special risks, including failure to integrate effectively acquired operations with existing operations, failure of the acquired business to achieve expected results, diversion of management's attention, failure to retain key personnel of acquired business and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if the Company were to acquire competitors of significant customers, such customers could reduce the level of business such entities do with the Company or cease such business altogether. There can be no assurance that the Founding Companies or other businesses acquired in the future will achieve anticipated revenues and earnings. See "Business-- Strategy."

RISKS RELATED TO ACQUISITION FINANCING

  The timing, size and success of the Company's acquisition efforts and the associated capital requirements cannot be readily predicted. The Company currently intends to finance future acquisitions by using shares of its Common Stock, which may comprise a significant portion of the acquisition consideration. If the Common Stock does not maintain a sufficient market value, if potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses or if the Company's competitors offer acquisition candidates substantially more cash than equity or debt securities, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition strategy. Upon completion of the Offering, the Company will have $[ ] million of net proceeds from the Offering ($[ ] million if the Underwriters' over-allotment option is exercised in full) remaining for working capital, including future acquisitions, after payment of expenses related to the Mergers and the Offering, the cash portion of the purchase price for the Founding Companies and repayment of Founding Company debt. See "Use of Proceeds." If the Company's cash resources after the Offering are insufficient to effect its acquisition strategy, its growth will be limited unless it is able to obtain additional capital through debt or equity financings. While as of the date hereof the Company is in discussions with several financing sources to obtain a credit facility, there can be no assurance that the Company will be able to obtain the line of credit or additional financing it will need to finance potential acquisition on terms that the Company deems acceptable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined Liquidity and Capital Resources."

NEED FOR EFFECTIVE CONTROLS ON COMPANY'S EXPANSION

  In addition to internal growth, the Company intends to expand its business through the acquisition of other companies. Management expects to expend significant time and effort in evaluating, completing and integrating acquisitions. To manage its expansion, promptly after the Offering the Company must establish accounting, financial reporting, financial control and other operating systems and procedures. Thereafter, management must continually evaluate the adequacy of those systems, procedures and controls and its management structure. There can be no assurance that the Company's systems, procedures and controls or its management structure will be adequate to support the Company's operations as they expand. Failure to manage its growth efficiently and effectively would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategy."

RISK OF AVAILABILITY AND COST OF SUPPLY SOURCES; DEPENDENCE ON FOREIGN
SUPPLIERS

  The Company believes that its continued success will depend upon the availability of raw materials that permit the Company to meet its quality control standards and demand for required ingredients. The supply of herbal products is subject to the same risks normally associated with agricultural production, such as climactic conditions, insect infestations and availability of manual labor or equipment for harvesting. There can be no assurance that suppliers will provide the raw materials needed by the Company in the quantities and of the quality requested or at a price the Company is willing to pay. Any significant delay in or disruption of the supply of raw materials could substantially increase the cost of such materials, require product reformulations, require the qualification of new suppliers, require repackaging and result in a substantial reduction or termination by the Company of its sales of certain products. Any of these circumstances could have a material adverse effect upon the Company.

  The Company acquires greater than 50% of its raw materials from supply sources outside of the United States. Consequently, the Company's business is subject to the risks generally associated with doing business outside the United States, such as delays in shipments, embargoes, changes in economic and political conditions, tariffs, foreign exchange rates and trade disputes. The Company's business is also subject to the risks associated with the enactment of United States and foreign legislation and regulations relating to imports and exports, including quotas, duties, taxes or other charges or restrictions that could be imposed upon the importation of products into the United States. These factors could result in a delay in or disruption of the supply of certain raw materials and could have the consequences described in the preceding paragraph, any of which could have a material adverse effect on the Company. See "Business--Materials and Sources of Supply."

TRENDS IN THE NUTRITIONAL INDUSTRY; NEW PRODUCT SUPPORT

  The nutritional industry is subject to rapidly changing consumer demands and preferences. There can be no assurance that customers will continue to favor the products provided and manufactured by the Company. A significant shift in customer preferences could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, products that gain wide acceptance with consumers may result in a greater number of competitors entering the market which could result in downward price pressure which could adversely impact the Company's gross profit margins. In addition, many of the ingredients for the Company's products require long lead times for growth and production for which the Company must buy or commit to buy long before ultimate sale to its customers. There can be no assurance that sufficient consumer demand will still exist at the time the final product is available for sale or that gross profit margins will be maintained.

  The Company believes its growth will be materially dependent upon its ability to develop new techniques, processes and technical capabilities necessary to meet the needs of its customers and potential customers. The inability of the Company to anticipate and respond to these rapidly changing demands could have an adverse effect on the Company. See "Business--Strategy."

GOVERNMENT REGULATION

  The manufacture, packaging, labeling, advertising, promotion, distribution and sale of the Company's products are subject to regulation by numerous governmental agencies. The most active of these is the U.S. Food and Drug Administration (the "FDA"). Through regulations promulgated, the FDA regulates the Company's products under the Federal Food, Drug and Cosmetic Act (the "FDCA") and the Dietary Supplement Health and Education Act (the "DSHEA"). The Company's products are also subject to regulation by, among other regulatory entities, the Consumer Product Safety Commission (the "CPSC"), and the U.S. Department of Agriculture (the "USDA"). In addition, the Company's manufacturing facilities are regulated by the Environmental Protection Agency (the "EPA") and the Occupational Safety and Health Administration (the "OSHA"). Advertising and other forms of promotion and methods of marketing of the Company's products are subject to regulation by the U.S. Federal Trade Commission (the "FTC"), which regulates these activities under the Federal Trade Commission Act (the "FTCA"). The manufacturing, labeling and advertising of the Company's products are also regulated by various states and local agencies as well as those of each foreign country to which the Company distributes its products. In particular, California's Safe Drinking Water and Toxic Enforcement Act of 1986 ("Proposition 65") requires warnings on labels of dietary supplements that contain chemicals listed by the state which are known to cause cancer or reproductive toxicity.

  The Company's manufactured products are generally regulated as dietary supplements under the FDCA and DSHEA. Unless a claim is made that a dietary supplement may be used to treat, mitigate, cure, prevent or diagnose a specific disease, the Company's manufactured products are not subject to pre-market approval by the FDA. However, these products are nonetheless subject to extensive regulation by the FDA relating to adulteration and misbranding. For instance, the Company is responsible for ensuring that all dietary ingredients in a supplement are safe, must notify the FDA in advance of putting a product containing a new dietary ingredient (i.e., an ingredient not marketed for use as a supplement before October 15, 1994) on the market and furnish adequate information to provide reasonable assurance of the ingredient's safety. Further, if the Company makes statements about the supplement's effects on the structure or function of the body, the Company must, among other things, have substantiation that the statements are truthful, accurate and not misleading. In addition, the Company's product labels must bear proper ingredient and nutritional labeling and the Company's supplements must be manufactured in accordance with current Good Manufacturing Practice regulations ("GMPs") for foods. The FDA has issued an advance notice of proposed rulemaking to consider whether to develop specific GMP regulations for dietary supplements and dietary supplement ingredients. Such regulations, if promulgated, may be significantly more rigorous than current requirements and may contain quality assurance requirements similar to GMPs for drug products. A product can be removed from the market if it is shown to pose a significant or unreasonable risk of illness or injury. Moreover, if the manufacturer makes claims, or the FDA determines, that the "intended use" of any of the Company's products is for the diagnosis, cure, mitigation, treatment or prevention of disease, the product would meet the definition of a drug and would require pre-market approval of safety and effectiveness prior to its manufacture and distribution. Failure of the Company to comply with applicable FDA regulatory requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions.

  Advertising of the Company's nutritional products will be subject to regulation by the FTC under the FTCA. Section 5 of the FTCA prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce. Section 12 of the FTCA provides that the dissemination or the causing to be disseminated of any false advertisement pertaining to, among other things, drugs or foods, which includes nutritional supplements, is an unfair or deceptive act or practice. Under the FTC's "substantiation doctrine," an advertiser is required to have a "reasonable basis" for all product claims at the time the claims are first used in advertising or other promotions. Failure to adequately substantiate claims may be considered either as a deceptive or unfair practice. Pursuant to this FTC requirement, the Company or the customers to which it provides manufactured products will be required to have adequate substantiation for all advertising claims made about its products. The type of substantiation will be dependent upon the product claims made. For example, a health claim normally would require competent and reliable scientific evidence, while a taste claim would require only survey evidence.

  In recent years the FTC has initiated numerous investigations of nutritional supplement and weight loss products and companies. The FTC is reexamining its regulation of advertising for nutritional supplements and has announced that it will issue a guidance document to assist nutritional supplement marketers in understanding and complying with the substantiation requirement. Upon release of this guidance document, the Company or the customers to which it provides manufactured product will be required to evaluate its compliance with the guideline and may be required to change its advertising and promotional practices.

  The Company manufactures certain products pursuant to contracts with customers that distribute the products under their own or other trademarks. Such private label customers are subject to government regulations in connection with their purchase, marketing, distribution and sale of such products, and the Company is subject to government regulations in connection with its manufacture, packaging and labeling of such products. However, the Company's private label customers are independent companies, and their labeling, marketing and distribution of such products is beyond the Company's control. The failure of these customers to comply with applicable laws or regulations could have a material adverse effect on the Company's business, financial condition and results of operations.

  Governmental regulations in foreign countries where the Company sells and plans to commence or expand sales may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of certain of the Company's products. Compliance with such foreign governmental regulations is generally the responsibility of the Company's distributors in those countries. These distributors are independent contractors over whom the Company has limited control.

  The Company may be subject to additional laws or regulations by the FDA or other federal, state or foreign regulatory authorities, the repeal of laws or regulations which the Company considers favorable, such as DSHEA, or more stringent interpretations of current laws or regulations, from time to time in the future. The Company is unable to predict the nature of such future laws, regulations, interpretations or applications, nor can it predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. Such laws or regulations could, however, require the Company to reformulate certain products to meet new standards or recall or discontinuance of certain products that cannot be reformulated, impose additional recordkeeping requirements, require expanded documentation of the properties of certain products or expand or change requirements as to labeling or scientific substantiation. Any or all of these requirements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Governmental Regulation."

DEPENDENCE ON SIGNIFICANT CUSTOMERS

  As of June 30, 1998, no customer constituted more than 10% of the Company's net sales. Since the Company generally does not produce products pursuant to long-term contracts, there can be no assurance that the Company's larger customers will continue as major customers of the Company. The loss of a major customer, the loss of a significant number of customers, or a significant reduction in purchase volume by, or financial difficulty of, such companies, for any reason, could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

  The nutritional industry is highly competitive. Numerous companies, many of which are significantly larger than the Company, have greater financial, personnel, distribution and other resources than the Company and may be better able to withstand volatile market conditions, compete with the Company in supplying herbs and extracts and in the development, manufacture and marketing of nutritional supplements. The Company's principal competition comes from domestic and foreign suppliers of raw materials, manufacturers and other companies. With generally low barriers to entry, additional competitors could enter the market. There can be no assurance that national or international companies will not seek to enter, or increase their presence in, the industry or that existing or potential customers will not expand, whether horizontally or vertically and whether by acquisition or otherwise. In addition, large nationally known companies (such as Weider Nutritional International, Inc., Twinlab Corporation, Solgar Vitamin and Holding Company, Rexall Sundown, Inc., Nature's Way Products, Botanicals International, Inc., Pure World, Inc. and Triarco Industries, Inc.) and, on a limited basis, pharmaceutical and packaged food and beverage companies, compete with the Company in this industry. Competition from any of these companies could have a material adverse effect on the Company. See "Business--Competition."

PRODUCT LIABILITY; POTENTIAL ADVERSE PRODUCT PUBLICITY

  The Company, like any other wholesaler, retailer, distributor or manufacturer of products that are designed to be ingested, faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. The Company faces the risk that materials used in the manufacture of final products may be contaminated with substances that may cause sickness or injury to persons who have used the products, or that sickness or injury to persons may occur if products manufactured by the Company are ingested in dosages which exceed the dosage recommended on the product label. In the event that insurance coverage or contractual indemnification is not adequate, product liability claims could have a material adverse effect on the Company. The successful assertion or settlement of any uninsured claim, a significant number of insured claims, or a claim exceeding the Company's insurance coverage could have a material adverse effect on the Company.

  The Company is highly dependent upon consumers' perception of the safety and quality of its products as well as similar products distributed by other companies. Thus, the mere publication of reports asserting that such products may be harmful could have a material adverse effect on the Company, regardless of whether such reports are scientifically supported and regardless of whether the harmful effects would be present at the dosages recommended for such products.

  Management believes the nutritional industry is affected by national media attention regarding the consumption of supplements. There can be no assurance that future scientific research or publicity will be favorable to the nutritional industry or any particular product. Future reports of research that are perceived as unfavorable could have a material adverse effect on the Company. Because of the Company's dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects of consumption of the Company's products, or any similar products distributed by other companies could have a material adverse impact on the Company. Such adverse publicity could arise even if the adverse effects associated with such products resulted from consumers' failure to consume such products as directed. The Company may not be able to counter the effects of negative publicity concerning its products or raw materials.

LIMITED AVAILABILITY OF CONCLUSIVE CLINICAL STUDIES

  Although many of the ingredients in the Company's products are vitamins, minerals, herbs and other substances for which there is a long history of human consumption, some of the Company's products contain innovative ingredients or combinations of ingredients. Although the Company believes all of its products to be safe when used as directed, there is little long-term experience with human consumption of certain of these product ingredients or combinations thereof. Accordingly, no assurance can be given that the Company's products, even when used as directed, will have the effects intended. Although the Company tests the formulation and production of its products, it has not sponsored or conducted clinical studies on the effects of human consumption. See "--Product Liability; Potential Adverse Product Publicity."

RISKS ASSOCIATED WITH MANUFACTURING AND PROCESSING

  The Company's results of operations are dependent upon the continued operation of its manufacturing and processing facilities in New Jersey, New York and California at their current levels. The operation of nutritional supplement manufacturing plants involves many risks, including the breakdown, failure or substandard performance of equipment, natural and other disasters, and the need to comply with the requirements of government agencies, including the FDA. Two of the Company's manufacturing facilities are located in California in geographic areas that historically have been prone to earthquakes, which in some cases have been catastrophic. Certain of the Company's products and ingredients are processed by outside contractors. The Company's profit margins on these products and its ability to deliver these products on a timely basis are dependent on the ability of the outside contractors to continue to supply products that meet the Company's quality standards in a timely and cost-efficient manner. The occurrence of significant operational problems at the facilities of the Company or its outside suppliers could have a material adverse effect on the Company's business, financial condition and results of operations during the period of such operational difficulties. See "Business--Quality Control."

INTELLECTUAL PROPERTY PROTECTION

  The Company relies on common law trademark rights to protect its unregistered trademarks as well as its trade dress rights. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. The protection available, if any, in jurisdictions other than the United States may not be as extensive as the protection available to the Company in the United States.

  Although the Company seeks to avoid infringement on the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against the Company. Any infringement claims by third parties against the Company may have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Intellectual Property Protection."

DEPENDENCE ON KEY PERSONNEL

  The success of the Company will be largely dependent on the continuing efforts of the persons who, following the consummation of the Mergers and the Offering, will constitute its executive management and the senior management of the Founding Companies, particularly Joseph Schortz, its President, David Chang, its

Executive Vice President, Greg Pusey, its Chairman of the Board, Barry Loder, its Senior Vice President--Finance and Brett Richman and Pailla Reddy, Presidents of Northridge and Bactolac, respectively. The Company has entered into employment and non-competition agreements with each of these individuals. See "Management--Executive Compensation." Additionally, the Company likely will depend on the senior management of any significant business it acquires in the future. The business or prospects of the Company could be adversely affected if any of these people, current or future, do not continue in their management role until the Company is able to attract and retain qualified replacements. The success of the Company will also depend on its ability to attract and retain other qualified personnel. See "Management."

NO ASSURANCE OF FUTURE INDUSTRY GROWTH

  There is limited reliable, comprehensive data available regarding the size of the nutritional industry and the historic and future expected growth of such industry. Industry data and projections are inherently uncertain and subject to change. There can be no assurance that the industry is as large as some publicly available reports indicate or that projected growth will occur or continue. In addition, underlying market conditions are subject to change based on economic conditions, consumer preferences and other factors that are beyond the Company's control. There can be no assurance that an adverse change in the size or growth rate of the nutritional product market will not have a material adverse effect on the Company.

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

  Following the completion of the Mergers and the Offering, the Company's executive officers and directors, former stockholders of the Founding Companies and entities and individuals affiliated with or related to them will beneficially own approximately [ ]% of the outstanding shares of Common Stock ([ ]% if the Underwriters' over-allotment option is exercised in full). These persons, if acting in concert, will be able to exercise control over the Company's affairs, to elect the entire Board of Directors and to control the outcome of any matter submitted to a vote of stockholders. See "Principal Stockholders."

SUBSTANTIAL PROCEEDS OF OFFERING PAYABLE TO STOCKHOLDERS OF FOUNDING COMPANIES

  Of the net proceeds of the Offering, $37.6 million, or [ ]%, will be paid as the cash portion of the purchase price for the Founding Companies. Some of the recipients of these funds will become directors of the Company or holders of more than 5% of the Common Stock. See "Use of Proceeds" and "Certain Transactions."

NO PRIOR PUBLIC MARKET AND DETERMINATION OF OFFERING PRICE

  Prior to the Offering, there has been no public market for the Common Stock. Therefore, the initial public offering price for the Common Stock will be determined by negotiation between the Company and the Representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade after the Offering. See "Underwriting" for the factors to be considered in determining the initial public offering price. There can be no assurance that an active trading market will develop subsequent to the Offering or, if developed, that it will be sustained. After the Offering, the market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including the timing of any acquisitions by the Company, variations in the Company's annual or quarterly financial results or those of its competitors, changes by financial research analysts in their estimates of the future earnings of the Company, conditions in the economy in general or in the Company's industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the nutritional supplements industry generally. From time to time, the stock market experiences significant price and volume volatility, which may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

  Upon consummation of the Mergers and the Offering, [ ] shares of Common Stock will be outstanding. The 5,000,000 shares sold in the Offering (other than shares that may be purchased by affiliates of the Company) will be freely tradable. The remaining outstanding shares may be resold publicly only following their registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an available exemption from registration (such as provided by Rule 144 following a one year holding period for previously unregistered shares). The holders of these remaining shares have certain rights to have their shares registered in the future under the Securities Act, but may not exercise such registration rights, and have agreed with the Company that they will not sell, transfer or otherwise dispose of any of their shares, for twelve months following the consummation of the Offering, at which time such holders will have piggyback registration rights with respect to such shares and will have demand registration rights with respect to such shares after eighteen months following the consummation of the Offering. See "Shares Eligible for Future Sale." Upon consummation of the Offering, the Company also will have outstanding options to purchase up to a total of 558,800 shares of Common Stock at an exercise price equal to the initial public offering price. The Company has also adopted the 1998 Stock Option Plan and the Non-Discretionary Stock Option Plan. See "Management--1998 Stock Option Plan" and "Management--Non-Discretionary Stock Option Plan." The Company intends to register all the shares subject to these options under the Securities Act for public resale.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

  ANI's Certificate of Incorporation (the "Certificate of Incorporation"), authorizes the Board of Directors to issue, without stockholder approval, one or more series of preferred stock having such voting powers, if any, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof (including preferences over the Common Stock respecting dividends, distributions and voting rights) as the Board of Directors may from time to time determine. The existence of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, the Certificate of Incorporation provides for a classified Board of Directors, which may also have the effect of inhibiting or delaying a change in control of the Company. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors. See "Description of Capital Stock."

COMPUTER SYSTEMS AND YEAR 2000 ISSUES

  The "Year 2000" issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions. The Company does not anticipate any significant costs, problems or uncertainties associated with becoming Year 2000 compliant and is currently developing a plan to modify its computer systems to be Year 2000 compliant on a timely basis. Failure of the Company or its software providers to adequately address the Year 2000 issue could result in misstatement of reported financial information or otherwise adversely affect the Company's business operations. The extent to which the Company's customers and suppliers may be affected by Year 2000 issues that may cause disruptions in their business is uncertain. If any significant customers or suppliers of the Company do not timely and successfully achieve Year 2000 compliance, the Company's business or operations could be adversely affected.

POSSIBLE VOLATILITY OF STOCK PRICE

  The market price of the Common Stock may fluctuate significantly. These fluctuations could result from, among other things, variations in the Company's results of operations, which could be adversely affected by a number of factors (some of which are beyond the Company's control), including economic downturns, variations in demand for nutritional supplements, changes in the mix of products sold, price changes in response to competition, increases in the cost of raw materials and possible supply shortages. In particular, the market price of the Common Stock could be materially adversely affected by reports by health and medical authorities or the general media regarding the potential health benefits or detriments of products sold by the Company or of similar products distributed by other companies regardless of whether such reports are scientifically supported and regardless of whether the Company's operating results are likely to be affected by such reports, as well as by consumer perceptions regarding the safety and efficacy of nutritional supplements, changing of government regulations and consumer preferences generally. In addition, the stock market in general has experienced wide price and volume fluctuations in recent periods, and these fluctuations are often unrelated to the operating performance of the specific issuers whose stock is affected.

                                  THE COMPANY

  Advanced Nutraceuticals, Inc. was founded in September 1997 and reincorporated in Delaware in September 1998. The Company's principal executive offices are located at 500 Metuchen Rd, South Plainfield, New Jersey, 07080 and the telephone number is (908) 668-0088. The Company also has facilities located in Sunnyvale, California, Chatsworth, California, Westbury, New York, North Las Vegas, Nevada and Hakalau, Hawaii.

                                USE OF PROCEEDS

  The net proceeds from the sale of the 5,000,000 shares of Common Stock offered hereby, after deducting underwriting discounts and commissions and estimated Offering and Merger expenses, are estimated to be $[ ] million ($[ ] million if the Underwriters' over-allotment option is exercised in full) at an assumed initial offering price of $[ ] per share.

  The proceeds to the Company will be used as follows: (i) $37.6 million to pay the cash portion of the purchase price for the Founding Companies, some of which will be paid to persons who will become directors or holders of more than 5% of the Common Stock, (ii) $1.0 million to pay the balance of a promissory note issued by QBI in settlement of certain litigation (see "Certain Transactions"), (iii) to repay outstanding indebtedness to certain stockholders of the Founding Companies in the aggregate amount of $1.3 million, (iv) to pay approximately $[ ] million in expenses incurred in connection with the Mergers and the Offering, including approximately $2.9 million in finder's fees and (v) to pay $1.35 million owed by QBI to the former stockholders of BPI. The remaining net proceeds of approximately $[ ] million will be used for working capital and other general corporate purposes, which are expected to include future acquisitions and capital expenditures for expansion, including the acquisition or construction of an herbal extraction facility. The Company currently has no binding agreements to effect any future acquisitions. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment grade securities.

  As of the date hereof, the Company is in discussions with several financing sources regarding the Company obtaining a senior credit facility. There can be no assurance that the Company will be able to obtain, on terms that the Company deems acceptable, a line of credit or additional financing it may need to finance potential acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined Liquidity and Capital Resources."

                                DIVIDEND POLICY

  The Company intends to retain all of its future earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. In addition, if the Company is successful in obtaining a credit facility, it is likely that such facility will include restrictions on the ability of the Company to pay dividends without the consent of the lender.

                                CAPITALIZATION

  The following table sets forth the current maturities of long-term obligations and capitalization at June 30, 1998 (i) on a pro forma combined basis to give effect to the Mergers and the BPI Acquisition and (ii) on a pro forma combined basis, as adjusted to give further effect to the Offering and the application of a portion of the estimated net proceeds therefrom as set forth below. This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.

                                                           JUNE 30, 1998
                                                        --------------------
                                                        PRO FORMA      AS
                                                        COMBINED    ADJUSTED
                                                        ---------   --------
                                                         (IN THOUSANDS EXCEPT
                                                            SHARE DATA)
   Current maturities of long-term debt
    obligations(1)....................................   $46,222(2)  $4,940
                                                         =======     ======
   Long-term obligations, less current maturities(1)..     2,873      2,873
   Stockholders' equity
     Preferred stock, $0.001 par value, 5,000,000
      shares authorized; no shares outstanding........
     Common stock, $0.001 par value, 30,000,000 shares
      authorized; shares outstanding
       [ ] pro forma combined;
       [ ] as adjusted(3).............................      [  ]       [  ]
   Additional paid-in capital.........................      [  ]       [  ]
   Retained earnings..................................     2,481      2,481
                                                         -------     ------
         Total stockholders' equity...................    40,855       [  ]
                                                         -------     ------
         Total capitalization.........................   $43,728     $ [  ]
                                                         =======     ======

--------
(1) For a description of the Company's debt, see the Notes to Unaudited Pro Forma Combined Financial Statements and Notes to the Founding Companies' Financial Statements.

(2) Includes a $37.6 million note payable to owners of the Founding Companies, representing the cash portion of the Merger consideration to be paid from a portion of the net proceeds of the Offering.

(3) Excludes 558,800 shares of Common Stock subject to options to be granted upon consummation of the Offering at an exercise price equal to the initial public offering price. See "Management 1998 Stock Option Plan" and "--Non-Discretionary Stock Option Plan."

                                   DILUTION

  The deficit in pro forma combined net tangible book value of the Company at June 30, 1998 was $32.2 million or $[ ] per share of Common Stock. The deficit in pro forma combined net tangible book value per share represents the amount by which the Company's pro forma combined total liabilities exceeds the Company's pro forma combined net tangible assets, divided by the number of shares of Common Stock to be outstanding after giving effect to the Mergers. After giving effect to the sale of the 5,000,000 shares of Common Stock in the Offering and after deduction of the underwriting discounts and commissions and estimated Offering expense and expenses of the Mergers, the pro forma combined net tangible book value of the Company at June 30, 1998 would have been approximately $[ ] million or $[ ] per share. This represents an immediate increase in pro forma combined net tangible book value of $[ ] per share to existing stockholders and an immediate dilution of $[ ] per share to purchasers of Common Stock in the Offering. The following table illustrates this pro forma dilution:

   Assumed initial public offering price per share...............          $[  ]
     Pro forma combined deficit in net tangible book value per
      share before the Offering..................................  ($[  ])
     Increase in pro forma combined net tangible book value per
      share attributable to new investors........................    [  ]
                                                                   -----   -----
   Pro forma combined net tangible book value per share after the
    Offering.....................................................           [  ]
                                                                   -----   -----
   Dilution per share............................................          $[  ]
                                                                   =====   =====

  The following table sets forth, on a pro forma combined basis giving effect to the Mergers at June 30, 1998, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and the new investors purchasing shares of Common Stock from the Company in the Offering, before deducting underwriting discounts and commissions and estimated Offering and Merger expenses:

                                           SHARES PURCHASED                PRICE
                                           -----------------     TOTAL      PER
                                            NUMBER   PERCENT CONSIDERATION SHARE
                                           --------- ------- ------------- -----
   Existing stockholders..................      [  ]   [  ]      $[  ](1)  $[  ]
   New investors.......................... 5,000,000   [  ]       [  ]      [  ]
                                           ---------  -----      -----     -----
     Total................................      [  ]  100.0      $[  ]     $
                                           =========  =====      =====     =====

--------
(1) Total consideration paid by existing stockholders represents the combined stockholders' equity before the Offering, adjusted to reflect: (i) the cash portion of the consideration payable to the stockholders of the Founding Companies in connection with the Mergers, (ii) the S Corporation and other distributions to stockholders by the Founding Companies and
    (iii) assumes no exercise of outstanding options and warrants.

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  Advanced Nutraceuticals will acquire the Founding Companies simultaneously with and as a condition to the consummation of the Offering. For financial statement presentation purposes, ACTA has been identified as the "accounting acquiror." The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto of the Founding Companies as well as other financial and statistical information included elsewhere in the prospectus. The selected financial data for ACTA as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997 are derived from audited financial statements contained elsewhere in this Prospectus. The selected financial data for ACTA as of June 30, 1997 and December 31, 1993, 1994 and 1995 and for the years ended December 31, 1993 and 1994 are derived from unaudited financial statements not included herein. The selected financial data for ACTA as of June 30, 1998 and for the six month periods ended June 30, 1997 and 1998 are derived from unaudited financial statements included herein. In the opinion of management of ACTA, such unaudited financial statements have been prepared on the same basis as the audited financial statements referred to above and include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position of ACTA and the results of operations for the indicated periods. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for fiscal 1998.

                                                                   SIX MONTHS
                                  YEARS ENDED DECEMBER 31,       ENDED JUNE 30,
                            ------------------------------------ --------------
                             1993   1994   1995   1996    1997    1997   1998
                            ------ ------ ------ ------- ------- ------ -------
ACTA
Income statement data
  Net sales................ $4,065 $5,793 $9,531 $14,391 $18,723 $9,305 $11,592
  Gross profit.............  1,880  2,270  3,615   5,848   6,461  3,605   4,627
  Earnings from operations.     34     94    986     438   1,534  1,973   2,220
Balance sheet data
  Total assets.............  1,047  1,488  2,906   4,939   6,273  6,573   8,332
  Long-term obligations....    277    404    813   1,124   1,072  1,076   1,188
  Stockholders' equity.....    163    137    768   1,210   1,348  2,296   2,809

  The historical combined net sales, cost of goods sold and gross profit presented below for the periods indicated do not represent combined results of operations presented in accordance with generally accepted accounting principles, but are only a summation of the actual historical results of the Founding Companies, including those of BPI. The historical combined data for the years ended December 31, 1996 and 1997 (and the year ended December 31, 1995 for ACTA) are derived from audited financial statements contained elsewhere in the Prospectus. The historical combined data for the six month periods ended June 30, 1997 and 1998 are derived from the unaudited financial statements included herein. The historical combined data for the year ended December 31, 1995 (except for ACTA) is derived from unaudited financial statements not included herein. In the opinion of management such unaudited financial statements have been prepared on the same basis as the audited financial statements referred to above and include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for the indicated periods and data. See the Unaudited Pro Forma Combined Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                           HISTORICAL COMBINED DATA
                                (IN THOUSANDS)

                                                                SIX MONTHS ENDED
                                FISCAL YEARS ENDED(1)              JUNE 30,(2)
                         ----------------------------------- -----------------------
                          1995    %   1996    %   1997    %   1997    %   1998    %
                         ------- --- ------- --- ------- --- ------- --- ------- ---
Net sales............... $24,257 100 $34,826 100 $50,825 100 $24,090 100 $33,651 100
Cost of goods sold......  15,703  65  23,468  67  35,671  70  16,340  68  22,717  68
                         ------- --- ------- --- ------- --- ------- --- ------- ---
Gross profit............   8,554  35  11,358  33  15,154  30   7,750  32  10,934  32

--------
(1) The fiscal years presented are as follows: ACTA, QBI and Bactolac--the years ended December 31 for all periods presented; Northridge--the years ended September 30 for all periods presented.

(2) Includes Northridge's results for the second and third quarters of its fiscal year.

  The selected unaudited pro forma combined financial data set forth below present data for the Company, adjusted for (i) the effects of the Mergers,
(ii) the effects of certain pro forma adjustments to the historical financial statements described below and (iii) the consummation of the Offering and the application of the net proceeds therefrom.

                              PRO FORMA COMBINED

                                                      TWELVE MONTHS
                                                         ENDED       SIX MONTHS
                                                       DECEMBER 31,  ENDED JUNE
                                                           1997       30, 1998
                                                       ------------- ----------
Income statement data(1)
  Net sales...........................................    $50,825     $33,651
  Gross profit........................................     15,154      10,934
  Selling, general and administrative(2)..............      8,267       4,942
  Goodwill amortization(3)............................      1,826         913
  Earnings from operations............................      5,061       5,079
  Interest and other income (expense), net ...........     (1,460)       (390)
  Earnings before income taxes........................      3,601       4,688
  Net earnings(4).....................................      1,430       2,447
  Net earnings per share basic and diluted............        [  ]        [  ]
  Shares used in computing pro forma net earnings per
   share basic and diluted(5).........................        [  ]        [  ]

                                                              JUNE 30, 1998
                                                          ----------------------
                                                          PRO FORMA      AS
                                                          COMBINED   ADJUSTED(7)
                                                          ---------  -----------
Balance sheet data(6)
  Working capital, (deficit)(8).......................... $(35,293)       [  ]
  Total assets...........................................  102,097        [  ]
  Long-term debt, net of current maturities(9)...........    2,873      2,873
  Stockholders' equity(10)...............................   40,855        [  ]

--------
 (1) The pro forma combined income statement data assume that each of the Mergers and the BPI Acquisition were consummated on January 1, 1997 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results.

 (2) The pro forma combined income statement data reflect an aggregate of $5.9 million for the twelve months ended December 31, 1997 and $1.2 million for the six months ended June 30, 1998 in pro forma reductions in salaries, bonuses and benefits to the owners of the Founding Companies to which they have agreed to prospectively (the "Compensation Differential") and includes the non-recurring, non-cash compensation charge of $3.0 million recorded in 1997 relative to 1,800,000 shares issued to founders of and consultants to Advanced Nutraceuticals at $.008 per share in December 1997.

 (3) Consists of amortization of goodwill to be recorded as a result of the Mergers over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

 (4) Assuming a corporate income tax rate of 40% and the non-deductibility of goodwill.

 (5) Includes (i) [ ] shares to be issued to owners of the Founding Companies and (ii) [ ] of the 5,000,000 shares sold in the Offering necessary to pay the cash portion of the Merger consideration and expenses of the Offering.

 (6) The pro forma combined balance sheet data assume that the Mergers were consummated on June 30, 1998.

 (7) Adjusted for the sale of the 5,000,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

 (8) Pro forma combined includes $37.6 million in notes payable to owners of the Founding Companies, representing the cash portion of the Merger consideration to be paid from a portion of the net proceeds of the Offering.

 (9) Includes $1.3 of the $2.5 million in notes to be issued to selling stockholders of Northridge and Bactolac, as a portion of the consideration paid for the acquisitions.

(10) In connection with the Mergers, certain of the Founding Companies will make distributions to their stockholders totaling $1.8 million.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with "Selected Financial Data" and the Founding Companies' respective Financial Statements and related Notes thereto appearing elsewhere in this Prospectus.

INTRODUCTION

  The Company operates in the nutritional industry. Revenues are derived from the contract manufacturing of products and from processing and supplying herbs and extracts. Approximately 55.6% of the Company's pro forma combined revenues of $50.8 million for 1997 were derived from contract manufacturing and approximately 44.4% from processing and supplying herbs and extracts.

  The Founding Companies have operated throughout the periods presented as independent, privately-owned entities, and their results of operations reflect varying tax structures (S Corporations or C Corporations) which have influenced the historical level of owners' compensation. Gross profit margins and selling, general and administrative expenses as a percentage of revenues may not be comparable among the individual Founding Companies. The owners of the Founding Companies have agreed to certain reductions in their compensation and benefits in connection with the organization of the Company. The Compensation Differential for 1997 of $5.9 million has been reflected as a pro forma adjustment in the Unaudited Pro Forma Combined Statements of Operations.

  The Company anticipates that following the Mergers it will be able to reduce costs and expenses as a result of (i) lower material costs as a result of consolidation of purchase orders from suppliers; (ii) consolidation of insurance programs and general and administrative functions such as a company-wide computer system and advertising; and (iii) the Company's ability to obtain working capital and acquisition financing at lower interest rates than would be available to most of the Founding Companies. These savings will be offset to some degree by costs related to the Company's corporate-level management, by increased capital expenditures and by the costs associated with being a public company. The Company believes that neither these savings nor the costs associated therewith can be quantified because the Mergers have not occurred, and there have been no combined operating results upon which to base any assumptions. As a result, they have not been included in the pro forma financial information included herein nor have any of the potential benefits of cross-selling between the Founding Companies following the Mergers.

  The Company recorded a non-recurring, non-cash compensation charge of $3.0 million during the fourth quarter of 1997 relating to 1,800,000 shares of Common Stock sold to founders and certain consultants to Advanced Nutraceuticals, representing the difference between the amount paid for the shares and the deemed value of those shares for accounting purposes only. This non-recurring compensation charge is adjusted out as part of the compensation differential in the Pro Forma Combined Financial Statements.

  In July 1996, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 97 ("SAB 97") relating to business combinations immediately prior to an initial public offering. SAB 97 requires that such combinations be accounted for using the purchase method of acquisition accounting. Under the purchase method, one of the companies must be designated as the accounting acquirer. For the remaining companies, $69.3 million, representing the excess of the fair value of the Merger consideration received over the fair value of the net assets to be acquired, will be recorded as "goodwill" on the Company's balance sheet. Goodwill will be amortized as a non-cash expense over a 40-year period. The amount of this amortization expense, which is non-deductible for tax purposes, is $1.7 million per year on an after-tax basis. Prior to the issuance of SAB 97, goodwill and related amortization expense were not required to be recorded for most business combinations similar to the Mergers. The amount of goodwill to be recorded and the related amortization expense will depend in part on the actual Offering price. See "Certain Transactions-- Organization of the Company."

COMBINED RESULTS OF OPERATIONS

  The combined results of operations of the Founding Companies for the periods presented do not represent combined results of operations presented in accordance with generally accepted accounting principles, but are only a summation of the net sales, cost of goods and gross profit, general and administrative expenses of the individual Founding Companies on a historical basis. The combined results also exclude the effect of pro forma adjustments and may not be comparable to, and may not be indicative of, the Company's post-combination results of operations because (i) the Founding Companies were not under common control or management during the periods presented; (ii) the Founding Companies used different tax structures (S Corporations or C Corporations) during the periods presented; (iii) the Company will incur incremental costs related to its new corporate management and the costs of being a public company; (iv) the Company will use the purchase method to record the Mergers, resulting in the recording of goodwill which will be amortized over 40 years; (v) the results of QBI are combined to reflect the BPI Acquisition and the contribution to QBI of certain farming assets by QBI's stockholders; and (vi) the combined data does not reflect the Compensation Differential and potential benefits and cost savings the Company expects to realize when operating as a combined entity.

  The following table sets forth the combined results of operations of the Founding Companies on a historical basis and such results as a percentage of revenues. See "ACTA's Results of Operations," "QBI's Results of Operations," "Northridge's Results of Operations" and "Bactolac's Results of Operations."

                                                                SIX MONTHS ENDED
                                FISCAL YEARS ENDED(1)             JUNE 30, (2)
                         ----------------------------------- -----------------------
                          1995    %   1996    %   1997    %   1997    %   1998    %
                         ------- --- ------- --- ------- --- ------- --- ------- ---
                                               (IN THOUSANDS)
Net sales............... $24,257 100 $34,826 100 $50,825 100 $24,090 100 $33,651 100
Cost of goods sold......  15,703  65  23,468  67  35,671  70  16,340  68  22,717  68
                         ------- --- ------- --- ------- --- ------- --- ------- ---
Gross profit............   8,554  35  11,358  33  15,154  30   7,750  32  10,934  32

--------
(1) The fiscal years presented are as follows: ACTA, QBI and Bactolac--the years ended December 31 for all periods presented; Northridge--the years ended September 30 for all periods presented.

(2) Includes Northridge's results for the second and third quarters of its fiscal year.

COMBINED RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1997

  Net Sales. Combined net sales increased approximately $9.6 million, or 39.6%, from $24.1 million for the six months ended June 30, 1997 to $33.7 million for the six months ended June 30, 1998. The growth in net sales resulted from a $5.1 million increase in net sales of contract manufacturing and a $4.5 million increase in processing and supplying herbs and extracts. As further detailed with each Founding Company's discussion, the increase in net sales resulted from a combination of, (i) a new customer relationship with a national mass-retailer which accounted for approximately $1.9 million in net sales in the 1998 period, (ii) the conversion of certain sales from the 1997 period from sales where the customer had supplied its own materials to produce the product, to sales where the Company supplied the materials in the 1998 period accounting for approximately $1.0 million in additional net sales,
(iii) a $0.9 million increase in net sales generated by BPI in the 1998 period and (iv) the addition of several new customers as well as expanded sales levels to existing customers.

  Gross Profit. Combined gross profit increased $3.1 million, or 41.0%, from $7.8 million for the six months ended June 30, 1997 to $10.9 million for the six months ended June 30, 1998. Combined gross profit as a percentage of net sales increased from 32.1% in the 1997 period to 32.4% in the 1998 period. The change in gross profit resulted from overall higher net sales levels for the Company, offset by higher overhead costs in 1998 due to facilities expansion, additional production and quality control personnel and an increase in production costs and equipment to expand capacity.

COMBINED RESULTS FOR 1997 COMPARED TO 1996

  Net Sales. Combined net sales increased approximately $16.0 million, or 45.9%, from $34.8 million in 1996 to $50.8 million in 1997. The increase in combined net sales occurred from a $8.9 million increase in net sales of contract manufacturing and a $7.1 million increase in processing and supplying herbs and extracts.

  Gross Profit. Combined gross profit increased $3.8 million, or 33.4%, from $11.4 million in 1996 to $15.2 million in 1997, due principally to higher net sales. Combined gross profit as a percentage of net sales decreased from 32.6% in 1996 to 29.8% in 1997. The decrease in the gross profit percentage resulted from higher overhead costs in 1997 due to facilities expansion, additional production and quality control personnel, and an increase in fixed production costs and equipment to expand capacity.

COMBINED RESULTS FOR 1996 COMPARED TO 1995

  Net Sales. Combined net sales increased approximately $10.6 million, or 43.5%, from $24.3 million in 1995 to $34.8 million in 1996, primarily due to a $7.5 million increase in contract manufacturing net sales and approximately a $3.1 million increase in processing and supplying herbs and extracts.

  Gross Profit. Combined gross profit increased $2.8 million, or 32.7%, from $8.6 million in 1995 to $11.4 million in 1996. Combined gross profit as a percentage of net sales decreased from 35.2% in 1995 to 32.6% in 1996. The change in gross profit resulted from overall higher net sales levels for the Company, off-set by increases in fixed production costs as the Company expanded its production capacities to enable it to handle increased volume of business.

COMBINED LIQUIDITY AND CAPITAL RESOURCES

  On a combined basis, the Founding Companies generated $2.3 million of net cash from operating activities for the six months ended June 30, 1998. Net cash used in investing activities was $0.7 million, primarily for equipment purchases. Net cash generated by financing activities was $1.1 million and consisted of net decreases in long-term debt of $0.3 million, the sale of stock at $1.1 million offset by distributions to stockholders of the Founding Companies of $0.2 million. At June 30, 1998, the Founding Companies had combined working capital of $7.2 million and total long-term debt of $3.3 million, including $.9 million of debt to stockholders.

  On a combined basis, the Founding Companies used $1.4 million of net cash in operating activities during fiscal 1997. Net cash used in investing activities was $0.8 million on a combined basis, primarily for equipment purchases. Net cash provided by financing activities was $1.3 million on a combined basis, consisting of net additions to long-term debt of $2.5 million and distributions to stockholders of $1.2 million. At December 31, 1997, the combined Founding Companies had working capital of $3.5 million and total long-term debt of $3.2 million, including $1.1 million in debt to stockholders.

  The Company is in discussions with various credit sources regarding obtaining a senior line of credit to be used for acquisitions, capital expenditures, refinancing of debt not paid out of the proceeds of the Offering and for general corporate purposes. The terms of any such facility may require the Company to comply with various loan covenants including (i) maintenance of certain financial ratios, (ii) restrictions on additional indebtedness, and
(iii) restrictions on liens, guarantees, advances and dividends. There can be no assurances the Company will be able to obtain a line of credit on acceptable terms. If the Company does not obtain an acceptable line of credit or additional financing, the Company's liquidity and capital resources could be adversely affected.

  The Company intends to pursue acquisition opportunities. The Company expects to fund future acquisitions through the issuance of additional Common Stock, borrowings including seller financing, use of amounts available under a credit facility if obtained and cash flow from operations. If cash generated from operations is insufficient to meet the Company's needs for working capital and acquisition financing, the Company will need to obtain additional funding through new borrowings or the issuance of additional debt or equity securities. There can be no assurance that such financing will be available to the Company or, if available, will be available on commercially reasonable terms. The issuance of additional equity securities (or debt securities convertible or exchangeable therefor) may result in the dilution of existing stockholders.

SEASONALITY

  Management believes the nutritional industry experiences lower product net sales during the months of June, July and August. Accordingly, as a supplier to such industry, the Company expects its operations generally will be lower in the months of June, July and August resulting in lower revenues and operating results in the second and third fiscal quarters.

INFLATION

  Inflation did not have a significant effect on the results of operations of the combined Founding Companies for 1995, 1996 or 1997 or the six months ended June 30, 1998.

COMPUTER SYSTEMS AND YEAR 2000 ISSUES

  The "Year 2000" issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions. The Company does not anticipate any significant costs, problems or uncertainties associated with becoming Year 2000 compliant and is currently developing a plan to ensure that its computer systems are modified to be compliant on a timely basis. The Company intends to upgrade its information systems and install new software in connection with the consolidation of the operations of the Founding Companies. The Company anticipates expenditures of up to $500,000 to effectuate such upgrade which will include, in part, costs of Year 2000 compliance. Failure of the Company or its software providers to adequately address the Year 2000 issue could result in misstatement of reported financial information or otherwise adversely affect the Company's business operations. The extent to which the Company's customers and suppliers may be affected by Year 2000 issues that may cause disruptions in their business is uncertain. If any significant customers or suppliers of the Company do not timely and successfully achieve Year 2000 compliance, the Company's business or operations could be adversely affected. The costs to the Company to become Year 2000 compliant or as a result of non-compliance of its customers or suppliers cannot be quantified as of the date hereof.

ACTA'S RESULTS OF OPERATIONS

  ACTA is a manufacturer of nutritional supplements and a supplier of raw materials. Through its constituent companies, Acta Pharmacal and Acta International, founded in 1972 and 1995, respectively, ACTA operates from a 37,000 square foot facility in Sunnyvale, California. ACTA provides products and services including herbal extracts, full-service manufacturing and product development services.

  The following table sets forth selected statement of operations data and such data as a percentage of net sales for the periods indicated:

                                                               SIX MONTHS ENDED
                              YEAR ENDED DECEMBER 31,              JUNE 30,
                         ---------------------------------- ----------------------
                          1995   %   1996    %   1997    %   1997   %   1998    %
                         ------ --- ------- --- ------- --- ------ --- ------- ---
                                              (IN THOUSANDS)
Net sales............... $9,531 100 $14,391 100 $18,723 100 $9,305 100 $11,592 100
Cost of goods sold......  5,916  62   8,543  59  12,262  66  5,700  61   6,965  60
                         ------ --- ------- --- ------- --- ------ --- ------- ---
Gross profit............  3,615  38   5,848  41   6,461  34  3,605  39   4,627  40
Selling, general and
 administrative
 expenses...............  2,629  28   5,410  38   4,927  26  1,632  18   2,407  21
                         ------ --- ------- --- ------- --- ------ --- ------- ---
Earnings from
 operations.............    986  10     438   3   1,534   8  1,973  21   2,220  19

ACTA'S RESULTS FOR SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

  Net Sales. Net sales increased $2.3 million, or 24.5%, from $9.3 million for the six months ended June 30, 1997 to $11.6 million for the six months ended June 30, 1998 due to a combination of increased net sales levels to existing customers and a new customer relationship with a national mass-retailer which accounted for approximately $1.9 million in net sales in the 1998 period.

  Gross Profit. Gross profit increased $1.0 million, or 28.3%, from $3.6 million for the six months ended June 30, 1997 to $4.6 million for the six months ended June 30, 1998. As a percentage of net sales, gross profit increased from 38.7% to 39.9%.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $0.8 million, or 47.4%, from $1.6 million for the six months ended June 30, 1997 to $2.4 million for the six months ended June 30, 1998. The increase in selling, general and administrative expenses resulted from an increase in net sales commissions for the six months ended June 30, 1998 as a result of the higher net sales levels and a higher percentage commission structure on net sales to a certain national mass-retailer. As a percentage of net sales, selling, general and administrative expenses increased from 17.5% to 20.7%. ACTA's historical practice has been that significant bonus expenses have been recorded in the second half of its fiscal year as year end results are being finalized. Accordingly, the historical results for the first six months of ACTA's fiscal year have generally been more profitable on a relative basis than the last six months of its fiscal year.

ACTA'S RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

  Net Sales. Net sales increased $4.3 million, or 30.1%, from $14.4 million for the year ended December 31, 1996 to $18.7 million for the year ended December 31, 1997 due to the addition of two new customers which accounted for approximately $3.0 million in additional net sales during 1997 combined with general increased level of net sales to existing customers.

  Gross Profit. Gross profit increased $0.6 million, or 10.4%, from $5.8 million for the year ended December 31, 1996 to $6.5 million for the year ended December 31, 1997. As a percentage of net sales, gross profit decreased from 40.6% to 34.5% due to reduced pricing on several net sales orders to larger customers as well as increase in fixed overhead production costs to increase capacity.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $0.5 million, or 8.9%, from $5.4 million for the year ended December 31, 1996 to $4.9 million for the year ended December 31, 1997. As a percentage of net sales, these expenses decreased from 37.5% to 26.3% due primarily to a decrease in officer/stockholder compensation of $0.8 million from $3.5 million in 1996 to $2.7 million in 1997, off-set by general increases in administrative overhead costs and higher net sales commission expenses due to the higher net sales levels.

ACTA'S RESULTS FOR THE YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

  Net Sales. Net sales increased $4.9 million, or 50.9%, from $9.5 million for the year ended December 31, 1995 to $14.4 million for the year ended December 31, 1996 due to the addition of several new customers as well as expanded net sales levels to existing customers.

  Gross Profit. Gross profit increased $2.2 million, or 61.7%, from $3.6 million for the year ended December 31, 1995 to $5.8 million for the year ended December 31, 1996. As a percentage of net sales, gross profit increased from 37.9% to 40.6%. The improvement in gross profit resulted from significantly higher net sales levels for ACTA in 1996 over 1995 combined with higher utilization of the fixed production costs.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $2.8 million, or 106%, from $2.6 million for the year ended December 31, 1995 to $5.4 million for the year ended December 31, 1996. As a percentage of net sales, these expenses increased from 27.5% to 37.5% due to higher net sales commissions, additions to administrative staff to handle the increased level of business and a $2.4 million increase in officer/stockholder compensation from $1.1 million in 1995 to $3.5 million in 1996.

ACTA'S LIQUIDITY AND CAPITAL RESOURCES

  ACTA generated $0.2 million in net cash from operating activities for the six months ended June 30, 1998. Net cash used in investing activities, principally for equipment purchases, was insignificant. Net cash used by financing activities was $0.3 million, representing net payments on long-term debt.

  At December 31, 1997, ACTA had working capital of $1.9 million and $1.0 million of total long-term debt outstanding payable to its stockholders.

  ACTA provided $0.5 million in net cash from operating activities for the year ended December 31, 1997. Net cash used in investing activities was approximately $0.4 million, principally for equipment purchases. Net cash used in financing activities was $1.1 million, primarily in distributions to stockholders.

QBI'S RESULTS OF OPERATIONS

  QBI is a processor and supplier of raw materials to manufacturers of nutritional products. Founded in 1983 and headquartered in its 74,000 square foot facility in South Plainfield, New Jersey, QBI sells to the vitamin, food, herbal tea, pharmaceutical, diet and sports supplement, health and beauty care, and pet and equine products industries. QBI also has a 9,000 square foot facility in North Las Vegas, Nevada from which it distributes products to its Western regional customers. The information presented does not reflect the results of operations of BPI.

  The following table sets forth selected statement of operations data and such data as a percentage of net sales for the periods indicated:

                                                              SIX MONTHS ENDED
                              YEAR ENDED DECEMBER 31,             JUNE 30,
                         ---------------------------------- ----------------------
                          1995   %   1996    %   1997    %   1997   %   1998    %
                         ------ --- ------- --- ------- --- ------ --- ------- ---
                                              (IN THOUSANDS)
Net sales............... $7,349 100 $10,894 100 $15,495 100 $7,621 100 $10,009 100
Cost of goods sold......  4,960  67   7,592  70  11,155  72  5,390  71   7,034  70
                         ------ --- ------- --- ------- --- ------ --- ------- ---
Gross profit............  2,389  33   3,302  30   4,340  28  2,231  29   2,975  30
Selling, general and
 administrative
 expenses...............  1,979  27   2,595  24   3,514  23  1,880  24   1,991  20
                         ------ --- ------- --- ------- --- ------ --- ------- ---
Earnings from
 operations.............    410   6     707   6     826   5    351   5     984  10

QBI'S RESULTS FOR SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

  Net Sales. Net sales increased $2.4 million, or 31.3%, from $7.6 million for the six months ended June 30, 1997 to $10.0 million for the six months ended June 30, 1998. The growth in the 1998 period resulted from increased net sales to existing customers as well as net sales generated from new customers. The growth was facilitated by additional warehouse facilities and equipment improvements completed in 1997 that increased production capacity.

  Gross Profit. Gross profit increased $0.7 million, or 33.3%, from $2.2 million for the six months ended June 30, 1997 to $3.0 million for the six months ended June 30, 1998. As a percentage of revenues, gross profit increased slightly from 29.2% to 29.7%. The increase in gross profit resulted from the higher net sales level and production efficiency in the 1998 period.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses were substantially unchanged from the six months ended June 30, 1997 to the six months ended June 30, 1998. As a percentage of net sales, selling, general and administrative expenses decreased from 24.6% to 19.8% as QBI was able to increase its net sales volume without a commensurate increase in overhead expenses.

QBI'S RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

  Net Sales. Net sales increased $4.6 million, or 42.2%, from $10.9 million for the year ended December 31, 1996 to $15.5 million for the year ended December 31, 1997. The growth in 1997 resulted from increased net sales to existing customers as well as net sales generated from new customers. The growth was facilitated by a production capacity expansion plan, which was completed in 1997, and the addition of warehouse facilities and equipment.

  Gross Profit. Gross profit increased $1.0 million, or 31.4%, from $3.3 million for the year ended December 31, 1996 to $4.3 million for the year ended December 31, 1997. As a percentage of net sales, gross profit decreased from 30.3% to 28.0%. The increase in gross profit resulted from the higher net sales level in 1997 offset by costs of the implementation of additional quality control initiatives and capabilities. As a result of the cost of the additional warehouse facilities, equipment and associated costs, in addition to additional costs incurred as a result of the implementation of additional quality control staff and procedures, gross profit as a percentage of net sales decreased slightly in 1997 from the 1996 level.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $0.9 million, or 35.4%, from $2.6 million for the year ended December 31, 1996 to $3.5 million for the year ended December 31, 1997. As a percentage of net sales, these expenses decreased from 23.8% to 22.6%. The increase in selling, general and administrative costs in 1997 was a result of QBI's efforts to expand and upgrade its marketing program, management information systems and administrative functions to better support QBI's growth.

QBI'S RESULTS FOR THE YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

  Net Sales. Net sales increased $3.5 million, or 48.2%, from $7.3 million for the year ended December 31, 1995 to $10.9 million for the year ended December 31, 1996 due to increased net sales to existing customers as well as net sales generated from new customers.

  Gross Profit. Gross profit increased $0.9 million, or 38.2%, from $2.4 million for the year ended December 31, 1995 to $3.3 million for the year ended December 31, 1996. As a percentage of net sales, gross profit decreased from 32.5% to 30.3%.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $0.6 million, or 31.1%, from $2.0 million for the year ended December 31, 1995 to $2.6 million for the year ended December 31, 1996. As a percentage of net sales, these expenses decreased from 26.9% to 23.8% as QBI was able to increase its net sales volume without a commensurate increase in overhead expenses.

QBI'S LIQUIDITY AND CAPITAL RESOURCES

  QBI generated $0.3 million in net cash from operating activities for the six months ended June 30, 1998. Net cash used in investing activities was approximately $0.2 million, principally for equipment purchases. Net cash used in financing activities was $0.1 million, representing net repayment of long-term debt.

  QBI has a revolving line of credit and term loan facility providing for approximately $7.8 million in available borrowings. Borrowings thereunder are collateralized by all of QBI's assets as well as personal guarantees of QBI's stockholders and certain affiliates and contain specified financial and operating covenants. As of June 30, 1998 there was approximately $4.5 million outstanding under the facility, which matures in May 1999.

  At December 31, 1997, QBI had a working capital deficit of $0.3 million and $2.2 million of total long-term debt outstanding.

  QBI used $2.1 million in net cash in operating activities for the year ended December 31, 1997. Net cash used in investing activities was approximately $0.3 million, principally for equipment purchases. Net cash provided by financing activities was $2.4 million, of which $2.7 million net, was borrowed on long-term debt and $0.3 million was distributed to stockholders.

NORTHRIDGE'S RESULTS OF OPERATIONS

  Northridge is a full service manufacturing, formulating, encapsulating, tableting and product development services company. Northridge, headquartered in Chatsworth, California, was founded in 1967 and has facilities consisting of two buildings totaling 25,000 square feet.

  The following table sets forth selected statement of operations data and such data as a percentage of net sales for the periods indicated:

                                                               NINE MONTHS ENDED
                             YEAR ENDED SEPTEMBER 30,               JUNE 30,
                         ----------------------------------- ----------------------
                          1995   %   1996    %    1997    %   1997   %   1998    %
                         ------ --- ------  ---  ------- --- ------ --- ------- ---
                                              (IN THOUSANDS)
Net sales............... $7,148 100 $7,622  100  $11,532 100 $7,656 100 $11,233 100
Cost of goods sold......  5,223  73  6,088   80    8,393  73  5,540  72   8,315  74
                         ------ --- ------  ---  ------- --- ------ --- ------- ---
Gross profit............  1,925  27  1,534   20    3,139  27  2,116  28   2,918  26
Selling, general and
 administrative
 expenses...............  1,482  21  1,608   21    2,070  18  1,495  20   1,991  18
                         ------ --- ------  ---  ------- --- ------ --- ------- ---
Earnings (loss) from
 operations.............    443   6    (74)  (1)   1,069   9    621   8     927   8

NORTHRIDGE'S RESULTS FOR NINE MONTHS ENDED JUNE 30, 1998 COMPARED TO NINE MONTHS ENDED JUNE 30, 1997

  Net Sales. Net sales increased $3.6 million, or 46.7%, from $7.7 million for the nine months ended June 30, 1997 to $11.2 million for the nine months ended June 30, 1998 due to approximately $2.5 million in net sales which during the 1997 period the customer supplied the materials to produce the finished product and Northridge invoiced for processing and finishing the product ("Tolling Service"). This arrangement was replaced in the 1998 period with net sales where Northridge supplied the materials resulting in additional net sales of approximately $1.0 million. The additional net sales growth was due to increased net sales to existing customers as well as net sales generated from new customers.

  Gross Profit. Gross profit increased $0.8 million, or 37.9%, from $2.1 million for the nine months ended June 30, 1997 to $2.9 million for the nine months ended June 30, 1998. As a percentage of net sales, gross profit decreased from 27.6% to 25.9%. The increase in gross profit resulted from the higher net sales level in the 1998 period and gross profit percentage decreased in the 1998 period as a result of the material purchases discussed above, additional direct labor costs and a return to normal levels in repairs and maintenance expenses, following the equipment replacement which occurred in 1996.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $0.5 million in 1998 period. As a percentage of net sales, selling, general and administrative expenses decreased from 19.5% to 17.7% as Northridge was able to increase its net sales volume without a commensurate increase in overhead expenses.

NORTHRIDGE'S RESULTS FOR THE YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO THE YEAR ENDED SEPTEMBER 30, 1996

  Net Sales. Net sales increased $3.9 million, or 51.2%, from $7.6 million for the year ended September 30, 1996 to $11.5 million for the year ended September 30, 1997 due to increased net sales to existing customers as well as net sales generated from new customers.

  Gross Profit. Gross profit increased $1.6 million, or 104.6%, from $1.5 million for the year ended September 30, 1996 to $3.1 million for the year ended September 30, 1997. As a percentage of net sales, gross profit increased from 20.1% to 27.2%. During a significant portion of 1996, Northridge was forced to contract with other manufacturers to produce its products as a result of a gas explosion that occurred late in fiscal 1995 and damaged Northridge's production facilities resulting in additional costs in that year. The increase in gross profit percentage occurred as a result of resuming normal operations

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $0.5 million, or 28.7%, from $1.6 million for the year ended September 30, 1996 to $2.1 million for the year ended September 30, 1997. As a percentage of net sales, these expenses decreased from 21.0% to 17.9%. The increase in selling, general and administrative expenses resulted primarily from an increase in officer/stockholder and general employee bonuses in 1997.

NORTHRIDGE'S RESULTS FOR THE YEAR ENDED SEPTEMBER 30, 1996 COMPARED TO THE YEAR ENDED SEPTEMBER 30, 1995

  Net Sales. Net sales increased slightly from $7.1 million for the year ended September 30, 1995 to $7.6 million for the year ended September 30, 1996.

  Gross Profit. Gross profit decreased $0.4 million, or 20.3%, from $1.9 million for the year ended September 30, 1995 to $1.5 million for the year ended September 30, 1996. As a percentage of net sales, gross profit decreased from 26.9% to 20.1%. The decrease in gross profit percentage in 1996 was a result of contract manufacturing costs incurred in 1996 as a result of a gas explosion that occurred in late fiscal 1995, damaging Northridge's production facility.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $0.1 million, or 8.5%, from $1.5 million for the year ended September 30, 1995 to $1.6 million for the year ended September 30, 1996. As a percentage of net sales, these expenses increased from 20.7% to 21.0%.

NORTHRIDGE'S LIQUIDITY AND CAPITAL RESOURCES

  Northridge generated $1.8 million in net cash from operating activities for the nine months ended June 30, 1998. Net cash used in investing activities was approximately $0.4 million, principally for equipment purchases. Net cash generated by financing activities was insignificant.

  At September 30, 1997, Northridge had working capital of $1.9 million with no long-term debt outstanding.

  Northridge generated $0.3 million in net cash from operating activities for the year ended September 30, 1997. Net cash used in investing and financing activities was insignificant.

BACTOLAC'S RESULTS OF OPERATIONS

  Bactolac manufactures nutritional supplements for private label customers. Bactolac, headquartered in Westbury, New York, began operations in late 1995 and has facilities consisting of one building of 15,000 square feet. Bactolac is a full-service manufacturer, providing formulation, encapsulation, tableting and packaging services.

  The following table sets forth selected statement of operations data and such data as a percentage of net sales for the periods indicated:

                                          YEAR ENDED         SIX MONTHS ENDED
                                          DECEMBER 31,           JUNE 30,
                                     --------------------- ---------------------
                                      1996   %   1997   %   1997   %   1998   %
                                     ------ --- ------ --- ------ --- ------ ---
                                                   (IN THOUSANDS)
Net sales..........................  $1,406 100 $5,002 100 $2,023 100 $3,642 100
Cost of goods sold.................   1,135  81  3,802  76  1,528  76  2,566  70
                                     ------ --- ------ --- ------ --- ------ ---
                                        271  19  1,200  24    495  24  1,076  30
Selling, general and administrative
 expenses..........................      75   5    246   5     82   4    134   4
                                     ------ --- ------ --- ------ --- ------ ---
Earnings from operations...........     196  14    954  19    413  20    942  26

BACTOLAC'S RESULTS FOR SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

  Net Sales. Net sales increased $1.6 million, or 80%, from $2.0 million for the six months ended June 30, 1997 to $3.6 million for the six months ended June 30, 1998 due primarily to expansion in Bactolac's customer base.

  Gross Profit. Gross profit increased $ 0.6 million, or 117%, from $0.5 million for the six months ended June 30, 1997 to $1.1 million for the six months ended June 30, 1998. As a percentage of net sales, gross profit increased from 24.4% to 29.5%. The change in gross profit resulted from significantly higher net sales levels for Bactolac from the 1997 period to 1998 combined with higher utilization of fixed production costs.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased slightly during the six months ended June 30, 1998. The increase in selling, general and administrative expenses was primarily attributable to an increase in administrative costs associated with the higher net sales volume. As a percentage of net sales, selling, general and administrative expenses decreased from 4.0% to 3.6% as Bactolac was able to increase its net sales volume without a commensurate increase in overhead expenses.

BACTOLAC'S RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

  Net Sales. Net sales increased $3.6 million, or 256%, from $1.4 million for the year ended December 31, 1996 to $5.0 million for the year ended December 31, 1997. The increase is primarily attributable to the fact that 1996 was Bactolac's first full year of operations and Bactolac moving into expanded facilities and adding new production equipment during the first quarter of 1997.

  Gross Profit. Gross profit increased $0.9 million, or 343%, from $0.3 million for the year ended December 31, 1996 to $1.2 million for the year ended December 31, 1997. As a percentage of net sales, gross profit increased from 19.2% to 23.9%. The change in gross profit resulted from significantly higher net sales levels for Bactolac from 1996 to 1997 combined with higher utilization of the fixed production costs.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased slightly during the year ended December 31, 1997. As a percentage of net sales, these expenses decreased from 5.3% to 4.9% as a result of the increase in its net sales volume without a commensurate increase in overall expense.

BACTOLAC'S LIQUIDITY AND CAPITAL RESOURCES

  Bactolac generated $0.3 million in net cash from operating activities for the six months ended June 30, 1998. Net cash used in investing activities was insignificant. Net cash used in financing activities was $0.3 million, representing dividends paid to stockholders.

  At December 31, 1997, Bactolac had working capital of $1.1 million with no long-term debt outstanding.

  Bactolac generated $0.1 million in net cash from operating activities for the year ended December 31, 1997. Net cash used in investing and financing activities was insignificant.

                                   BUSINESS

  Advanced Nutraceuticals was formed to create a full-service, vertically integrated manufacturer and supplier of quality nutritional supplements, herbs and extracts. Following consummation of the Mergers, the Company will continue to provide contract manufacturing of tablets, capsules and powders, and will source, process and supply powdered herbs and extracts. See "--Products and Services."

  The principal strength of the Company is its ability to provide a diversified line of products and services to its customers. With Northridge, ACTA, QBI and Bactolac having conducted business in the nutritional industry for 31, 26, 15 and 3 years, respectively, the Founding Companies have 75 years of combined operating history. The Company works closely with customers to create innovative solutions ranging from research and development through consumer-level branding initiatives. The Company believes it will benefit from the collective strengths of ACTA, QBI, Northridge and Bactolac in sourcing and processing herbs and extracts, and contract manufacturing of custom formulations. The Company's manufacturing services are tailored to customer specifications and quality requirements and often include additional value-added services such as custom product and packaging design. In 1997, the Company sold over 1.0 million kilograms of powdered herbs and extracts and over 1.5 billion tablets and capsules.

INDUSTRY OVERVIEW

  A 1997 market report, "The U.S. Market For Vitamins, Supplements and Minerals," prepared by the independent consumer marketing research firm of Packaged Facts (the "Packaged Facts Report"), reported that the retail market for vitamins, minerals and other dietary and nutritional supplements (excluding sports nutrition and diet products) grew at a compound annual rate of 15% from $3.7 billion in 1992 to $6.5 billion in 1996. A large portion of this growth is attributable to an increase in sales of such other supplements (primarily herbal products), which grew from $570 million in 1992 to $2.3 billion in 1996. This growth has been fueled by the popularity of such herbs as echinacea, garlic, ginseng, ginkgo biloba and, more recently, saw palmetto, St. John's wort and kava kava. The Packaged Facts Report forecasts 13.6% compound annual growth in the retail market for vitamins, minerals and other supplements (excluding sports nutrition and diet products), including 25% compound annual growth in the market for other supplements, through 2001. According to the Packaged Facts Report, compound annual growth rates from 1992 through 1996 for vitamins, minerals and other supplements were 8.0%, 5.2% and 41.7%, respectively.

  The Company believes that growth in the nutritional supplement industry will continue for the foreseeable future due to, among other things, the aging of the American population combined with the tendency of consumers to purchase more nutritional supplements as they mature, liberalized labeling laws under the Dietary Supplements and Health Education Act of 1994 (DSHEA), academic studies supporting the positive correlation between health and nutritional supplementation, increased focus on preventative healthcare in general and as a contributing factor in controlling healthcare costs and increasing media attention and acceptance of alternative medicine, which often includes nutritional supplementation as part of an overall treatment plan. Growth may also result from potential new products and increasing awareness of existing products.

  Although there are several large participants in the nutritional supplement industry such as Weider Nutritional International, Inc., Twinlab Corporation, Solgar Vitamin and Holding Company, Rexall Sundown, Inc., Nature's Way Products, Botanicals International, Inc., Pure World, Inc. and Triarco Industries, Inc., the industry continues to include numerous small companies. The Nutrition Business Journal reported in July 1997 that there are nearly 5,000 privately held companies with under $25 million in annual sales in the retail and manufacturing segments of the nutritional industry. These businesses typically are owner-operated and have similar profiles, including limited access to the capital necessary to develop and maintain inventory of large volume and wide selections, expand product offerings, implement advanced management information systems, incorporate the use of sophisticated technological equipment, conduct research and development and service national and regional accounts.

COMPETITIVE STRENGTHS

  Wide Range of Products and Manufacturing Services--Enables the Company to offer services ranging from a single step in the production process to a complete, "turn-key" manufacturing solution.

  Experienced Management--Six senior managers of the Company with a combined 67 years of industry experience and relationships.

  Technical Expertise--Allows manufacturing of complex and difficult products and, through the Company's patent pending cryogenic milling, unique processing of products.

  Strong Vendor Relationships--Allows greater access to herbs and extracts including some that are in scarce supply.

  Quality Control Procedures--Designed to promote uniform product quality and potency to customer specifications.

STRATEGY

  The Company was formed to capitalize on opportunities to integrate and consolidate the highly fragmented nutritional industry. The Company's strategy is to (i) support and expand the operations of the Founding Companies, (ii) capitalize on operating synergies and cost savings available through consolidation, and (iii) pursue an acquisition program designed to further vertical integration and to expand existing operations. The Mergers involving the Founding Companies are intended to be the first step in this process.

  The Founding Companies were identified and pursued based on a variety of factors including profitable operating history, entrepreneurial management, a pattern of sales growth and industry reputation. In order to preserve the entrepreneurial culture of the Founding Companies, the Founding Companies will be operated as separate subsidiaries of the Company following the Mergers, each continuing to be led by current management. Certain common administrative and developmental functions will be integrated at the parent company level. The Company intends to grow the businesses of each operating subsidiary through cross-selling opportunities, sharing of technical expertise, research and development and the other initiatives described below.

  Support and Expand Operations of the Founding Companies. Management intends to support each Founding Company's efforts to pursue its existing internal growth plan. The Company also intends to foster growth through the following initiatives:

  . Enhance management strengths through sharing of core competencies and existing expertise.

  . Expand and coordinate marketing opportunities among the Founding
    Companies.

  . Develop customized solutions that utilize expertise and experience of each of the Founding Companies.

  . Encourage entrepreneurial initiatives.

  . Achieve consistently high quality products and services by implementing a company-wide quality program.

  Capitalize on Operating and Cost Synergies Available Through
Consolidation. The Company's strategy includes exploiting opportunities created by the Merger:

  . Implementing a focused company-wide marketing program.

  . Cross-selling opportunities to existing customers.

  . Capitalizing on its increased national presence.

  . Marketing to new and existing customers through an expanded sales force.

  .  Improving operating efficiencies by promoting core-competencies.

  . Providing a company-wide management information system designed to enhance sales and management.

  .  Maximizing increased purchasing power to gain volume discounts

  Growth through Acquisitions. The Company intends to pursue an acquisition program designed both to further its vertical integration and to expand the existing operations of the Founding Companies. The Company believes that there are many attractive acquisition candidates in the nutritional industry. This is due principally to the highly fragmented nature of the industry and the large number of smaller companies in the industry having under $25 million in annual sales. In many cases, these companies have needs that are difficult for small businesses to meet, such as capital for growth and expansion, owners' desires for liquidity, the ability to attract high caliber management talent and other factors that motivate these owners to consider alternatives. The Company intends to pursue additional vertical integration through acquisition or construction of an herbal extraction facility and the addition of distribution capabilities. The Company will seek to consolidate and enhance its position in its current markets through strategic acquisitions.

  The Company believes it will be regarded by acquisition candidates as an attractive acquirer because of (i) the Company's strategy of retaining the operational integrity of businesses that it acquires and its progressive philosophy of fostering entrepreneurial initiative, (ii) the potential for acquisition candidates' increased visibility and access to the Company's financial resources as a public company, (iii) the potential for the owners of the businesses acquired to achieve liquidity, an exit strategy and potential equity appreciation, (iv) the Company's ability to provide centralized administrative functions, enhanced systems capabilities and access to increased marketing resources, (v) potential cross-selling opportunities, and
(vi) the Company's experience in and commitment to quality control and assurance.

PRODUCTS AND SERVICES

  The nutritional industry generally consists of (i) growers that cultivate and harvest herbs, (ii) raw material processors who produce powdered herbs and extractors that concentrate herbs into extracts, (iii) suppliers of herbs, extracts and vitamins, (iv) manufacturers that produce tablets and capsules and (v) distributors, direct marketers and retailers. The Founding Companies presently derive revenues from contract manufacturing and from processing and supplying herbs and extracts.

  Contract Manufacturing. Manufacturing services are provided by ACTA, Northridge and Bactolac. For the six months ended June 1998, these services generated $18.2 million of combined net sales or a 16.3% increase over the same period in 1997 and comprised approximately 54.2% of the Company's combined net sales. In 1997, contract manufacturing generated $28.2 million of combined net sales or approximately a 46.2% increase in such net sales over 1996. The Company's manufacturing processes generally consist of the following operations: (i) formulating and blending measured ingredients into a mixture with a homogeneous consistency, (ii) encapsulating or tableting blended mixtures, (iii) tablet coating and (iv) bottling, labeling and packaging the encapsulated or tableted product with tamper-evident features. Additionally, on occasion the Company manufactures products incorporating raw materials provided by the customer.

  The Company formulates products consisting of vitamins, herbs, minerals, amino acids and other ingredients. In 1997, the Company sold over 1.5 billion tablets and capsules.

  The Company works closely with customers to create innovative product solutions ranging from research and development through consumer-level branding initiatives. These services can be marketed as a package or individually depending on the customer's requirements. The Company's customers include multi-level marketers, specialty health product retailers and mass-market retailers, among others.

  Process and Supply Herbs and Extracts. ACTA and QBI offer a broad range of powdered herbs and extracts used in nutritional supplements and related products. These activities generally consist of the following: (i) sourcing herbs and extracts from around the world, (ii) processing herbs into powders or granules and (iii) supplying herbs and extracts to a diverse customer base in the nutritional industry and, to a lesser extent, the pharmaceutical, food, beverage, pet, equine and cosmetics industries. For the six months ended June 30, 1998, these activities generated $15.4 million in combined net sales or a 40.7% increase over the same period in 1997 and comprised approximately 45.8% of the Company's net sales. In 1997, herbal powders and extract activities generated $22.6 million in combined net sales or a 45.6% increase in such net sales over 1996. In 1997, the Company sold over 1.0 million kilograms representing over 500 herbal products and extracts.

  Herbs are raw and processed nutritional ingredients derived from plants that are cultivated or collected and processed. Examples of herbs sold by the Company include bilberry, black cohosh, cranberry, dong quai, echinacea, feverfew, ginkgo biloba, ginseng, goldenseal, green tea, guarana, kava kava, milk thistle, St. John's wort, saw palmetto, valerian and yohimbe bark. The Company sells herbs as milled raw powders and as extracts in which the constituents of the herb have been concentrated. The extraction process produces a concentrated liquid or paste. Concentrated extracted material may be further processed in order to make it useable in the manufacture of tablets, capsules and "soft-gel" capsules.

  Mineral ingredients are compounds that seek to increase the effectiveness of elemental minerals by binding them to other organic materials. Mineral products sold by the Company include calcium, copper, iron, magnesium, manganese and zinc. The Company also sources other ingredients which include among others, chlorella, melatonin and spirulina algae.

  The Company ships the majority of its products through commercial carriers. Shipments are made directly to customers from the individual warehouse facilities of the Founding Companies.

CUSTOMERS

  Presently, the Company markets its products and services to companies primarily in the nutritional industry and, to a lesser extent, the pharmaceutical, food, beverage, pet, equine and cosmetic industries. The Company's customers vary in size, complexity, product sophistication, price sensitivity and manufacturing requirements. The Company provides contract manufacturing service to specialty food retailers, mass market drug stores, multi-level marketers, catalog marketers, retail distributors, direct mail sellers, infomercial marketers, and international distributors. In addition, the Company supplies herbs and extracts to other manufacturers, marketers with manufacturing capabilities and wholesale brokers. No single customer accounted for more than 10% of the Company's pro forma combined 1997 revenues.

SALES AND MARKETING

  The Founding Companies use a variety of methods to market their products and services, including sales personnel, referrals, trade show participation, trade journal advertising and press publicity as well as reliance on name recognition and reputation in the industry. The Company intends to expand its sales force and activities to capitalize on untapped cross-selling opportunities.

QUALITY CONTROL

  The Company's quality assurance program is designed to promote uniform product quality and potency to meet customer demand. Management believes the Company's standards and procedures meet or exceed Good Manufacturing Practices ("GMP") promulgated by the FDA. The Company has implemented additional quality assurance procedures that surpass current GMP requirements for its herbal processing and extraction operations, by utilizing sophisticated testing methods and equipment, including thin layer chromatography ("TLC"), gas chromatography ("GC") and high performance liquid chromatography ("HPLC"). TLC is used to produce a specific constituent compound model of the material being tested which identifies it in terms of genus and species. HPLC procedures are used to quantify the presence and concentration of specific constituent compounds identified by the model. Although no standardization of testing procedures exists in the nutritional industry, the Company's testing procedures are designed to give the Company's customers confidence in receiving an accurate analysis of the products delivered.

  The Company currently conducts inspections and detailed record keeping throughout the manufacturing process, including, when and as applicable, quantity verification, label validation, hardness, weight, friability and disintegration measurements and package quality sampling.

MATERIALS AND SOURCES OF SUPPLY

  The Company has established numerous sources of supply and attempts to cultivate strong relationships with its suppliers. The Company will seek to employ centralized purchasing where cost efficiencies can be obtained without compromising existing supply relationships; in other cases, each Founding Company will source materials independently. Each of the Founding Companies has staff with extensive knowledge and experience related to sourcing of raw materials and other product ingredients. More than 50% of the Company's raw materials currently come from outside the U.S.

RESEARCH AND DEVELOPMENT

  Management believes it must analyze and anticipate trends in the nutritional industry and incorporate appropriate developments into its product and service offerings and technical capabilities. In this regard, the Company has established its Technical Advisory Council (the "TAC") consisting of several esteemed nutritional industry and science experts and authors. The Company contracts with the members of the TAC on a non-exclusive basis to advise the Company with respect to developments in the field and, in certain cases, to provide insights and research affecting the future of the nutritional industry. The members of the TAC are: Dr. Rudolf Bauer, a pharmacist and University Professor at the Institute of Pharmaceutical Biology, University of Dusseldorf, with over 80 published papers on herbs and natural products; Mr. Stephen Foster, who for over 22 years has served as a medicinal and aromatic plant specialist, commercial consultant, writer, lecturer and photographer and has published over 500 photo-illustrated articles in popular, trade and scientific journals and authored nine books on herbs and natural ingredients; Dr. James Simon, a Professor at Purdue University and a specialist in aromatic and medicinal plants whose work focuses on seed quality, genetics and production systems, and phytochemistry, the development of analytical protocols for the quantification of natural plant products and in the improvement of raw botanical quality; and Dr. Wolfgang Danspeckgruber, a lecturer at Princeton University's Woodrow Wilson School of Public and International Affairs.

  The Company believes that product quality and innovation will be important to its long-term growth and success. It sponsors several limited scientific research projects at prestigious universities in the U.S. to study the cultivation of popular wild herbs. Approximately 100 acres are under cultivation under these programs. The purpose of these studies is to determine planting, harvesting and drying practices that will optimize quality, biomass yield and bioactivity levels.

RISK MANAGEMENT

  The sales of the Company's products include an inherent risk that product liability claims may be asserted against the Company. See "Risk Factors-- Product Liability; Potential Adverse Product Publicity." The Company intends to maintain product liability insurance coverage in the minimum amount of $2.0 million per occurrence and $5.0 million in the aggregate. There can be no assurance that the Company will be able to maintain product liability insurance on acceptable terms or that its insurance will provide adequate coverage against potential claims. While the Company has not experienced any product liability claims, if such claims should arise in the future, they could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

  The nutritional industry is highly competitive. Numerous companies, many of which are significantly larger than the Company, have greater financial, personnel, distribution and other resources than the Company. The Company's principal competitors are domestic and foreign suppliers of herbs and extracts and other contract manufacturers. To date the nutritional industry has included many relatively small participants and, with generally low barriers to entry, additional competitors could enter the market, at any level, at any time. There can be no assurance that national or international companies will not seek to enter, or increase their presence, in the industry or that existing, or potential customers will not expand, whether horizontally or vertically and whether by acquisition or otherwise. In addition, large nationally known companies (such as Weider Nutritional International, Inc., Twinlab Corporation, Solgar Vitamin and Holding Company, Rexall Sundown, Inc., Nature's Way Products, Botanicals International, Inc., Pure World, Inc. and Triarco Industries, Inc.) and, on a limited basis, pharmaceutical and packaged food and beverage companies, compete with the Company in this industry. Increased competition from any of these companies could have a material adverse effect on the Company.

  The Company competes principally on the basis of: customer service, product quality, and price. See "--Competitive Strengths."

GOVERNMENTAL REGULATION

  The Company's business is subject to comprehensive regulation by numerous federal governmental agencies, including the FDA, CPSC, and the USDA. In addition, the Company's manufacturing facilities are regulated by the EPA and OSHA. Advertising and other forms of promotion and methods of marketing of the Company's products are subject to regulation by the FTC. The manufacture, labeling and advertising of the Company's products are also regulated by various state and local agencies as well as those of each foreign country in which the Company distributes its products.

  The FDA has promulgated regulations under the FDCA and DSHEA with respect to the manufacture of pharmaceuticals, foods, flavors and dietary supplements and has established GMPs for, among other things, foods and pharmaceuticals. The Company's products generally fit within the category of "dietary supplements" and must be manufactured in compliance with "food" GMPs. Recently, however, the FDA has announced that it is considering promulgating GMPs specific to "dietary supplements." If promulgated, these dietary supplement specific GMPs may be significantly more rigorous than those currently applicable to the Company's products and may require quality assurance requirements similar to pharmaceutical GMPs. Therefore, the Company may be required to expend additional capital and resources in the future to comply with new FDA regulations. In addition, a product can be removed from the market if it is shown to pose a significant or unreasonable risk of illness or injury. Moreover, if the manufacturer makes claims, or the FDA determines, that the "intended use" of any of the Company's products is for the diagnosis, cure, mitigation, treatment or prevention of disease, the product would meet the definition of a drug and would require pre-market approval by the FDA of safety and effectiveness prior to its manufacture and distribution. The failure of the Company to comply with applicable FDA regulatory requirements could result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions.

  The safety of the Company's manufacturing operations to personnel and visitors is regulated by OSHA. The Company's facilities are currently classified as low risk by OSHA. In addition, the Company's operations are subject to laws and regulations governing, among other things, air emissions, waste water discharge, solid and hazardous waste treatment, and storage, disposal and remediation of releases of hazardous materials administered by the EPA and other state and local authorities. In particular, California's Proposition 65 requires warnings on premises and on labels of products that contain chemicals listed by the state which are known to cause cancer or reproductive toxicity (such as certain amounts of lead connected to calcium.) The Company has made and intends to continue to make the necessary expenditures for environmental compliance. Health and safety and/or environmental laws and regulations may become more stringent in the future which would increase the costs of compliance.

  The Company supplies natural products, ingredients and nutritional supplement products that are further processed, packaged, labeled, distributed and sold by third party manufacturers, marketers and/or retailers that, along with other similar participants in the nutritional industry, are subject to governmental regulations with respect to their businesses. Though not directly applicable to the Company, the enactment of DSHEA has had a significant effect on the nutritional industry, which effect the Company believes to be favorable. DSHEA revised the provisions of the FDCA concerning the regulation of dietary supplements. The legislation for the first time defined "dietary supplement" as a product intended to supplement the diet that contains one or more of certain dietary ingredients, such as a vitamin, a mineral, an herb or botanical, an amino acid, a dietary substance for use by humans to supplement the diet by increasing the total dietary intake, or a concentrate, metabolite, constituent, extract, or combination of the preceding ingredients. A substantial portion of the products sold by the Company are ingredients for dietary supplements.

  Under the current provisions of the FDCA, there are four categories of claims that pertain to the regulation of dietary supplements. Health claims are claims that describe the relationship between a nutrient or dietary ingredient and a disease or health related condition and can be made on the labeling of dietary supplements if supported by significant scientific consensus and authorized by the FDA in advance through notice and comment rulemaking. Nutrient content claims describe the nutritional value of the product and may be made if defined by the FDA through notice and comment rulemaking and if one serving of the product meets the definition. Health claims and nutrient content claims may also be made if a scientific body of the U.S. government with official responsibility for the public health has made an authoritative statement regarding the claim, the claim accurately reflects that statement and the manufacturer, among other things, provides the FDA with notice of and basis for the claim at least 120 days before the introduction of the supplement with a label containing the claim into interstate commerce. Statements of nutritional support or product performance, which are permitted on labeling of dietary supplements without FDA pre-approval, are defined to include statements that (i) claim a benefit related to a classical nutrient deficiency disease and discloses the prevalence of such disease in the United States, (ii) describe the role of a nutrient or dietary ingredient intended to affect the structure or function in humans,
(iii) characterize the documented mechanism by which a dietary ingredient acts to maintain such structure or function or (iv) describe general well-being from consumption of a nutrient or dietary ingredient. In order to make a nutritional support claim the marketer must possess substantiation to demonstrate that the claim is not false or misleading and, if the claim is for a dietary ingredient that does not provide traditional nutritional value, prominent disclosure of the lack of FDA review of the relevant statement, and notification to the FDA of using the claim is required. Drug claims are representations that a product is intended to diagnose, mitigate, treat, cure or prevent a disease. Drug claims are prohibited from use in the labeling of dietary supplements without pre-market approval by regulatory agencies of the safety and effectiveness prior to its manufacture and distribution.

  The advertising of nutritional supplements is subject to regulation by the Federal Trade Commission (the "FTC") under the Federal Trade Commission Act (the "FTCA"). The FTCA prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce. In addition, the FTCA provides that the dissemination, or the causing to be disseminated, of any false advertisement pertaining to drugs or foods, which would include nutritional supplements, is an unfair or deceptive act or practice. Under the FTC's substantiation doctrine, an advertiser is required to have a "reasonable basis" for all objective product claims before the claims are made. Failure to adequately substantiate claims may be considered either deceptive or unfair practices. Pursuant to this FTC requirement, the Company or its customers are required to have adequate substantiation for all material advertising claims made for their products. The type of substantiation will be dependent upon the product claims made. For example, a health claim normally would require competent and reliable scientific evidence, while a taste claim would require only survey evidence.

  In recent years, the FTC has initiated numerous investigations of nutritional supplement and weight loss products and companies. The FTC is reexamining its regulation of advertising for nutritional supplements and has announced that it will issue a guidance document to assist nutritional supplement marketers in understanding and complying with the substantiation requirement. Upon release of this guidance document, the Company or its customers will be required to evaluate their compliance with the guideline and may be required to change their advertising and promotional practices.

  The Company manufactures certain products pursuant to contracts with customers who distribute the products under their own or other trademarks. Such private label customers are subject to government regulations in connection with their purchase, marketing, distribution and sale of such products, and the Company is subject to government regulations in connection with its manufacture, packaging and labeling of such products. However, the Company's private label customers are independent companies, and their labeling, marketing and distribution of such products is beyond the Company's control. The failure of these customers to comply with applicable laws or regulations could have a material adverse effect on the Company's business, financial condition or results of operations.

  Governmental regulations in foreign countries where the Company sells and plans to commence or expand sales may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of certain of the Company's products. Compliance with such foreign governmental regulations is generally the responsibility of the Company's distributors in those countries. These distributors are independent contractors over whom the Company has limited control.

  The Company may be subject to additional laws or regulations by the FDA or other federal, state or foreign regulatory authorities, the repeal of laws or regulations which the Company considers favorable, or more stringent interpretations of current laws or regulations, from time to time in the future. The Company is unable to predict the nature of such future laws, regulations, interpretations or applications, nor can it predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. They could, however, require, among other things, the reformulation of certain products to meet new standards, the discontinuance of certain products not able to be reformulated, the imposition of additional quality assurance procedures, or expanded or different scientific substantiation.

INTELLECTUAL PROPERTY PROTECTION

  The Company relies on common law trademark rights to protect its unregistered trademarks. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States.

  The Company operates in certain lines of business where innovation, investment in new ideas and protection of proprietary information are important to success. The Company relies on a variety of intellectual property protections for its products and services. The Company has applied for a patent on its method and apparatus for cryogenic ingredient processing which increases milling capacity. Although the Company has no other patents, pending or otherwise, relating to any of its products or other proprietary right, the Company relies on other intellectual property protections (including statutory and common law protections relating to trade secrets and unfair competition) to protect its proprietary formulas, processes, techniques and know-how.

  Although the Company seeks to ensure that it does not infringe the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against the Company. Any infringement claims by third parties against the Company may have a material adverse effect on the Company's business, financial condition and results of operations

EMPLOYEES

  As of June 30, 1998, the Founding Companies collectively had 196 employees, including 19 management personnel, 12 laboratory personnel, 6 sales personnel, 131 production personnel and 28 administrative personnel. Management does not anticipate reductions in staff as a result of the consolidation of the Founding Companies. Rather, as the Company's internal growth and acquisition strategies are implemented, Management expects that the number of employees will increase.

FACILITIES

  It is the current intention of Management that all of the Company's facilities will be leased. Prior to the Mergers, certain stockholders of QBI and ACTA owned the buildings used for their respective offices and operations. As part of the agreements pursuant to which QBI and ACTA are being acquired, the owners of these buildings have agreed to long-term leases at valuations not to exceed fair market value. See "Certain Transactions." The following is a list of all facilities utilized by the Founding Companies:

FOUNDING COMPANY                            LOCATION             SQUARE FOOTAGE
----------------                            --------             --------------
ACTA............................ Sunnyvale, California(1)            37,000
QBI............................. South Plainfield, New Jersey(1)     74,000
                                 North Las Vegas, Nevada(2)           9,000
                                 Hakalau, Hawaii(1)                   3,200
Northridge...................... Chatsworth, California(2)(3)        25,000
Bactolac........................ Westbury, New York(2)(4)            15,000

--------
(1) This facility is leased from an affiliate of the Company. See "Certain Transactions."
(2) This facility is leased from an independent third party.
(3) Consists of two facilities comprising an aggregate of 25,000 sq. feet.
(4) Management anticipates this location will be expanded from 9,000 sq. feet to 15,000 sq. feet effective October 1998.

LEGAL PROCEEDINGS

  There are no lawsuits currently pending or, to the knowledge of the Company, threatened, either individually or in the aggregate, the outcome of which, if adverse, is expected to have a material adverse affect on the financial condition or results of operations of the Company.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth information concerning the Company's directors, executive officers and key employees upon completion of the Offering.

   NAME                                  AGE              POSITION
   ----                                  ---              --------
   Gregory Pusey(1)..................... 46  Chairman of the Board, Director
   Joseph R. Schortz.................... 48  President, Chief Executive Officer,
                                              Director
   David Chang.......................... 46  Executive Vice President, Director
   Barry C. Loder(2).................... 40  Senior Vice President-Finance,
                                              Director

--------
(1) Prior to the Offering, Mr. Pusey was also a Vice President and the Secretary of Advanced Nutraceuticals.

(2) Prior to the Offering, Mr. Loder was also the President and Chief Financial Officer of Advanced Nutraceuticals.

  Gregory Pusey has served as an officer and director of Advanced Nutraceuticals since December 1997. He has served both as President of Livingston Capital, Ltd. and President of the General Partner of Graystone Capital, Ltd., venture capital firms, since 1987. From June 1994 to August 1998, he served as a director and consultant to Nutrition For Life International, Inc., a publicly held company that markets nutritional supplements and other consumer products. Since 1988, Mr. Pusey has been the President and a director of Cambridge Holdings, Ltd., a publicly held real estate development firm. Mr. Pusey graduated summa cum laude from Boston College with a B.S. degree in Finance in 1974.

  Joseph R. Schortz has provided services to QBI since 1988. In addition to financial statement and tax return preparation, from 1988 through 1995, the services included consulting in areas including human resources, management information systems, feasibility, capital formation, financing, litigation support and strategic business and financial planning. Since 1996 Mr. Schortz has served as President of QBI. He has been highly involved in implementation of QBI's business plan, including securing the funding necessary for QBI's cryogenic processing equipment; farming as an aggressive domestic grower of specialty crops; acquisition of supplier Botanical Products International, Inc.; internal growth; extraction processing alternatives, etc. Mr. Schortz earned a Certified Public Accountants license in 1975, and practiced public accountancy from 1971 through 1996. Organizations in which he is currently active include the American Institute of Certified Public Accountants (AICPA), the New Jersey Society of Certified Public Accountant's (NJSCPA) and the LCM Foundation International, Inc. Mr. Schortz graduated from Pfeiffer College with a B.S. degree in Accounting in 1971.

  David Chang has served as President of Acta International, Inc. since 1995. Mr. Chang has served as Vice President for Acta Pharmacal Co. since 1990. From 1989 to 1990, Mr. Chang was the regional director for NMC Homecare, a division of W.R. Grace. Mr. Chang served as area director for InfusionCare, Inc., a division of AVON, from 1988 to 1989, general manager of CliniShare, Inc. from 1983 to 1987 and Director of Pharmacy of the San Fernando Community Hospital from 1979 to 1983. From 1977 to 1979, Mr. Chang was staff pharmacist for the University of California at Los Angeles. Mr. Chang holds a Doctor of Pharmacy degree from the University of California, San Francisco, and has practiced as a California pharmacist.

  Barry C. Loder has served as an officer and director of Advanced Nutraceuticals since September 1997. He serves as President of BCL Partners, Inc. since January 1998. BCL is an investment banking firm that specializes in mergers and acquisitions. From March 1995 to January 1998, Mr. Loder served as Chief Financial Officer and later also as Chief Operating Officer of Nutrition For Life International, Inc. From October 1993 through March 1995, Mr. Loder was a financial consultant, performing corporate finance, merger and acquisition and other financing activities. Mr. Loder was the Manager of Mergers and Acquisitions for Allwaste, Inc. from 1992 to 1994. Mr. Loder was co-founder of Republic Waste Industries and served as Senior Vice President of Finance during 1990 and 1991. Mr. Loder has a Masters Degree in Business Administration from Houston Baptist University, a B.A. in accounting from Walsh University and is a Certified Public Accountant, and holds a Part II Chartered Financial Analyst designation.

  Within 90 days after the consummation of the Offering, the Company anticipates it will name up to four additional directors, at least two of whom will be independent directors. Following the consummation of the Offering, the Company will establish an Audit Committee consisting of at least two independent directors and a Compensation Committee consisting of at least two independent directors.

OTHER KEY PERSONNEL

  Brett Richman (46) has served as President of Northridge for 12 years. At Northridge, Mr. Richman is in charge of all marketing, domestic and international sales, launching and developing new territories, lecturing world-wide, formulation and product development. Mr. Richman also lectures and writes for Multi-Marketing News, a leading direct marketing periodical. Mr. Richman graduated from the University of California magna cum laude with a Bachelors degree in Eastern Religion and Philosophy. Mr. Richman is not a director or officer of the Company.

  Pailla Reddy (40) is President and founder of Bactolac Pharmaceuticals, Inc., located in Westbury, New York since late 1995. At Bactolac, Mr. Reddy manages and organizes operations, develops formulations and manages the selection and procurement of all received raw materials. From 1991 to 1995, Mr. Reddy served as production manager for Maxus Pharmaceutical, Inc. where he managed daily operations and production. From 1983 to 1991, Mr. Reddy served as a research chemist, production manager and ultimately the director of operations to Wellcome Pharmaceuticals, Ltd. located in Lagos, Nigeria. Mr. Reddy has a Bachelors in chemistry with genetics and botany, a Masters in organic chemistry and Ph.D. in organic chemistry from Kanpur University, India. Mr. Reddy is not a director or officer of the Company.

DIRECTORS' COMPENSATION

  Directors who are also employees of the Company or one of its subsidiaries will not receive additional compensation for serving as directors. Each director who is not an employee of the Company or one of its subsidiaries will receive a fee of $2,000 for attendance at each Board of Directors' meeting and $1,000 for each committee meeting.

EXECUTIVE COMPENSATION

  ANI was incorporated in September 1997, has conducted limited operations and generated no revenue to date and did not pay any of its executive officers compensation during 1997. The Company anticipates that during 1998 its five most highly compensated executive officers will be Joseph R. Schortz, David Chang, Greg Pusey and Barry Loder and on the subsidiary level, Brett Richman.

 Employment Agreements and Termination of Employment and Change in Control Arrangements

  Each of Joseph R. Schortz, David Chang, Greg Pusey, Barry Loder, Brett Richman and Pailla Reddy have agreed to enter into employment agreements upon consummation of the Offering with the Company providing for annual base salaries of $250,000, $150,000, $135,000, $135,000, $250,000 and $200,000,
respectively, and bonuses payable at the discretion of the Company's Board of Directors. Each employment agreement will be for a term of three years, except Mr. Richman's and Mr. Reddy's which will each be for two years. Each of these agreements will provide that, in the event of a termination of employment by the Company without cause, the employee will be entitled to receive severance from the Company an amount equal to one year's salary, payable in one lump sum on the effective date of termination or termination in connection with a "Change in Control" of the Company (as defined in the employment agreements).

1998 STOCK OPTION PLAN

  No stock options were granted to, or exercised by or held by any executive officer in 1997. The Company's Board of Directors adopted and in September 1998 the Company's stockholders approved the Company's 1998 Stock Option (the "Plan"). The purpose of the Plan is to provide employees, consultants and other service providers with additional incentives by increasing their ownership interests in the Company. Individual awards under the Plan may take the form of either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs").

  The Compensation Committee will administer the Plan and select the individuals who will receive awards and establish the terms and conditions of those awards. The maximum number of shares of Common Stock that may be subject to outstanding awards is 1,300,000 shares. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

  The Plan will remain in effect until September 2008. The Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted. Under the Plan, no person may be granted options to purchase in excess of 200,000 shares of Common Stock in any calendar year.

  At the closing of the Offering, NQSOs to purchase a total of 558,800 shares of Common Stock will be granted as follows: options to purchase 200,000 shares will be granted to Mr. Schortz and options to purchase an aggregate of 358,800 shares will be granted to certain non-stockholder employees and consultants of the Founding Companies. Each of the foregoing options will have an exercise price equal to the initial public offering price per share. The Company expects that these options will vest at the rate of 25% per year, commencing on the first anniversary of the Offering and will expire at the earlier of seven years from the date of grant or three months following termination of employment.

NON-DISCRETIONARY STOCK OPTION PLAN

  The Company's Non-Discretionary Stock Option Plan (the "Directors' Plan"), which was adopted by the Board of Directors in August 1998 and approved by the Company's stockholders in September 1998, provides for (i) the automatic grant to each non-employee director serving at the commencement of the Offering of an option to purchase 10,000 shares, or (ii) the automatic grant to each non-employee director of an option to purchase 10,000 shares upon such person's initial election as a director and (iii) an automatic annual grant to each non-employee director of an option to purchase 5,000 shares at each annual meeting of stockholders thereafter at which time the director is re-elected or remains a director, unless such annual meeting is held within three months of such person's initial election as a director. All options will have an exercise price per share equal to the fair market value of the Common Stock on the date of grant, are exercisable six months after the date of grant as to all shares subject thereto and expire on the earlier of seven years from the date of grant or 30 days after termination of service as a director.

                             CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

  In connection with the formation of Advanced Nutraceuticals, in December 1997, Advanced Nutraceuticals sold 672,000 shares of Common Stock at $.008 per share to Mr. Pusey, 817,200 shares of Common Stock at $.008 per share to Mr. Loder and an additional 310,800 shares at $.008 per share to various unaffiliated purchasers. In June 1998 Advanced Nutraceuticals sold 588,000 additional shares of Common Stock at $1.67 per share in a private placement, of which 18,000 shares were purchased by certain family members of Mr. Pusey.

  Simultaneously with the consummation of the Offering, Advanced Nutraceuticals will acquire by merger all of the issued and outstanding stock of the Founding Companies, at which time each Founding Company will become a wholly-owned subsidiary of the Company. The aggregate consideration to be paid by Advanced Nutraceuticals in the Mergers consists of $37.55 million in cash, $2.5 million in promissory notes issued by the Company ("Purchase Notes") and [ ] shares of Common Stock. The Company has also agreed to pay $2.9 million in finders fees for Bactolac and ACTA to nonaffiliated parties.

  The consummation of each Merger is subject to customary conditions. These conditions include, among others, the continuing accuracy on the closing date of the Mergers of the representations and warranties of the Founding Companies and the principal stockholders thereof and of Advanced Nutraceuticals, the performance by each of them of all covenants included in the agreements providing for and relating to the Mergers and the nonexistence of a material adverse change in the results of operations, financial condition or business of each Founding Company.

  There can be no assurance that the conditions to closing of the Mergers will be satisfied or waived or that the acquisition agreements will not be terminated prior to consummation. If any of the Mergers is terminated for any reason, the Company does not intend to consummate the Offering on the terms described herein.

  Each merger agreement executed in connection with the Mergers contains certain representations and warranties regarding the business, assets, liabilities and financial condition of the respective Founding Companies. These representations and warranties will survive the closing of the Mergers for a period of at least 12 months following the consummation of the Offering.

  The following table sets forth the pro forma consideration to be paid in cash, shares of the Company's common stock and purchase notes by Advanced Nutraceuticals as of June 30, 1998 for each of the Founding Companies:

                                                              SHARES OF
                                                               COMMON   PURCHASE
                                                       CASH    STOCK *   NOTES
                                                      ------- --------- --------
                                                        (DOLLARS IN THOUSANDS)
   QBI............................................... $ 8,050    [  ]    $  --
   ACTA..............................................  19,000    [  ]       --
   Northridge........................................   7,500    [  ]     2,000
   Bactolac..........................................   3,000    [  ]       500
                                                      -------    ---     ------
   Total............................................. $37,550    [  ]    $2,500
                                                      =======    ===     ======

--------
*Assuming an offering price of $[  ] per share.

  In connection with the Mergers, and as consideration for their interests in the Founding Companies, certain officers, directors, key employees and holders of more than 5% of the outstanding shares of the Company, together with their spouses and trusts for which they act as trustees, will receive cash and shares of Common Stock and Purchase Notes of the Company as follows:

                                                    SHARES
                                                      OF
                                                    COMMON PURCHASE  % OF STOCK
NAME                                        CASH(1) STOCK   NOTES   OWNERSHIP(2)
----                                        ------- ------ -------- ------------
                                                   (DOLLARS IN THOUSANDS)
David Chang................................ $11,750  [  ]   $  -0-      [  ]%
Botanical Trust............................   4,428  [  ]      -0-      [  ]%
Joseph R. Schortz(2).......................   2,254  [  ]      -0-      [  ]%
Pailla Sadhana Reddy.......................   3,000  [  ]      500      [  ]%
Lawrence J. Katz...........................   1,368  [  ]      -0-      [  ]%
Brett Richman..............................   3,375  [  ]      900      [  ]%
Jane Richman...............................   3,375  [  ]      900      [  ]%
Holmby Ave. LLC............................     750  [  ]      200      [  ]%
Kuang Yu Chang.............................   3,880  [  ]      -0-      [  ]%
Robert C. Chiang...........................     150  [  ]      -0-      [  ]%
                                            -------  ----   ------      ----
Total...................................... $34,330  [  ]   $2,500
                                            =======  ====   ======      ====

--------
(1) Excludes $3.22 million of costs, $2.9 million of which are finder's fees.

(2) After giving effect to 558,800 shares subject to options, including 200,000 shares subject to options granted to Mr. Schortz.

  Pursuant to the agreements to be entered into in connection with the Mergers, certain stockholders of the Founding Companies have agreed not to compete with the Company for three years, commencing on the date of consummation of the Offering.

  Certain of the Founding Companies have incurred indebtedness which has been personally guaranteed by their stockholders or by entities controlled by their stockholders. At June 30, 1998, the aggregate amount of indebtedness of these Founding Companies that was subject to personal guarantees was approximately $6.2 million. The Company intends to use its best efforts to have the personal guarantees of this indebtedness released within 60 days after the closing of the Offering and, in the event that certain of the guarantees cannot be released, to repay such indebtedness. See "Use of Proceeds."

LEASES OF REAL PROPERTY BY FOUNDING COMPANIES

  Following the Mergers, QBI will continue to lease its facilities in South Plainfield, New Jersey. One of the properties is owned by MRA Associates, LLC, of which Nathan Belkowitz, Mr. Schortz and Lawrence J. Katz own 66 2/3%, 16 2/3% and 16 2/3%, respectively. The existing lease with MRA Associates will be replaced upon consummation of the Offering and will provide for a base monthly rental payment of $17,667 or $212,000 per year, with an adjustment increase of 3% per year during the term of the lease. The new lease will initially expire ten years from the consummation of the Offering. QBI will have two options to extend the lease for five years each and a right to purchase the property covered by the lease at the fair market value anytime during the lease term. The Company believes that the rent for this property does not exceed fair market value.

  Following the Mergers, Acta Pharmacal will continue to lease its facilities in Sunnyvale, California. These properties are owned by Chang & Chang Partnership, a company wholly-owned by Kuang Yu Chang and David T. Chang (the "Chang Partnership"). David T. Chang is President of Acta International and will serve as Executive Vice President of the Company after the consummation of the Offering. Kuang Yu Chang, the father of David T. Chang, is President of Acta Pharmacal and will serve as a consultant to the Company after the consummation of the Offering. The lease expires on October 31, 2000 and provides for a monthly rental payment of $32,000 or $384,000 per year. The Company believes that the rent for this property does not exceed fair market value. Following the Mergers, Acta International will continue to lease its existing facilities in Sunnyvale, California. These properties are owned by Chang Partnership. The lease expires on October 31, 2000 and provides for a monthly rental payment of $20,000 or $240,000 per year. The Company believes that the rent for this property does not exceed fair market value.

OTHER TRANSACTIONS

 Consulting Contract with Belkowitz Botanicals, Inc.

  QBI has entered into an agreement with Belkowitz Botanicals, Inc., a New Jersey corporation of which Mr. Belkowitz is the sole stockholder, pursuant to which Belkowitz Botanicals, Inc. has agreed to provide the full time consulting services of Mr. Belkowitz to undertake research and development services for QBI and to provide services to QBI concerning specific aspects of manufacturing operations, including specialty equipment use and implementation. Such agreement has a three year term and will terminate upon consummation of QBI's merger with the Company. Upon the consummation of the merger with QBI, Belkowitz Botanicals, Inc. has agreed to enter into a three year consulting agreement with the Company for a fee of approximately $21,000 per month to continue providing such services to QBI. In addition, Mr. Belkowitz will enter into an agreement not to compete with the Company for at least one year after the termination of the new consulting agreement. In 1997 Mr. Belkowitz pleaded guilty to a charge of interstate commercial bribery in the amount of $2,000. Mr. Belkowitz is not, and will not be, after consummation of the Offering, an officer, director or employee of the Company. All of Mr. Belkowitz's interest in QBI, consisting of 55% of the shares of QBI outstanding prior to the Offering, is held in Trust (the "Botanical Trust") of which Joseph R. Schortz is the sole trustee and all of the interest of Mr. Belkowitz as beneficiary of the Botanical Trust has been assigned to an escrow agent. See "Principal Stockholders." The entire corpus of the Botanical Trust has been pledged as collateral to secure payment of a $1,200,000 note of QBI pursuant to a litigation settlement. See "--QBI Promissory Note."

  Upon consummation of the Offering, the outstanding principal balance of the note delivered by QBI in its litigation settlement will be paid in full with a portion of the proceeds of the Offering (see "Use of Proceeds"). Upon payment of the QBI note, the Botanical Trust will terminate, and the escrow agent has agreed to deliver the cash portion of the acquisition consideration by the Company of QBI to Mr. Belkowitz and the shares of ANI to an irrevocable trust (the "New Botanical Trust" and such shares, the "New Botanical Trust Shares") of which Mr. Belkowitz is the beneficiary and Mr. Schortz is the sole trustee. Until termination of the New Botanical Trust, ten years from the date of consummation of the Offering, Mr. Schortz, in his capacity as trustee, will have sole voting power and disposition power over the New Botanical Trust Shares.

 QBI Promissory Note

  In December 1997, in connection with the settlement of certain litigation against QBI and certain of its officers, QBI issued a non-interest bearing promissory note in the principal amount of $1,200,000 payable in sixty monthly installments of $20,000. The note is personally guaranteed by Mr. Belkowitz and is collateralized by, among other things, a pledge of shares of QBI held by Mr. Belkowitz equal to two-thirds of the outstanding shares of QBI (of which shares equal to 11 2/3% of the outstanding shares of QBI were subsequently transferred to Mr. Schortz subject to such pledge), a second mortgage on certain property leased to QBI and owned by MRA Associates, LLC, an affiliate of QBI in which Mr. Belkowitz, Mr. Schortz and Mr. Katz are principals. As of June 30, 1998, there was $1,040,000 principal amount remaining on the note. A portion of the net proceeds to the Company from the Offering will be used to pay the balance of the note immediately upon consummation of the Offering.

 Notes Receivable and Advances Due from Stockholders of the Founding Companies

  During 1997 ACTA advanced $300,000 to K.Y. Chang, father of David Chang, on a non-interest bearing basis. The balance of the advance outstanding on June 30, 1998, was $100,000, all of which has subsequently been paid.

  As of January 1, 1997, QBI had advanced $127,597 to three farming operations which are 81% owned by the stockholders of QBI. During 1997 an additional $489,993 was advanced with respect to such farming operations. As of June 30, 1998, the advances outstanding had increased to $809,427. The advances are non-interest bearing and are scheduled for repayment as the crops are harvested. The 81% interest in the three farming operations will be contributed to QBI upon consummation of the merger with QBI.

 Notes Payable to Stockholders of the Founding Companies

  As of January 1, 1997, ACTA owed $1,614,534 to the Chang Partnership, with interest rates ranging from 7% to 8%. The notes have no stated maturity terms and as of December 31, 1997, the outstanding balance was $1,396,476 and as of June 30, 1998 the outstanding balance was $1,363,950.

  As of January 1, 1997, QBI owed $172,099 to two of its officers at an interest rate of 8%. During 1997, $22,328 was repaid and the remaining $149,771 was contributed to additional paid in capital of QBI by the holders.

  As of October 1, 1996, Northridge owed $88,000 to Jane Richman and Brett Richman under 7% demand notes. As of September 30, 1997, $20,000 had been repaid on the notes, with and additional $12,500 repaid during the six months ended June 30, 1998.

 Transactions with Affiliate of a Founding Company Stockholder

  Bactolac sells products to, and purchases products from, an entity in which the stockholder of Bactolac holds a 20% ownership interest. During 1997, Bactolac had sales of $1,213,121 and purchases of $459,790 with this entity. As of December 31, 1997, $452,231 was due from the entity for sales and $44,509 was payable to the entity for purchases. During the six months ended June 30, 1998, Bactolac had sales of $561,343 and purchases of $245,947 with this entity. As of June 30, 1998, $332,882 was due from the entity for sales and $98,367 was payable to the entity for purchases.

COMPANY CONFLICT OF INTEREST POLICY

  Any future transactions with affiliated parties of the Company or its subsidiaries will be subject to the approval in advance by a majority of disinterested members of the Board of Directors.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information regarding the beneficial ownership of the Common Stock, after giving effect to the Mergers and the Offering, by (i) each person known to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each Company director; (iii) the person expected to be named Chief Executive Officer and those persons expected to be the next four most highly compensated executive officers of the Company following consummation of Mergers and the Offering; and (iv) all executive officers and directors as a group. All persons listed have an address c/o the Company's principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                                   SHARES
                                                                BENEFICIALLY
                                                                 OWNED AFTER
                                                                 OFFERING(3)
                                                              -----------------
                              NAME                            NUMBER PERCENT(3)
                              ----                            ------ ----------
   David Chang...............................................  [  ]     [  ]%
   Joseph R. Schortz(1)(2)...................................  [  ]     [  ]%
   Barry C. Loder............................................  [  ]     [  ]%
   Gregory Pusey.............................................  [  ]     [  ]%
   Brett Richman(4)..........................................  [  ]     [  ]%
   All executive officers and directors as a group (6
    persons).................................................  [  ]     [  ]

--------
(1) Includes [   ] shares that are owned by the New Botanical Trust of which
    Mr. Schortz is the sole trustee and holds voting and disposition power.

(2) Does not include 200,000 shares subject to options expected to be issued that will become exercisable in four equal annual installments commencing on the first anniversary of the consummation of the Offering.

(3) Does not include 558,800 shares subject to options expected to be issued that will become exercisable in four equal annual installments commencing on the first anniversary of the consummation of the Offering.

(4) An officer of a subsidiary of the Company, not an officer or director of the Company.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of 30,000,000 shares of capital stock and 5,000,000 shares of Preferred Stock. Upon completion of the
Mergers and the Offering, the Company will have outstanding [   ] shares of
Common Stock and no shares of Preferred Stock. In September 1998, the shareholders of Advanced Nutraceuticals approved the Organizational Merger. The following discussion is qualified in its entirety by reference to the Certificate of Incorporation of Advanced Nutraceuticals, Inc. (the "ANI Certificate"), which is included as an exhibit to the Registration Statement of which this prospectus is a part.

COMMON STOCK

  The holders of Common Stock are each entitled to one vote for each share held on all matters to which they are entitled to vote, including the election of directors. Upon consummation of the Offering, the Board of Directors will be classified into three classes as nearly equal in number as possible, with the term of each class expiring on a staggered basis. The classification of the Board of Directors may make it more difficult to change the composition of the Board of Directors and thereby may discourage or make more difficult an attempt by a person or group to obtain control of the Company. Cumulative voting for the election of directors is not permitted. Any director, or the entire Board of Directors, may be removed at any time, with cause, by a majority of the aggregate number of votes which may be cast by the holders of all of the outstanding shares of capital stock entitled to vote for the election of directors. The provisions of the ANI Certificate that provide for a classified board may not be amended or repealed without the approval of 60% of the vote entitled to be counted in an election of directors.

  Subject to the rights of any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to participate pro rata in such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. Holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are to be issued pursuant to the Offering and the Mergers will be, upon payment therefor, fully paid and non-assessable.

  The Company has applied for the inclusion of the Common Stock on the Nasdaq National Market under the symbol "ANUI," subject to official notice of issuance.

PREFERRED STOCK

  The Preferred Stock may be issued from time to time by the Board of Directors in one or more series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or, if no shares of the series have been issued, to change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock.

  One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

  The Company is subject to Section 203 of the DGCL which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) at or after such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

  Pursuant to the Company's Certificate of Incorporation and as permitted by Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

  Additionally, the Bylaws of the Company provide that directors, officers and non-officer employees and agents shall be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of the Company, and further provide for the advancing of expenses incurred in defense of claims following delivery of an undertaking by the director, officer, employee or agent to repay any amounts advanced if it is ultimately determined that indemnification is not permitted under Delaware Law or the Bylaws.

  The Company's Bylaws provide that a special meeting of stockholders may be called only by the Company's President or by a majority of the Board of Directors. The Bylaws provide that notices of special meeting must include a statement of purpose of the special meeting.

  The Company's Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors (the "Nomination Procedure"). The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination for the Board of Directors to the Secretary of the Company generally not less than 53 nor more than 90 days prior to the meeting at which directors are to be elected. The requirements as to the form and timing of that notice are specified in the Company's Bylaws. If the Chairman of the Board of Directors determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

  Although the Company's Bylaws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors, the Company's Bylaws (i) may have the effect of precluding a nomination for the election of directors at a particular meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is Corporate Stock Transfer, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of the Mergers and completion of the Offering, the Company
will have outstanding [   ] shares of Common Stock. The 5,000,000 shares sold
in the Offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely tradable without restriction unless acquired by affiliates of the Company. None of the remaining outstanding shares of Common Stock have been registered under the Securities Act, which means that they may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 thereunder.

  In general, under Rule 144, if a period of at least one year has elapsed between the later of the date on which restricted securities were acquired from the Company or the date on which they were acquired from an affiliate, the holder of such restricted securities (including an affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of (i) one percent of
the then outstanding shares of the Common Stock (approximately [   ] shares
upon completion of the Offering) or (ii) the average weekly reported volume of trading of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the one year holding period. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date on which restricted securities were acquired from the Company and the date on which they were acquired from an affiliate, a holder of such restricted securities who is not an affiliate at the time of the sale and has not been an affiliate for a least three months prior to the sale is entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

  The Company and its officers, directors and certain stockholders, who
beneficially own [   ] shares in the aggregate, have agreed not to sell or
otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Sutro & Co. Incorporated except that the Company may issue Common Stock in connection with acquisitions. In addition, all of the stockholders of the Founding Companies, the Company's officers and directors and certain stockholders, holding in the
aggregate [   ] shares of Common Stock, have agreed with the Company that they will not sell any of their shares for a period of twelve months after the closing of the Offering. These stockholders, however, have the right, in the event the Company proposes to register under the Securities Act any Common Stock for its own account or for the account of others, subject to certain exceptions, to require the Company to include their shares in the registration, subject to the right of the Company to exclude some or all of the shares in the Offering upon the advice of the managing underwriter.

  Prior to the Offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price for the Common Stock prevailing from time to time. Nevertheless, sales, or the availability for sale of, substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the future ability of the Company to raise equity capital and complete any additional acquisitions for Common Stock.

                                 UNDERWRITING

  The Underwriters named below, acting through their representatives, Sutro & Co. Incorporated and [Other Underwriters Representatives] (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement with the Company, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                      NUMBER OF
    UNDERWRITERS                                                       SHARES
    ------------                                                      ---------
   Sutro & Co. Incorporated..........................................
                                                                      ---------
     Total........................................................... 5,000,000
                                                                      =========

  The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow
selected dealers a concession of not more than $    per share, and the
Underwriters may allow, and such dealers may reallow, a concession of not more
than $    per share to certain other dealers. After the initial public offering, the price and concessions and reallowances to dealers may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

  The Underwriters have been granted an option exercisable for 45 days after the date of the Underwriting Agreement to purchase up to a maximum of 750,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise such option, the Underwriters have severally agreed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the foregoing table.

  The Company has agreed to indemnify the Underwriters and certain related persons against certain liabilities relating to the offering contemplated by this Prospectus, including liabilities under the Securities Act, or to contribute to payments which the Underwriters may be required to make in respect thereof.

  The Company's directors, officers and stockholders have agreed not to offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of Sutro & Co. Incorporated except for a bona fide gift to a third party or as a distribution to the partners or stockholders of a Company stockholder, provided that the recipient(s) thereof agree in writing to be bound by the terms of the lock-up agreement to which such stockholder is bound.

  The Underwriters may engage in stabilizing bids, cover syndicate short positions or impose penalty bids. If the Underwriters create a short position in the Common Stock in connection with the Offering (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

  The Representatives also may impose a penalty bid on certain Underwriters. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters who sold those shares as part of the Offering. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid may have an effect of the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude or, or any effect that the transactions described above may have on, the price of the Common Stock.

In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or, once commenced, will not discontinue such transactions at any time without notice.

  The Company has agreed to sell to Sutro & Co. Incorporated warrants to purchase from the Company up to 200,000 shares of Common Stock (230,000 shares of Common Stock if the over-allotment option is exercised in full) at an exercise price per share equal to 120% of the initial public offering price per share (the "Representatives' Warrants"). Sutro & Co. Incorporated shall pay $.01 per warrant to the Company for its Representatives' Warrants. The Representatives' Warrants may not be sold, transferred, assigned, pledged or hypothecated for a period of twelve months from the effective date of the Registration Statement of which this Prospectus is a part, except to officers and partners (but not directors) of the Representatives and other members of the underwriting or selling group and officers or partners (but not directors) thereof in compliance with the applicable provisions of the Corporate Financing Rules of the National Association of Securities Dealers, Inc. The Representatives' Warrants will be exercisable for a four year period beginning one year from the effective date of the Registration Statement of which this Prospectus is a part. In addition, the Company has granted certain demand and piggyback registration rights to the holders of the Representatives' Warrants, which enable them to register the Common Stock underlying the Representatives' Warrants under the Securities Act.

  Prior to the Offering, there has been no public market for the Common Stock. Accordingly, the initial public offering price for the Common Stock was determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Founding Companies in recent periods, the market capitalization and stages of development of other companies which the Company and the Representatives believed to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant by the Company and the Representatives. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  A principal of Sutro & Co. Incorporated owns beneficially and of record shares of Common Stock constituting less than 2% of the outstanding shares of the Company.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed on for the Company by Paul, Hastings, Janofsky & Walker LLP, Los Angeles, California, a principal of which owns beneficially and of record shares of Common Stock constituting less than 1% of the outstanding shares of Common Stock of the Company. Certain legal matters related to the Offering will be passed on for the Underwriters by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

  The audited financial statements of Advanced Nutraceuticals as of December 31, 1997 and for the period then ended, ACTA as of December 31, 1997 and 1996 and each of the three years ended December 31, 1997, QBI as of December 31, 1997 and for the year then ended, Northridge as of September 30, 1997 and 1996 and for the two years ended September 30, 1997 and Bactolac as of December 31, 1997 and 1996 and for the two years ended December 31, 1997, appearing in this Prospectus and the registration statement of which this Prospectus is a part have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their reports appearing herein and elsewhere in the registration statement of which this Prospectus is a part, and are included in reliance upon the Reports of said firm and given upon their authority as experts in accounting and auditing.

  The financial statement of QBI as of December 31, 1996 and for the year then ended appearing in this Prospectus and the registration statement of which this Prospectus is a part have been audited by Amper, Politziner & Mattia P.A., independent certified public accountants, as stated in their report appearing herein and elsewhere in the registration statement of which this Prospectus is a part and are included in reliance upon the reports of said firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the SEC a Registration Statement (which term shall encompass any and all amendments thereto) on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC maintains a web site that contains reports, proxy and information statements regarding registrants that file electronically with the SEC. The address of this web site is (http://www.sec.gov). Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the SEC, upon payment of the prescribed fees.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements contained herein under "Prospectus Summary," "Risk Factors," "Summary Financial Data," Selected Financial Data," Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," including without limitation those concerning (i) the Company's strategies, (ii) the Company's plans for expansion and growth and (iii) the Company's capital expenditures, contain certain forward-looking statements (as such term is defined in the private Securities Litigation Reform Act of 1995) and information relating to the Company that are based on the beliefs of the management of the Company as well as assumptions made by and information currently available to the management of the Company. When used herein, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. The risk factors set forth herein the Company's constitute important cautionary statements identifying important factors that could cause actual results to differ from those in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
ADVANCED NUTRACEUTICALS, INC. (UNAUDITED)
 PRO FORMA COMBINED FINANCIAL STATEMENTS
  Basis of Presentation...................................................  F-3
  Unaudited Pro Forma Combined Balance Sheet..............................  F-4
  Unaudited Pro Forma Combined Statements of Operations...................  F-5
  Notes to Unaudited Pro Forma Combined Financial Statements..............  F-7
ADVANCED NUTRACEUTICALS, INC.
  Report of Independent Certified Public Accountants...................... F-14
  Balance Sheets.......................................................... F-15
  Statements of Operations................................................ F-16
  Statements of Stockholders' Equity...................................... F-17
  Statements of Cash Flows................................................ F-18
  Notes to Financial Statements........................................... F-19
FOUNDING COMPANIES
 ACTA PRODUCTS INTERNATIONAL, INC. & ACTA PRODUCTS CORPORATION (THE ACTA
  GROUP)
  Report of Independent Certified Public Accountants...................... F-23
  Combined Balance Sheets................................................. F-24
  Combined Statements of Earnings......................................... F-25
  Combined Statements of Stockholders' Equity............................. F-26
  Combined Statements of Cash Flows....................................... F-27
  Notes to Combined Financial Statements.................................. F-28
QUALITY BOTANICAL INGREDIENTS, INC.
  Report of Independent Certified Public Accountants...................... F-36
  Report of Independent Certified Public Accountants...................... F-37
  Balance Sheets.......................................................... F-38
  Statements of Operations................................................ F-39
  Statements of Stockholders' Equity...................................... F-40
  Statements of Cash Flows................................................ F-41
  Notes to Financial Statements........................................... F-42
NORTHRIDGE LABORATORIES, INC.
  Report of Independent Certified Public Accountants...................... F-51
  Balance Sheets.......................................................... F-52
  Statements of Earnings.................................................. F-53
  Statements of Stockholders' Equity...................................... F-54
  Statements of Cash Flows................................................ F-55
  Notes to Financial Statements........................................... F-56

                                                                            PAGE
                                                                            ----
BACTOLAC PHARMACEUTICALS, INC.
  Report of Independent Certified Public Accountants....................... F-62
  Balance Sheets........................................................... F-63
  Statements of Earnings................................................... F-64
  Statements of Stockholder's Equity....................................... F-65
  Statements of Cash Flows................................................. F-66
  Notes to Financial Statements............................................ F-67

             ADVANCED NUTRACEUTICALS, INC. AND FOUNDING COMPANIES

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

  The following unaudited pro forma combined financial statements give effect to the acquisitions by ADVANCED NUTRACEUTICALS, INC. ("ADVANCED NUTRACEUTICALS") of the outstanding capital stock of each of Acta Products International, Inc. and Acta Products Corporation (collectively "ACTA" or "Acta Group"), Quality Botanical Ingredients, Inc., Northridge Laboratories, Inc., and Bactolac Pharmaceuticals, Inc. (together, the "Founding Companies"). These acquisitions (the "Mergers") will occur simultaneously with the closing of ADVANCED NUTRACEUTICALS' initial public offering (the "Offering") and will be accounted for using the purchase method of accounting. ACTA has been identified as the accounting acquiror in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 97. The unaudited pro forma combined financial statements also give effect to the issuance of common stock in connection with the Offering and as partial consideration for the Mergers to the stockholders of the Founding Companies. These pro forma combined financial statements are based on the historical financial statements of the Founding Companies and ADVANCED NUTRACEUTICALS included elsewhere in this Prospectus and the estimates and assumptions set forth below and in the notes to the unaudited pro forma combined financial statements. The unaudited pro forma combined balance sheet gives effect to the Mergers and the Offering as if they had occurred on June 30, 1998. The unaudited pro forma combined statements of operations give effect to these transactions as if they had occurred on January 1, 1997.

  ADVANCED NUTRACEUTICALS has preliminarily analyzed the benefits that it expects will be realized from reductions in salaries, bonuses and certain benefits to the owners. To the extent the stockholders of the Founding Companies have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the unaudited pro forma combined statements of operations. Additionally, reductions in interest expense as the result of the planned repayment of the preponderance of the Founding Companies' existing debt have been reflected in the unaudited pro forma combined statements of operations. With respect to other potential benefits, ADVANCED NUTRACEUTICALS has not and cannot quantify these benefits until completion of the combination of the Founding Companies. It is anticipated that these benefits will be offset by costs related to ADVANCED NUTRACEUTICALS's new corporate management, increased capital expenditures and by the costs associated with being a public company. However, because these costs cannot be accurately quantified at this time, they have not been included in the unaudited pro forma financial information of ADVANCED NUTRACEUTICALS.

  The purchase price of the Founding Companies (except ACTA, which is the accounting acquiror) and ADVANCED NUTRACEUTICALS has been allocated based on the estimated fair value of assets acquired and liabilities assumed. The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. In the opinion of management, the final allocation of the purchase price will not materially differ from these preliminary estimates. The unaudited pro forma combined financial data presented herein does not purport to represent what the Company's financial position or results of operations would have actually been had such events occurred on the assumed dates or to project the Company's financial position or results of operations for any future period. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus. Also see "Risk Factors" included elsewhere herein.

                         ADVANCED NUTRACEUTICALS, INC.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 JUNE 30, 1998
                                (IN THOUSANDS)

                                                                                 PRO FORMA  PRO FORMA  OFFERING      AS
                            ACTA  QBI(F)  NORTHRIDGE BACTOLAC   ANI    COMBINED ADJUSTMENTS COMBINED  ADJUSTMENTS ADJUSTED
                           ------ ------- ---------- -------- -------  -------- ----------- --------- ----------- --------
        ASSETS
        ------
Current assets
 Cash and cash
 equivalents..........     $  360 $   454   $2,036    $   75  $   598  $ 3,523    $(3,123)  $    400   $          $
 Accounts receivables,
 net..................      4,730   2,851    1,464     1,868      --    10,913                10,913               10,913
 Accounts receivable,
 related parties......        100     --       --        --       --       100       (100)       --                   --
 Inventory............      2,518   5,679    1,070       713      --     9,980                 9,980                9,980
 Prepaid expenses.....         84     709      222       --       106    1,121                 1,121                1,121
 Deferred tax asset...        --      239       74       --       --       313                   313                  313
                           ------ -------   ------    ------  -------  -------    -------   --------   --------   -------
   Total current
   assets.............      7,792   9,932    4,866     2,656      704   25,950     (3,223)    22,727               22,327
Property and
equipment--net........        537   2,599    1,525        90        2    4,753                 4,753                4,753
Deferred tax asset....        --       28      --        --       --        28                    28                   28
Goodwill, net.........        --    3,725      --        --       --     3,725     69,319     73,044               73,044
Other assets..........          3   1,204       41        21      276    1,545                 1,545                1,545
                           ------ -------   ------    ------  -------  -------    -------   --------   --------   -------
   Total assets.......     $8,332 $17,488   $6,432    $2,767  $   982  $36,001    $66,096   $102,097   $          $
                           ====== =======   ======    ======  =======  =======    =======   ========   ========   =======
    LIABILITIES &
 STOCKHOLDERS' EQUITY
 --------------------
Current liabilities
 Note payable--Bank...     $  --  $ 3,335   $   58    $  --   $   --   $ 3,393    $   --    $  3,393   $          $ 3,393
 Current maturities:
 Long-term debt.......         22   2,502      --        --       --     2,524     (1,152)     1,372     (1,350)       22
 Capital lease
 obligations..........        --      265      --        --       --       265        --         265                  265
 Note payable--
 litigation
 settlement...........        --      176      --        --       --       176       (176)       --                   --
 Account payable......      1,824   3,617    1,028       916      --     7,385        --       7,385                7,385
 Accrued expenses &
 other................      2,056   1,078    1,268        11      --     4,413        --       4,413                4,413
 Payable to
 shareholders/affiliates.     433       9       56       --        58      556       (489)        67        (58)        9
 Payable to Founding
 Company stockholders.        --      --       --        --       --       --      39,875     39,875    (39,875)      --
 Purchase notes
 payable..............        --      --       --        --       --       --       1,250      1,250                1,250
                           ------ -------   ------    ------  -------  -------    -------   --------   --------   -------
   Total current
   liabilities........      4,335  10,982    2,410       927       58   18,712     39,308     58,020               16,737
Long-term debt, net of
current maturities....        257     595      --        --       --       852        --         852                  852
Capital leases
obligation net of
current maturities....        --      768      --        --       --       768        --         768                  768
Note payable--
litigation settlement
net of current
maturities............        --      700      --        --       --       700       (700)       --                   --
Loan payable
shareholders..........        931     --       --          3      --       934       (931)         3                    3
Purchase notes
payable...............        --      --       --        --       --       --       1,250      1,250                1,250
Deferred income taxes.        --      --       349       --       --       349        --         349                  349
                           ------ -------   ------    ------  -------  -------    -------   --------   --------   -------
   Total liabilities..      5,523  13,045    2,759       930       58   22,315     38,927     61,242               19,959
Stockholders' Equity
 Preferred stock......         50     --       --        --       --        50        (50)
 Common stock.........         78      38       50       --         2      168        --
 Additional paid-in
 capital..............        --    3,508      --          5    3,945    7,458        --
 Retained earnings
 (deficit)............      2,681     897    3,623     1,832   (3,023)   6,010     (3,528)     2,481                2,481
                           ------ -------   ------    ------  -------  -------    -------   --------   --------   -------
   Total stockholders'
   equity.............      2,809   4,443    3,673     1,837      924   13,686     27,169     40,855
                           ------ -------   ------    ------  -------  -------    -------   --------   --------   -------
   Total liabilities
   and stockholders'
   equity.............     $8,332 $17,488   $6,432    $2,767  $   982  $36,001    $66,096   $102,097   $          $
                           ====== =======   ======    ======  =======  =======    =======   ========   ========   =======

                         ADVANCED NUTRACEUTICALS, INC.

            UNAUDITED PRO FORMA COMBINING STATEMENTS OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 1997
              (ALL AMOUNTS EXCEPT PER SHARE AMOUNTS IN THOUSANDS)

                                                                                       PRO FORMA  PRO FORMA
                           ACTA    QBI(F)   NORTHRIDGE BACTOLAC   ANI    COMBINED     ADJUSTMENTS COMBINED
                          -------  -------  ---------- -------- -------  --------     ----------- ---------
Net sales...............  $18,723  $15,568   $11,532    $5,002  $   --   $50,825        $   --     $50,825
Cost of goods sold......   12,262   11,214     8,393     3,802      --    35,671                    35,671
                          -------  -------   -------    ------  -------  -------        -------    -------
                            6,461    4,354     3,139     1,200      --    15,154            --      15,154
Selling, general and
 administrative
 expenses...............    4,926    3,949     2,070       246    2,997   14,188 (a)     (5,921)     8,267
Goodwill amortization...      --        93       --        --       --        93 (b)      1,733      1,826
                          -------  -------   -------    ------  -------  -------        -------    -------
Earnings (loss) from
 operations.............    1,535      312     1,069       954   (2,997)     873          4,188      5,061
Other income (expense)
 Interest income........       33        5       --        --         1       39                        39
 Interest expense.......     (110)    (601)      --        --       --      (711)(c)         58       (653)
 Other..................       18     (894)       25         5      --      (846)                     (846)
                          -------  -------   -------    ------  -------  -------        -------    -------
                              (59)  (1,490)       25         5        1   (1,518)            58     (1,460)
                          -------  -------   -------    ------  -------  -------        -------    -------
Earnings (loss) before
 income taxes...........    1,476   (1,178)    1,094       959   (2,996)    (645)         4,246      3,601
Income tax expense
 (benefit)..............      462     (325)      441       --       --       578 (d)      1,593      2,171
                          -------  -------   -------    ------  -------  -------        -------    -------
Net earnings (loss).....  $ 1,014  $  (853)  $   653    $  959  $(2,996) $(1,223)       $ 2,653    $ 1,430
                          =======  =======   =======    ======  =======  =======        =======    =======
Net earnings per share
 basic and diluted......                                                                           $
Shares used in computing
 pro forma net earnings
 per share basic and
 diluted(1).............

--------
(1) Includes (i) 1,800,000 shares issued to founders of and certain consultants to ADVANCED NUTRACEUTICALS, (ii) 588,000 shares issued in a
    private placement by ADVANCED NUTRACEUTICALS, (iii) [      ] shares issued
    to owners of the Founding Companies and (iv) [      ] of the 5,000,000
    shares sold in the Offering necessary to pay the cash portion of the
    Merger consideration and expenses of this Offering. The [      ] shares
    excluded reflect the net cash proceeds to ADVANCED NUTRACEUTICALS.

                         ADVANCED NUTRACEUTICALS, INC.

                        SIX MONTHS ENDED JUNE 30, 1998
              (ALL AMOUNTS EXCEPT PER SHARE AMOUNTS IN THOUSANDS)

                                                                                     PRO FORMA  PRO FORMA
                           ACTA    QBI (F)  NORTHRIDGE BACTOLAC  ANI   COMBINED     ADJUSTMENTS COMBINED
                          -------  -------  ---------- -------- -----  --------     ----------- ---------
Net sales...............  $11,592  $10,941    $7,476    $3,642  $ --   $33,651        $   --     $33,651
Cost of goods sold......    6,965    7,653     5,533     2,566    --    22,717                    22,717
                          -------  -------    ------    ------  -----  -------        -------    -------
                            4,627    3,288     1,943     1,076    --    10,934            --      10,934
Selling, general and
 administrative
 expenses...............    2,407    2,230     1,340       134     28    6,139 (a)     (1,197)     4,942
Goodwill amortization...      --        47       --        --     --        47 (b)        866        913
                          -------  -------    ------    ------  -----  -------        -------    -------
Earning (loss) from
 operations.............    2,220    1,011       603       942    (28)   4,748            331      5,079
Other income (expense)
 Interest income........       86      --        --        --     --        86                        86
 Interest expense.......      (73)    (392)      --        --     --      (465)(c)         29       (436)
 Other..................      --       (74)       30         3    --       (41)                      (41)
                          -------  -------    ------    ------  -----  -------        -------    -------
                               13     (466)       30         3    --      (420)            29       (391)
                          -------  -------    ------    ------  -----  -------        -------    -------
Earnings (loss) before
 income taxes...........    2,233      545       633       945    (28)   4,328            360      4,688
Income tax expense
 (benefit)..............      772      229       266       --     --     1,267 (d)        974      2,241
                          -------  -------    ------    ------  -----  -------        -------    -------
Net earnings (loss).....  $ 1,461  $   316    $  367    $  945  $ (28) $ 3,061        $  (614)   $ 2,447
                          =======  =======    ======    ======  =====  =======        =======    =======
Net earnings per share
 basic and diluted......                                                                         $
Shares used in computing
 pro forma net earnings
 per share basic and
 diluted (1)............

--------
(1) Includes (i) 1,800,000 shares issued to founders of and certain consultants to ADVANCED NUTRACEUTICALS, (ii) 588,000 shares issued in a
    private placement by ADVANCED NUTRACEUTICALS, (iii) [      ] shares issued
    to owners of the Founding Companies and (iv) [      ] of the
    5,000,000 shares sold in the Offering necessary to pay the cash portion of
    the Merger consideration and expenses of this Offering. The [      ]
    shares excluded reflect the net cash proceeds to ADVANCED NUTRACEUTICALS.

             ADVANCED NUTRACEUTICALS, INC. AND FOUNDING COMPANIES

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. GENERAL:

  ADVANCED NUTRACEUTICALS, INC. was formed to create a full service vertically integrated manufacturer and supplier of quality nutritional supplements and botanical ingredients. ADVANCED NUTRACEUTICALS has conducted no operations to date and will acquire the Founding Companies concurrently with and as a condition to the closing of this Offering.

  The historical financial statements reflect the financial position and results of operations of the Founding Companies and were derived from the respective Founding Companies' financial statements where indicated. The periods included in these financial statements for the individual Founding Companies are as of and for the six months ended June 30, 1998 and for the year ended December 31, 1997, with the exception of Northridge for which the period is as of and for the six months ended June 30, 1998 and for the fiscal year ended September 30, 1997. The audited historical financial statements included elsewhere herein have been included in accordance with Securities and Exchange Commission ("SEC") Regulation S-X, Rule 3-05.

2. ACQUISITION OF FOUNDING COMPANIES:

  Concurrently with and as a condition to the closing of this Offering, ADVANCED NUTRACEUTICALS will acquire all of the outstanding capital stock of the Founding Companies. The acquisitions will be accounted for using the purchase method of accounting with ACTA being treated as the accounting acquirer.

  The following table sets forth the consideration to be paid (a) in cash, (b) in shares of Common Stock to the common stockholders of each of the Founding Companies and (c) in purchase notes. For purposes of computing the estimated purchase price for accounting purposes, the value of the shares is determined using an estimated fair value of $[ ] per share, which represents a discount of ten percent from the assumed initial public offering price of $[ ] per share (the mid point of the range of estimated initial public offering prices set forth on the cover page of the Prospectus) due to the restrictions on the sale and transferability of the shares issued as well as the effect of sales of such large quantities of shares would have on the market value of the stock. The estimated purchase price for the Mergers is based upon preliminary estimates and is subject to certain purchase price adjustments at and following closing. In the opinion of management, the final allocation of the purchase price will not materially differ from these preliminary estimates.

                                                                 SHARE  PURCHASE
                                                  CASH   SHARES  VALUE   NOTES
                                                 ------- ------ ------- --------
                                                         (DOLLARS IN THOUSANDS)
     ACTA....................................... $19,000        $23,400  $  --
     QBI........................................   8,050         21,105     --
     Northridge.................................   7,500          6,300   2,000
     Bactolac...................................   3,000          4,050     500
                                                 -------  ---   -------  ------
       Total.................................... $37,550        $54,855  $2,500
                                                 =======  ===   =======  ======

             ADVANCED NUTRACEUTICALS, INC. AND FOUNDING COMPANIES

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

  (a) Records the purchase of the Founding Companies for a total purchase price of $94.9 million, including $42.4 million (cash of $19.0 million and ADVANCED NUTRACEUTICALS Common Stock with an aggregate value of $23.4 million
determined using an estimated fair value of $[    ] per share) attributed to
ACTA as accounting acquiror. The entry includes the liability of $37.6 million for the cash portion of the consideration to be paid to the stockholders of the Founding Companies in connection with the Acquisitions, the issuance of
[    ] shares of ADVANCED NUTRACEUTICALS Common Stock to the Founding
Companies and the issuance of $2.5 million of purchase notes payable, resulting in the creation of $44.5 million of goodwill after allocating the purchase price to the aggregate assets acquired and liabilities assumed, excluding ACTA, as shown below. In addition, goodwill of $24.9 million,
determined using an estimated fair value of $[    ] per share, has been
recorded attributable to the shares of ADVANCED NUTRACEUTICALS Common Stock issued and outstanding. Based on its initial assessment, management believes that the historical carrying value of the Founding Companies' assets and liabilities will approximate fair value and that there are no other identifiable intangible assets to which any material purchase price can be allocated.

  The following reconciles the combined historical net assets of the Founding Companies and ADVANCED NUTRACEUTICALS to the net assets acquired by ACTA (in thousands):

                                                      TOTAL    LESS    ACQUIRED
                                                     COMBINED  ACTA    COMPANIES
                                                     -------- -------  ---------
     Historical net assets.......................... $13,696  $(2,809)  $10,887
     Corporate distributions........................   1,836     (200)    1,636
                                                     -------  -------   -------
                                                     $11,860  $(2,609)  $ 9,251
                                                     =======  =======   =======

  (b) Records the S Corporation and other distributions provided for under the terms of the acquisition agreements.

  (c) Records liquidation of notes payable and related early retirement costs required to be repaid based upon the terms of the debt agreements or based upon the terms of the acquisition agreements.

             ADVANCED NUTRACEUTICALS, INC. AND FOUNDING COMPANIES

  The following table summarizes the unaudited pro forma acquisition adjustments to the pro forma combined balance sheet (in thousands):

                                               ADJUSTMENTS             TOTAL
                                          ------------------------  ACQUISITION
                                            (A)     (B)      (C)    ADJUSTMENT
                                          -------  ------  -------  -----------
                 ASSETS
                 ------
Current assets
  Cash and cash equivalents.............. $   --   $  --   $(3,123)   $(3,123)
  Accounts receivable, related party.....     --      --      (100)      (100)
                                          -------  ------  -------    -------
    Total current assets.................     --      --    (3,223)    (3,223)
  Goodwill, net..........................  69,319     --       --      69,319
                                          -------  ------  -------    -------
    Total assets......................... $69,319  $  --   $(3,223)   $66,096
                                          =======  ======  =======    =======
   LIABILITIES & STOCKHOLDERS' EQUITY
   ----------------------------------
Current liabilities
Current maturities
  Long-term debt......................... $   --   $  --   $(1,152)   $(1,152)
  Note payable-litigation settlement.....     --      --      (176)      (176)
  Stockholders loans.....................     --      --      (489)      (489)
  Payable to founding company
   stockholders..........................  37,550   1,836      489     39,875
  Purchase notes payable.................   1,250     --        --      1,250
                                          -------  ------  -------    -------
    Total current liabilities............  38,800   1,836   (1,328)    39,308
  Note payable--litigation settlement net
   of current maturities.................     --      --      (700)      (700)
  Loan payable shareholders..............     --      --      (931)      (931)
  Purchase notes payable.................   1,250     --       --       1,250
                                          -------  ------  -------    -------
    Total liabilities....................  40,050   1,836   (2,959)    38,927
Stockholders' Equity
  Preferred stock........................     (50)    --       --         (50)
  Common stock
  Additional paid in capital
  Retained earnings......................  (1,428) (1,836)    (264)    (3,528)
                                          -------  ------  -------    -------
    Total stockholders' equity...........  29,269  (1,836)    (264)    27,169
                                          -------  ------  -------    -------
    Total liabilities and stockholders'
     equity.............................. $69,319  $  --   $(3,223)   $66,096
                                          =======  ======  =======    =======

  (d) Records the cash proceeds of $[ ] million from the issuance of shares of ADVANCED NUTRACEUTICALS Common Stock net of estimated offering costs of
$[  ] million (based on an assumed initial public offering price of $[   ] per
share and includes the payment of deferred offering costs of $0.3 million incurred through June 30, 1998). Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

  (e) Records the cash portion of the consideration to be paid to the stockholders of the Founding Companies in connection with the Mergers.

             ADVANCED NUTRACEUTICALS, INC. AND FOUNDING COMPANIES

  The following table summarizes the unaudited pro forma offering adjustments to the pro forma combined balance sheet adjustments (in thousands):

                                                      ADJUSTMENTS       TOTAL
                                                    ----------------   OFFERING
                                                      (D)     (E)     ADJUSTMENT
                                                    ------- --------  ----------
                      ASSETS
                      ------
Cash and cash equivalents.......................... $       $          $
    Total current assets...........................
                                                    ------- --------   --------
Other assets.......................................
                                                    ------- --------   --------
    Total assets................................... $       $          $
                                                    ======= ========   ========
        LIABILITIES & STOCKHOLDERS' EQUITY
        ----------------------------------
Current maturities
  Long-term debt................................... $       $ (1,350)  $ (1,350)
  Stockholders loans...............................              (58)       (58)
  Payable to Founding Company stockholders.........          (39,875)   (39,875)
                                                    ------- --------   --------
    Total current liabilities......................          (41,283)   (41,283)
Stockholders' Equity
  Common stock.....................................
  Additional paid in capital.......................
                                                    ------- --------   --------
    Total stockholders' equity.....................
                                                    ------- --------   --------
    Total liabilities and stockholders' equity..... $       $(41,283)  $(41,283)
                                                    ======= ========   ========

  (f) For Pro forma Financial Statement purposes the historical financial statements of QBI as of June 30, 1998 and for the six months then ended as well as, the year ended December 31, 1997 have been adjusted. The adjustments are to reflect the subsequent acquisition by QBI of Botanical Products International, Inc. ("BPI") and the contribution of certain farming assets ("Farms") to QBI by certain of QBI's stockholders, at closing of the Merger transaction.

  BPI was acquired by QBI subsequent to June 30, 1998 for the total consideration of $4.5 million, consisting of a note payable of $1.35 million, an equity right of $3.0 million and the balance in cash. The acquisition resulted in goodwill of approximately $3.7 million, which is being amortized over a 40-year life. For Pro Forma Financial Statement purposes, the acquisition adjustments have been recorded under the purchase method of accounting and have been pushed down to BPI. Farms, to be acquired at closing by QBI, consist of three farming operations whose activities to June 30, 1998 have consisted of planting and growing of natural product crops.

              ADVANCED NUTRACEUTICALS, INC. AND FOUNDING COMPANIES

  The following summarizes the pro forma affect of the above transactions on the historical financial statements of QBI.

                                                  QBI                     QBI AS
                                               HISTORICAL  BPI    FARMS  ADJUSTED
                                               ----------  ---    -----  --------
                    ASSETS
                    ------
Cash and cash equivalents.....................  $   115   $  339  $ --   $   454
Accounts receivables, net.....................    2,580      271    --     2,851
Inventory.....................................    5,576      103    --     5,679
Prepaid expenses..............................      538      171    --       709
Deferred tax asset............................      239       --    --       239
                                                -------   ------  ----   -------
      Total current assets....................    9,048      884    --     9,932
Property and equipment-net....................    2,471      128    --     2,599
Deferred tax asset............................       28       --    --        28
Due from affiliates...........................      809       --  (809)       --
Goodwill, net.................................       --    3,725    --     3,725
Other assets..................................      518     (123)  809     1,204
                                                -------   ------  ----   -------
      Total assets............................  $12,874   $4,614  $ --   $17,488
                                                =======   ======  ====   =======
      LIABILITIES & STOCKHOLDERS' EQUITY
      ----------------------------------
Current liabilities:
Note payable--Bank............................  $ 3,335   $   --  $ --   $ 3,335
Current maturities
  Long-term debt..............................    1,152    1,350    --     2,502
  Capital lease obligations...................      265       --    --       265
  Note payable-litigation settlement..........      176       --    --       176
Account payable...............................    3,547       70    --     3,617
Accrued expenses & other......................    1,043       35    --     1,078
Payable to shareholders/affiliates............       --        9    --         9
                                                -------   ------  ----   -------
      Total current liabilities...............    9,518    1,464    --    10,982
Long-term debt, net of current maturities.....      595       --    --       595
Capital leases obligation net of current
 maturities...................................      768       --    --       768
Note payable--litigation settlement net of
 current maturities...........................      700       --    --       700
                                                -------   ------  ----   -------
      Total liabilities.......................   11,581    1,464    --    13,045
Stockholders' Equity
  Common stock................................       38       --    --        38
  Additional paid-in capital..................      358    3,150    --     3,508
  Retained earnings ..........................      897       --    --       897
                                                -------   ------  ----   -------
      Total stockholders' equity..............    1,293    3,150    --     4,443
                                                -------   ------  ----   -------
      Total liabilities and stockholders'
       equity.................................  $12,874   $4,614  $ --   $17,488
                                                =======   ======  ====   =======

             ADVANCED NUTRACEUTICALS, INC. AND FOUNDING COMPANIES

                                  YEAR ENDED               SIX MONTHS ENDED
                               DECEMBER 31, 1997            JUNE 30, 1998
                           --------------------------  -------------------------
                              QBI             QBI AS      QBI            QBI AS
                           HISTORICAL  BPI   ADJUSTED  HISTORICAL BPI   ADJUSTED
                           ---------- -----  --------  ---------- ----  --------
Net sales.................  $15,495   $  73  $15,568    $10,009   $932  $10,941
Cost of goods sold........   11,155      59   11,214      7,034    619    7,653
                            -------   -----  -------    -------   ----  -------
                              4,340      14    4,354      2,975    313    3,288
Selling, general and
 administrative expenses..    3,514     435    3,949      1,991    239    2,230
Goodwill amortization.....      --       93       93        --      47       47
                            -------   -----  -------    -------   ----  -------
Earning (loss) from
 operations...............      826    (514)     312        984     27    1,011
Other income (expense)
  Interest income.........      --        5        5        --     --       --
  Interest expense........     (493)   (108)    (601)      (338)   (54)    (392)
  Other...................   (1,144)    250     (894)       (75)     1      (74)
                            -------   -----  -------    -------   ----  -------
                             (1,637)    147   (1,490)      (413)   (53)    (466)
                            -------   -----  -------    -------   ----  -------
Earnings (loss) before
 income taxes.............     (811)   (367)  (1,178)       571    (26)     545
Income tax expense
 (benefit)................     (300)    (25)    (325)       229    --       229
                            -------   -----  -------    -------   ----  -------
Net earnings (loss).......  $  (511)  $(342) $  (853)   $   342   $(26) $   316
                            =======   =====  =======    =======   ====  =======

4. UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS FOR THE YEAR ENDED DECEMBER 31, 1997 AND THE SIX MONTHS ENDED JUNE 30, 1998

  (a) Reflects the reduction in salaries, bonuses and benefits to the owners of the Founding Companies following the Merger to which they have agreed prospectively. These reductions in salaries, bonuses and benefits are in accordance with the terms of the employment agreements. Such employment agreements are primarily for 3 years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances.

  Also reflects the reduction in compensation expense related to the non-recurring, non-cash compensation charge of $3.0 million recorded by Advanced Nutraceuticals in the fourth quarter of 1997 related to Common Stock issued to founders of and certain consultants to the Company. The issuance of Common Stock were made in contemplation of the Mergers and the Offering, and no future issuances of this nature are anticipated.

  (b) Reflects the amortization of goodwill to be recorded as a result of these Mergers over a 40-year estimated life.

  (c) Reflects the additional interest expense to be incurred on seller notes issued in the acquisition of certain Founding Companies net of reductions in interest expense from debts required to be paid off at closing using available cash.

  (d) Reflects the incremental provision for federal and state income taxes relating to other statement of operations adjustments and for income taxes on S Corporation income.

                       FINANCIAL STATEMENTS AND REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                         ADVANCED NUTRACEUTICALS, INC.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Advanced Nutraceuticals, Inc.
Houston, Texas

  We have audited the accompanying balance sheet of Advanced Nutraceuticals, Inc. (formerly Naturally Direct, Inc.) as of December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for the period from inception (September 9, 1997) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Advanced Nutraceuticals, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the period from inception (September 9, 1997) to December 31, 1997, in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Houston, Texas
August 17, 1998 (except for the
  second paragraph of Note B,
  as to which the date is
  September 14, 1998)

                         ADVANCED NUTRACEUTICALS, INC.

                                 BALANCE SHEETS

                                                      DECEMBER 31,   JUNE 30,
                                                          1997         1998
                                                      ------------  -----------
                       ASSETS
                       ------                                       (UNAUDITED)
CURRENT ASSETS
  Cash and cash equivalents.......................... $    24,862   $   598,002
  Prepaid expenses and other current assets..........         500         1,100
  Subscriptions receivable...........................          --       105,000
                                                      -----------   -----------
    Total current assets.............................      25,362       704,102
PROPERTY AND EQUIPMENT, NET..........................       2,292         1,875
DEFERRED OFFERING COSTS..............................       1,847       276,199
                                                      -----------   -----------
                                                      $    29,501   $   982,176
                                                      ===========   ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
CURRENT LIABILITIES
  Due to affiliates.................................. $    25,000   $    58,003
  Accounts payable...................................         500           500
                                                      -----------   -----------
    Total current liabilities........................      25,500        58,503
COMMITMENTS AND CONTINGENCIES........................          --            --
STOCKHOLDERS' EQUITY
  Common stock, $.001 par value, 30,000,000 shares
   authorized, 1,800,000 and 2,388,000 issued and
   outstanding.......................................       1,800         2,388
  Additional paid-in capital.........................   2,998,200     3,944,718
  Retained deficit...................................  (2,995,999)   (3,023,433)
                                                      -----------   -----------
    Total stockholders' equity.......................       4,001       923,673
                                                      -----------   -----------
                                                      $    29,501   $   982,176
                                                      ===========   ===========


        The accompanying notes are an integral part of these statements.

                         ADVANCED NUTRACEUTICALS, INC.

                            STATEMENTS OF OPERATIONS

                                         PERIOD FROM INCEPTION
                                          (SEPTEMBER 9, 1997)  SIX MONTHS ENDED
                                                  TO               JUNE 30,
                                           DECEMBER 31, 1997         1998
                                         --------------------- ----------------
                                                                 (UNAUDITED)
Compensation expense relating to
 issuance of common stock to
 founders and certain consultants.......      $ 2,985,000          $     --
Selling, general and administrative
 expenses...............................           11,892            27,875
                                              -----------          --------
    Loss from operations................       (2,996,892)          (27,875)
Other income (expense)
  Interest income.......................              589               496
  Other.................................              304               (55)
                                              -----------          --------
                                                      893               441
                                              -----------          --------
Loss before income taxes................       (2,995,999)          (27,434)
Income taxes............................               --                --
                                              -----------          --------
    NET LOSS............................      $(2,995,999)         $(27,434)
                                              ===========          ========


        The accompanying notes are an integral part of these statements.

                         ADVANCED NUTRACEUTICALS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                           ADDITIONAL                  TOTAL
                          NUMBER OF         PAID-IN    RETAINED    STOCKHOLDERS'
                           SHARES   AMOUNT  CAPITAL     DEFICIT       EQUITY
                          --------- ------ ---------- -----------  -------------
Issuance of common stock
 to founders and certain
 consultants............  1,800,000 $1,800 $2,998,200 $        --   $ 3,000,000
Net loss................         --     --         --  (2,995,999)   (2,995,999)
                          --------- ------ ---------- -----------   -----------
Balance at December 31,
 1997...................  1,800,000  1,800  2,998,200  (2,995,999)        4,001
Stock issued under
 subscription agreements
 (unaudited)............    588,000    588    946,518          --       947,106
Net loss (unaudited)....         --     --         --     (27,434)      (27,434)
                          --------- ------ ---------- -----------   -----------
Balance at June 30, 1998
 (unaudited)............  2,388,000 $2,388 $3,944,718 $(3,023,433)  $   923,673
                          ========= ====== ========== ===========   ===========



        The accompanying notes are an integral part of these statements.

                         ADVANCED NUTRACEUTICALS, INC.

                            STATEMENTS OF CASH FLOWS

                                                       PERIOD FROM
                                                        INCEPTION
                                                      (SEPTEMBER 9, SIX MONTHS
                                                        1997) TO       ENDED
                                                      DECEMBER 31,   JUNE 30,
                                                          1997         1998
                                                      ------------- -----------
                                                                    (UNAUDITED)
Cash flows from operating activities
  Net loss...........................................  $(2,995,999)  $ (27,434)
  Adjustments to reconcile net loss to net cash
   provided (used) by operating activities
  Depreciation and amortization......................          208         417
  Compensation expense related to issuance of common
   stock to management and consultants...............    2,985,000          --
  Change in assets and liabilities
   Increase in prepaid expenses and other current
    assets...........................................         (500)       (600)
   Increase in deferred offering costs...............       (1,847)   (307,246)
   Increase in due to affiliates.....................       22,500      33,003
   Increase in accounts payable......................          500          --
                                                       -----------   ---------
    Net cash provided (used) by operating activities.        9,862    (301,860)
Cash flows from financing activities
  Issuance of common stock...........................       15,000     875,000
                                                       -----------   ---------
Net increase in cash.................................       24,862     573,140
Cash and cash equivalents at beginning of period.....           --      24,862
                                                       -----------   ---------
Cash and cash equivalents at end of period...........  $    24,862   $ 598,002
                                                       ===========   =========



        The accompanying notes are an integral part of these statements.

                         ADVANCED NUTRACEUTICALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE A--DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The financial statements included herein are of Naturally Direct, Inc.
(NDI), a Texas corporation and predecessor of Advanced Nutraceuticals, Inc.
(ANI), a Delaware corporation. In September 1998, NDI reorganized in Delaware by merging into ANI, a newly formed company (see Note C). References to the Company herein refer to ANI and its predecessor, NDI.

 1. Nature of Operations

  NDI was incorporated on September 9, 1997 for the purpose of creating a full service vertically integrated manufacturer and supplier of quality nutritional supplements, herbs and extracts. The Company intends to acquire four businesses, complete an initial public offering of its common stock and, subsequent to the offering, continue to acquire, through merger or purchase, similar companies.

  The Company has not conducted any operations, and all activities to date have related to the offering and the mergers. Substantially, all expenditures to date have been funded by the proceeds received in connection with a private placement in the second quarter of 1998 (see Note B). As of June 30, 1998, costs of approximately $276,000 (unaudited) have been incurred by the Company in connection with the anticipated initial public offering and the private placement, which have been accounted for as deferred offering costs. The Company is dependent upon the offering to execute the pending mergers. There is no assurance that the pending mergers discussed below will be completed or that the Company will be able to generate future operating revenues.

  The Company has an absence of a combined operating history, and the Company's future success is dependent upon a number of factors which include, among others, the ability to integrate operations, reliance on the identification and integration of satisfactory acquisition candidates, reliance on acquisition financing and the ability to manage growth and attract and retain qualified management and sales personnel as well as the need for additional capital.

 2. Cash and Cash Equivalents

  The Company considers all highly liquid debt investments purchased with an original maturity of three months or less to be cash equivalents.

 3. Concentration of Credit Risk

  Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of cash deposits. The Company maintains cash balances at financial institutions which may at times be in excess of federally insured levels. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risks on cash maintained in bank deposit accounts.

 4. Commitments

  The Company is currently utilizing office space under a lease agreement which requires monthly rentals of $1,100 through April 30, 1999.

 5. Property and Equipment

  Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets on a straight-line basis. The useful lives of property and equipment for

                         ADVANCED NUTRACEUTICALS, INC.

purposes of computing depreciation is three years. Property and equipment at December 31, 1997, with a cost and accumulated depreciation of $2,500 and $208, respectively, consists of furniture and fixtures and a computer system.

  Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

 6. Deferred Offering Costs

  The costs related to filing a registration statement on Form S-1 for the sale of Common Stock are capitalized when incurred and will be offset against additional paid-in capital. Included in deferred offering cost at June 30, 1998, are legal fees of $250,000 paid as a retainer.

 7. Income Taxes

  Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (benefit) is the result of changes in deferred tax assets and liabilities.

 8. Financial Instruments

  The Company's financial instruments consist of cash and cash equivalents, accounts payable and notes payable. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

 9. Use of Estimates

  In preparing the financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

 10. New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Management is presently evaluating what, if any, additional disclosures may be required when this statement is implemented.

 11. Unaudited Interim Information

  The financial information for the six months ended June 30, 1998 has not been audited by independent certified public accountants. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited interim financial information. In the opinion of management of the Company, the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary

                         ADVANCED NUTRACEUTICALS, INC.

for a fair presentation. Results of operations for the interim period are not necessarily indicative of the results of operations for the full year.

NOTE B--STOCKHOLDERS' EQUITY

  In December 1997, the Company issued a total of 1,800,000 shares of Common Stock to founders and directors of and certain consultants to the Company at a price of $.008 per share. As a result of these transactions, the Company recorded a nonrecurring, noncash compensation charge of $2,985,000 representing the difference between the amount paid for the shares and an estimated fair market value of the shares on the date of sale.

  In September 1998, the incorporation of NDI was changed from Texas to Delaware by the merger of NDI with and into ANI. At the time of the merger, each share of NDI common stock outstanding was converted into one and two tenths shares of ANI's common stock. The effects of this merger on common stock has been retroactively reflected on the balance sheet, statement of stockholders' equity and in the accompanying notes. In addition to its authorized common stock, ANI has authorized 5,000,000 shares of preferred stock having a par value of $.001.

NOTE C--EVENTS SUBSEQUENT TO THE DATE OF REPORT OF INDEPENDENT PUBLIC
        ACCOUNTANTS (UNAUDITED)

  The Company has signed definitive agreements to acquire four businesses (the Founding Companies) to be effective contemporaneously with the initial public offering. The businesses to be acquired are The Acta Group, Quality Botanical Ingredients, Inc., Bactolac Pharmaceuticals, Inc. and Northridge Laboratories, Inc. The Company will acquire the Founding Companies for total consideration of approximately $98.5 million in cash and shares of Common Stock.

  During the second quarter of 1998, the Company issued under subscription agreements in a private placement a total of 588,000 shares of common stock to investors at a price of $1.67 per share. As a result, the Company recorded additional paid-in capital of $946,518, net of costs of $32,894, representing the difference between the amount paid for the shares and the par value of the shares on the date of sale. Additionally, the Company recorded subscriptions receivable of $105,000, which were subsequently received in July 1998.

  In September 1998, the Board of Directors and the Company's stockholders approved the Company's 1998 Stock Option Plan (the Plan), which provides for the granting of incentive to employees and consultants of the Company of up to 1,300,000 shares of common stock. Additionally approved, was the 1998 Non-Discretionary Stock Option Plan under which 300,000 shares of its common stock are reserved for issuance to non-employee directors of the Company. The Company will account for options issued to employees and nonemployee directors under the Plan in accordance with APB Opinion No. 25 and, accordingly, no compensation cost will be recognized to the extent that shares are issued at the fair market value as of the date of grant. The Company will provide the pro forma disclosure of net earnings per share in the notes to the financial statements as if the fair value-based method of accounting has been applied to awards as required by Statement of Financial Standard No. 123, Accounting for Stock-Based Compensation.

  In September 1998, the Company filed a registration statement on Form S-1 for the sale of 5,000,000 shares of its Common Stock.

                       FINANCIAL STATEMENTS AND REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                                 THE ACTA GROUP

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Boards of Directors
Acta Products International, Inc.
and Acta Products Corporation
Sunnyvale, California

  We have audited the accompanying combined balance sheets of The Acta Group (see note A1) as of December 31, 1997 and 1996, and the related combined statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of The Acta Group as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Houston, Texas
August 14, 1998

                                 THE ACTA GROUP

                            COMBINED BALANCE SHEETS

                                                  DECEMBER 31,
                                              ---------------------  JUNE 30,
                                                 1996       1997       1998
                                              ---------- ---------- ----------
                                                                    (UNAUDITED)
                   ASSETS
                   ------
CURRENT ASSETS
  Cash and cash equivalents.................. $1,483,417 $  483,371 $  359,816
  Accounts receivable, less allowance for
   doubtful accounts of $44,268, $37,032 and
   $32,432 (unaudited).......................  1,126,489  2,447,825  4,730,386
  Accounts receivable, related parties.......         --    300,000    100,000
  Inventory..................................  1,639,347  2,375,956  2,518,427
  Prepaid expenses and other current assets..    460,676    106,047     83,907
                                              ---------- ---------- ----------
    Total current assets.....................  4,709,929  5,713,199  7,792,536
PROPERTY AND EQUIPMENT, NET..................    217,192    551,349    537,211
OTHER ASSETS.................................     12,305      8,226      2,677
                                              ---------- ---------- ----------
                                              $4,939,426 $6,272,774 $8,332,424
                                              ========== ========== ==========

    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------

CURRENT LIABILITIES
  Line of credit--bank....................... $  351,160 $  400,000 $       --
  Current maturities of long-term debt,
   other.....................................     37,689     78,082     22,252
  Current maturities of long-term debt,
   related parties...........................    603,827    379,556    432,911
  Accounts payable...........................    667,200  1,300,811  1,824,534
  Accrued expenses and other current
   liabilities...............................    944,823  1,694,335  2,055,871
                                              ---------- ---------- ----------
    Total current liabilities................  2,604,699  3,852,784  4,335,568
LONG-TERM DEBT--OTHER, net of current
 maturities..................................     18,056     55,375    257,114
LONG-TERM DEBT--RELATED PARTIES, net of
 current maturities..........................  1,106,476  1,016,920    931,040
COMMITMENTS AND CONTINGENCIES................         --         --         --
STOCKHOLDERS' EQUITY
  Preferred stock, $1.00 par value, 50,000
   shares authorized and outstanding.........     50,000     50,000     50,000
  Common stock, $1.00 par value, 78,000
   shares authorized and outstanding.........     78,000     78,000     78,000
  Retained earnings..........................  1,082,195  1,219,695  2,680,702
                                              ---------- ---------- ----------
    Total stockholders' equity...............  1,210,195  1,347,695  2,808,702
                                              ---------- ---------- ----------
                                              $4,939,426 $6,272,774 $8,332,424
                                              ========== ========== ==========

        The accompanying notes are an integral part of these statements.

                                 THE ACTA GROUP

                        COMBINED STATEMENTS OF EARNINGS

                                                               SIX MONTHS ENDED
                              YEAR ENDED DECEMBER 31,              JUNE 30,
                         ------------------------------------  -----------------------
                            1995        1996         1997         1997        1998
                         ----------  -----------  -----------  ----------  -----------
                                                                    (UNAUDITED)
Net sales............... $9,531,209  $14,391,647  $18,722,758  $9,304,551  $11,592,133
Cost of goods sold......  5,915,778    8,543,425   12,261,964   5,699,497    6,965,472
                         ----------  -----------  -----------  ----------  -----------
                          3,615,431    5,848,222    6,460,794   3,605,054    4,626,661
Selling, general and
 administrative
 expenses...............  2,629,360    5,410,582    4,926,476   1,632,084    2,406,809
                         ----------  -----------  -----------  ----------  -----------
    Earnings from
     operations.........    986,071      437,640    1,534,318   1,972,970    2,219,852
Other income (expense)
  Interest expense......    (54,492)    (126,654)    (110,251)    (61,922)     (72,812)
  Interest income.......        586       22,293       33,453      10,862       86,172
  Other.................      1,446        1,832       18,031         718           --
                         ----------  -----------  -----------  ----------  -----------
                           (52,460)     (102,529)     (58,767)    (50,342)      13,360
                         ----------  -----------  -----------  ----------  -----------
    Earnings before
     income taxes.......    933,611      335,111    1,475,551   1,922,628    2,233,212
Income tax (expense)
 benefit................   (360,430)     155,630     (462,056)   (837,083)    (772,205)
                         ----------  -----------  -----------  ----------  -----------
  NET EARNINGS.......... $  573,181  $   490,741  $ 1,013,495  $1,085,545  $ 1,461,007
                         ==========  ===========  ===========  ==========  ===========


        The accompanying notes are an integral part of these statements.

                                 THE ACTA GROUP

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                          NUMBER OF         NUMBER OF                         TOTAL
                          PREFERRED          COMMON            RETAINED   STOCKHOLDERS'
                           SHARES   AMOUNT   SHARES   AMOUNT   EARNINGS      EQUITY
                          --------- ------- --------- ------- ----------  -------------
Balance at January 1,
 1995...................       --   $    --  28,000   $28,000 $  108,671   $  136,671
Net earnings............       --        --      --        --    573,181      573,181
Preferred stock issued..   50,000    50,000      --        --         --       50,000
Common stock issued.....       --        --  50,000    50,000         --       50,000
Dividends-preferred
 stock..................       --        --      --        --     (2,000)      (2,000)
Dividends-common stock..       --        --      --        --    (40,000)     (40,000)
                           ------   -------  ------   ------- ----------   ----------
Balance at December 31,
 1995...................   50,000    50,000  78,000    78,000    639,852      767,852
Net earnings............       --        --      --        --    490,741      490,741
Dividends-preferred
 stock..................       --        --      --        --     (4,000)      (4,000)
Dividends-common stock..       --        --      --        --    (44,398)     (44,398)
                           ------   -------  ------   ------- ----------   ----------
Balance at December 31,
 1996...................   50,000    50,000  78,000    78,000  1,082,195    1,210,195
Net earnings............       --        --      --        --  1,013,495    1,013,495
Dividends-preferred
 stock..................       --        --      --        --     (4,000)      (4,000)
Dividends-common stock..       --        --      --        --   (871,995)    (871,995)
                           ------   -------  ------   ------- ----------   ----------
Balance at December 31,
 1997...................   50,000    50,000  78,000    78,000  1,219,695    1,347,695
Net earnings
 (unaudited)............       --        --      --        --  1,461,007    1,461,007
                           ------   -------  ------   ------- ----------   ----------
Balance at June 30, 1998
 (unaudited)............   50,000   $50,000  78,000   $78,000 $2,680,702   $2,808,702
                           ======   =======  ======   ======= ==========   ==========


        The accompanying notes are an integral part of these statements.

                                 THE ACTA GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                              SIX MONTHS ENDED
                             YEAR ENDED DECEMBER 31,              JUNE 30,
                         ----------------------------------  ------------------------
                           1995        1996        1997         1997         1998
                         ---------  ----------  -----------  -----------  -----------
                                                                   (UNAUDITED)
Cash flows from
 operating activities
 Net earnings..........  $ 573,181  $  490,741  $ 1,013,495  $ 1,085,545  $ 1,461,007
 Adjustments to
  reconcile net
  earnings to net cash
  provided (used) by
  operating activities
  Loss on sale of
   property and
   equipment...........      1,029          --       14,000           --           --
  Bad debt expense.....         --      32,432        4,600           --        7,236
  Depreciation.........     36,567      32,298       74,598       22,219       56,348
  Change in assets and
   liabilities
  (Increase) decrease
   in accounts
   receivable..........   (712,946)    172,113   (1,625,936)  (1,484,945)  (2,089,797)
  (Increase) decrease
   in inventory........   (530,596)   (629,817)    (736,609)      59,971     (142,471)
  (Increase) decrease
   prepaid expenses and
   other current
   assets..............   (161,903)   (298,773)     354,629      113,201       22,140
  (Increase) decrease
   in other assets.....     (5,464)      1,160        4,079      (48,924)       5,549
  Increase (decrease)
   in accounts payable.    405,579    (242,238)     633,611      477,238      523,723
  Increase in accrued
   expenses and other
   current liabilities.    433,728     337,546      745,512      416,102      361,535
                         ---------  ----------  -----------  -----------  -----------
   Net cash provided
    (used) by operating
    activities.........     39,175    (104,538)     481,979      640,407      205,270
Cash flows from
 investing activities
 Payments for purchase
  of property and
  equipment............    (83,063)    (73,951)    (422,755)    (163,125)     (42,210)
 Proceeds from sale of
  property and
  equipment............     10,000         849           --           --           --
                         ---------  ----------  -----------  -----------  -----------
   Net cash used by
    investing
    activities.........    (73,063)    (73,102)    (422,755)    (163,125)     (42,210)
Cash flows from
 financing activities
 Repayment of long-term
  obligations..........   (268,078)   (116,022)    (651,515)          --           --
 Proceeds from new
  borrowings...........    630,089   1,052,027      415,400        6,283      113,385
 Net (repayments)
  borrowings under line
  of credit............   (150,000)    351,159       48,840     (351,160)    (400,000)
 Issuance of preferred
  stock................     50,000          --           --           --           --
 Issuance of common
  stock................     50,000          --           --           --           --
 Dividends paid on
  preferred stock......     (2,000)         --           --           --           --
 Dividends paid on
  common stock.........    (40,000)    (44,398)    (871,995)          --           --
                         ---------  ----------  -----------  -----------  -----------
   Net cash provided
    (used) by financing
    activities.........    270,011   1,242,766   (1,059,270)    (344,877)    (286,615)
                         ---------  ----------  -----------  -----------  -----------
Net increase (decrease)
 in cash...............    236,123   1,065,126   (1,000,046)     132,405     (123,555)
Cash and cash
 equivalents at
 beginning of period...    182,168     418,291    1,483,417    1,483,417      483,371
                         ---------  ----------  -----------  -----------  -----------
Cash and cash
 equivalents at end of
 period................  $ 418,291  $1,483,417  $   483,371  $ 1,615,822  $   359,816
                         =========  ==========  ===========  ===========  ===========

        The accompanying notes are an integral part of these statements.

                                THE ACTA GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE A--DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 1. Organization and Nature of Earnings

  The financial statements of The Acta Group (the Group) combine the financial statements of Acta Products International, Inc. (International), a California corporation incorporated in 1975 and Acta Products Corporation, dba Acta Pharmacal Company (Pharmacal), a California corporation incorporated in 1995, which are companies under common control and ownership. All significant intercompany transactions have been eliminated in combination.

  The Group provides products and services including herbal extracts, full contract manufacturing and product development services to customers throughout the United States.

 2. Cash and Cash Equivalents

  The Group considers all highly liquid debt investments purchased with an original maturity of three months or less to be cash equivalents.

 3. Concentration of Credit Risk

  Financial instruments which potentially subject the Group to a concentration of credit risk consist principally of cash deposits, accounts receivable, and long-term debt--other. The Group maintains cash balances at financial institutions which may at times be in excess of federally insured levels. The Group has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risks on cash maintained in bank deposit accounts.

 4. Allowance for Doubtful Accounts

  The Group maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable. Bad debt expense was $32,432 and $4,600 for 1996 and 1997, respectively. Charge-offs were not material.

 5. Inventory

  Inventory consists of herbs and vitamin supplements in the raw material and processed stages and is stated at the lower of cost or market, with cost being determined on a first-in, first-out basis. Pharmaceutical equipment is stated at lower of cost or market, with cost determined on a specific identification basis.

 6. Property and Equipment

  Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets on a straight-line basis.

  Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to earnings as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

 7. Revenue Recognition

  The Group recognizes revenue when products are shipped to customers.

                                THE ACTA GROUP

 8. Income Taxes

  Pharmacal has elected to be taxed under the Subchapter S provisions of the Internal Revenue Code. As a result of this election, income of Pharmacal is taxable to the stockholders individually and no provision for Federal income taxes in the accompanying financial statements has been made for Pharmacal's income.

  Deferred tax assets and liabilities relate to International and are determined based on the differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (benefit) is the result of changes in deferred tax assets and liabilities.

 9. Financial Instruments

  The Group's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, lines of credit and long-term debt. The Group believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value, except as disclosed for long-term debt at Note G.

 10. Use of Estimates

  In preparing the financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

 11. New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Management is presently evaluating what, if any, additional disclosures may be required when this statement is implemented.

 12. Unaudited Interim Information

  The financial information for the six months ended June 30, 1997 and 1998 has not been audited by independent certified public accountants. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited interim financial information. In the opinion of management of the Company, the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of earnings for the interim periods are not necessarily indicative of the results of earnings for the respective full years.

NOTE B--STOCKHOLDERS' EQUITY

  The equity structure of the Group is as follows at both December 31, 1996 and 1997:

                         AUTHORIZED PREFERRED SHARES PREFERRED AUTHORIZED COMMON SHARES  COMMON
                         PREFERRED     ISSUED AND    STOCK PAR   COMMON    ISSUED AND     STOCK
                           SHARES     OUTSTANDING      VALUE     SHARES    OUTSTANDING  PAR VALUE
                         ---------- ---------------- --------- ---------- ------------- ---------
International...........   50,000        50,000        $1.00     50,000      50,000       $1.00
Pharmacal...............       --            --           --     28,000      28,000       $1.00

                                THE ACTA GROUP

NOTE C--INVENTORY

  Inventory consists of the following at December 31:

                                                             1996       1997
                                                          ---------- ----------
      Raw materials...................................... $1,202,667 $1,734,205
      Work in process....................................         --         --
      Finished goods.....................................    194,280    235,136
      Pharmaceutical equipment...........................    242,400    406,615
                                                          ---------- ----------
                                                          $1,639,347 $2,375,956
                                                          ========== ==========

NOTE D--PROPERTY AND EQUIPMENT

  Property and equipment are summarized as follows:

                                                  ESTIMATED
                                                 USEFUL LIVES
                                                   IN YEARS     1996     1997
                                                 ------------ -------- --------
      Leasehold improvements....................       5      $ 35,881 $149,874
      Machinery and equipment...................       5       268,638  375,980
      Furniture and fixtures....................       7        51,252   72,053
      Vehicles..................................       5       134,839  173,375
                                                              -------- --------
                                                               490,610  771,282
        Accumulated depreciation................               273,418  219,933
                                                              -------- --------
                                                              $217,192 $551,349
                                                              ======== ========

NOTE E--LINE OF CREDIT--BANK

  At December 31, 1997, International had a $1,000,000 line of credit with a financial institution. Advances were limited to specified percentages of eligible inventory and accounts receivable. Borrowings under this agreement accrued interest at prime plus 1%.

  In March, 1998, International entered into a new line of credit. Under the new agreement, the overall borrowing limit is $3,000,000, limited to 80% of eligible accounts receivable, plus 20% of eligible inventory. Advances against eligible inventory are limited to $300,000. Borrowings under the new line of credit agreement bear interest at prime (8.5% at December 31, 1997) plus 1%. The line of credit agreement expires in March 1999, and is collateralized by substantially all assets and contract rights of International. Under the line of credit agreement, International has restrictive covenants relating to various financial ratios.

                                THE ACTA GROUP

NOTE F--LONG-TERM DEBT--OTHER

  Long-term debt consists of the following at December 31:

                                                                  1996    1997
                                                                 ------- -------
Various notes payable to bank, payable in 24-60 monthly
 installments aggregating $2,400 and $2,800 respectively, plus interest; interest from 8 3/4% to 10 1/2%; secured by vehicles and equipment.................................................  $55,745 $72,790
Note payable to bank, payable in monthly principal installments of $4,167 plus interest at prime (8.5% at December 31, 1997)
 plus 1.5%; remainder due to September 2002; collateralized by
 accounts receivable, inventory and equipment..................       --  60,667
                                                                 ------- -------
                                                                  55,745 133,457
  Less current maturities......................................   37,689  78,082
                                                                 ------- -------
                                                                 $18,056 $55,375
                                                                 ======= =======

  The approximate aggregate amount of all long-term debt maturities for the five years following December 31, 1997 are as follows:

      YEAR ENDED DECEMBER 31,                                           AMOUNT
      -----------------------                                           -------
      1998............................................................. $78,082
      1999.............................................................  27,089
      2000.............................................................  13,036
      2001.............................................................  10,569
      2002.............................................................   4,681

NOTE G--LONG-TERM DEBT--RELATED PARTIES

  Long-term debt to related parties consists of the following at December 31:

                                                             1996       1997
                                                          ---------- ----------
Notes payable to stockholders............................ $   68,769 $       --
Notes payable to an affiliated partnership of
 stockholders, amount and frequency of repayment to be
 mutually agreed upon, interest rates ranging from 7% to
 8%......................................................  1,641,534  1,396,476
                                                          ---------- ----------
                                                           1,710,303  1,396,476
  Less current maturities................................    603,827    379,556
                                                          ---------- ----------
                                                          $1,106,476 $1,016,920
                                                          ========== ==========

  The approximate aggregate amount of all long-term debt maturities for the five years following December 31, 1997 are as follows:

      YEAR ENDED DECEMBER 31,                                           AMOUNT
      -----------------------                                          --------
      1998............................................................ $379,556
      1999............................................................   99,880
      2000............................................................  108,169
      2001............................................................  117,151
      2002............................................................  126,871

  Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of total long-term debt, related parties is $1,550,230 and $1,217,063 at December 31, 1996 and 1997.

                                THE ACTA GROUP

NOTE H--RELATED PARTY TRANSACTIONS

  The Group had a $300,000 receivable from an officer at December 31, 1997. Additionally, the Group had outstanding notes payable to stockholders and a general partnership of stockholders as detailed at Note G and outstanding obligations under building and equipment leases with related parties as detailed at Note I.

NOTE I--INCOME TAXES

  The provision for income taxes for the year ended December 31, consists of the following:

                                                     1995     1996       1997
                                                   -------- ---------  --------
      Current tax expense......................... $264,268 $ 114,009  $ 66,894
      Deferred tax expense (benefit)..............   96,162  (269,639)  395,162
                                                   -------- ---------  --------
                                                   $360,430 $(155,630) $462,056
                                                   ======== =========  ========

  The reconciliation between the Group's effective income tax rate and the statutory federal income tax rate at December 31, is as follows:

                                1995     1996    1997
                                -----   ------   -----
      Statutory federal income
       tax rate...............  34.00%   34.00%  34.00%
      S Corporation income....  (2.18)% (73.88)% (8.53)%
      State taxes, net of fed-
       eral effect............   6.10%   (6.10)%  6.10%
      Other...................    .68%    (.46)%  (.26)%
                                -----   ------   -----
      Effective income tax
       rate...................  38.60%  (46.44)% 31.31%
                                =====   ======   =====

  Deferred tax attributes resulting from differences between financial accounting amounts and tax bases of assets and liabilities are as follows as of December 31:

                                                              1996      1997
                                                             -------  ---------
      Current asset/(liability)
        Difference in year end for book and tax purposes.... $13,208  $(374,070)
                                                             =======  =========
      Noncurrent liability
        Depreciation........................................ $(7,837) $ (15,721)
                                                             =======  =========

NOTE J--DEFINED BENEFIT PENSION PLAN

  The group has a defined benefit pension plan which covers substantially all employees. A benefit is paid to employees based upon length of service and annual salary. Subsequent to December 31, 1997, the Company made an election to terminate the pension plan, effective December 31, 1997. The Internal Revenue Service has not yet approved the termination of the plan.

  Pension expense for the year ended December 31, includes the following:

                                                    1995      1996       1997
                                                  --------  ---------  --------
Service cost--benefits earned during the current
 period.........................................  $207,297  $ 113,003  $151,009
Interest cost on projected benefit obligation...    51,874     65,670    68,882
Actual return on plan assets....................   (94,352)  (139,908)  (88,818)
Net amortization and deferral...................    91,919    128,224    56,129
                                                  --------  ---------  --------
  Net pension cost..............................  $256,738  $ 166,989  $187,202
                                                  ========  =========  ========

                                THE ACTA GROUP

  The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheet as of December 31:

                                                          1996         1997
                                                       -----------  -----------
      Actuarial present value of benefit obligations:
        Vested benefits..............................  $  (947,934) $(1,135,800)
        Nonvested benefits...........................      (16,875)          --
                                                       -----------  -----------
          Accumulated benefit obligation.............     (964,809)  (1,135,800)
        Provision for future compensation increases..     (199,208)     (20,090)
                                                       -----------  -----------
          Projected benefit obligation...............   (1,164,017)  (1,155,890)
        Plan assets at fair value....................      749,655      943,250
                                                       -----------  -----------
          Projected benefit obligation in excess of
           plan assets...............................     (414,362)    (212,640)
        Unrecognized net gain........................     (257,445)    (488,303)
        Unrecognized prior service cost..............      426,213      404,902
                                                       -----------  -----------
          Accrued pension cost included in other
           liabilities...............................  $  (245,594) $  (296,041)
                                                       ===========  ===========

  The following assumptions were used to develop net periodic pension expense and the actuarial present value of projected benefit obligations:

                                                               1995  1996  1997
                                                               ----  ----  ----
      Expected long-term rate of return on plan assets........ 6.00% 6.00% 6.00%
      Weighted average discount rate.......................... 6.00% 6.00% 6.00%
      Rate of increase in compensation levels................. 4.00% 4.00% 4.00%

NOTE K--COMMITMENTS AND CONTINGENCIES

  The Group leases office and warehouse space in California from an affiliated partnership. The lease is for 5 years, expiring October 2000 with monthly payments of $54,000. The Group is required to pay utilities, insurance, maintenance costs and property taxes.

  The Group leases certain machinery and equipment under varying operating lease agreements from a related party. The leases require monthly payments of $2,385.

  The following is a schedule by years of approximate future minimum rental payments required under operating leases that have initial or remaining lease terms in excess of one year as of December 31, 1997:

      YEAR ENDED DECEMBER 31,                                          AMOUNT
      -----------------------                                        ----------
      1998.......................................................... $  686,724
      1999..........................................................    686,724
      2000..........................................................    578,724
      2001..........................................................     25,936
      2002..........................................................      8,420
                                                                     ----------
                                                                     $1,986,528
                                                                     ==========

                                 THE ACTA GROUP

NOTE L--MAJOR CUSTOMERS

  Sales to principal customers, which were in excess of 10% of total net sales, are shown below:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                  ---------------
      CUSTOMER                                                    1995 1996  1997
      --------                                                    ---- ----  ----
      A.......................................................... (a)   20%   (a)
      B.......................................................... (a)   15%   (a)

--------
(a) less than 10%

NOTE M--SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

  The preferred stock is cumulative and pays dividends at the rate of 8%. At December 31, 1996 and 1997, there were approximately $4,000 and $8,000 of dividends in arrears.

  Cash paid for interest expense and income taxes for the years ended December 31, was as follows:

                                                        1995     1996     1997
                                                       ------- -------- --------
      Interest paid................................... $10,371 $ 86,476 $176,605
      Income taxes paid...............................  96,162  152,800  110,800

                       FINANCIAL STATEMENTS AND REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                      QUALITY BOTANICAL INGREDIENTS, INC.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Quality Botanical Ingredients, Inc.
South Plainfield, New Jersey

  We have audited the accompanying balance sheet of Quality Botanical Ingredients, Inc. (formerly Island Organics, Inc.) (a New Jersey corporation) as of December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Quality Botanical Ingredients, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Houston, Texas
July 16, 1998

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Quality Botanical Ingredients, Inc.
South Plainfield, New Jersey

  We have audited the accompanying balance sheet of Quality Botanical Ingredients, Inc. (formerly Island Organics, Inc.) (a New Jersey corporation) as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Quality Botanical Ingredients, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

AMPER, POLITZINER & MATTIA P.A.

Edison, New Jersey
April 15, 1997

                      QUALITY BOTANICAL INGREDIENTS, INC.

                                 BALANCE SHEETS

                                                  DECEMBER 31,
                                             ----------------------  JUNE 30,
                                                1996       1997        1998
                                             ---------- ----------- -----------
                                                                    (UNAUDITED)
                   ASSETS
                   ------
CURRENT ASSETS
  Cash and cash equivalents................. $   90,100 $    54,386 $   115,156
  Accounts receivable, less allowance for
   doubtful accounts of $101,000, $121,000
   and $63,000 (unaudited)..................  1,886,345   2,109,898   2,579,869
  Inventory.................................  2,850,597   5,421,632   5,575,959
  Prepaid expenses and other current assets.     79,721      66,918     538,352
  Deferred tax asset........................         --     272,000     239,000
                                             ---------- ----------- -----------
    Total current assets....................  4,906,763   7,924,834   9,048,336
PROPERTY AND EQUIPMENT--NET.................  1,648,312   2,417,953   2,471,058
DEFERRED TAX ASSET..........................         --      28,000      28,000
OTHER ASSETS................................    184,684     372,065     517,490
DUE FROM AFFILIATES.........................    127,597     617,590     809,427
                                             ---------- ----------- -----------
                                             $6,867,356 $11,360,442 $12,874,311
                                             ========== =========== ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------
CURRENT LIABILITIES
  Note payable--bank........................ $1,668,423 $ 4,166,282 $ 3,334,894
  Current maturities of long-term debt......     53,356     257,779   1,152,133
  Current maturities of capital lease
   obligations..............................    143,639     261,599     265,076
  Current maturities of note payable--
   litigation settlement....................         --     169,366     176,255
  Accounts payable..........................  1,796,812   2,934,759   3,547,302
  Accrued expenses and other current
   liabilities..............................    689,623     456,206     846,308
  Income taxes payable......................         --          --     196,000
                                             ---------- ----------- -----------
    Total current liabilities...............  4,351,853   8,245,991   9,517,968
LONG-TERM DEBT, net of current maturities...    190,472     496,805     595,200
CAPITAL LEASE OBLIGATIONS, net of current
 maturities.................................    556,822     876,203     768,096
LOANS PAYABLE--officers, subordinated.......    172,099          --          --
NOTE PAYABLE--litigation settlement net of
 current maturities.........................         --     790,061     700,182
COMMITMENTS AND CONTINGENCIES...............         --          --          --
STOCKHOLDERS' EQUITY
  Common stock, no par value, 300 shares
   authorized, 150 outstanding..............     38,400      38,400      38,400
  Additional paid-in capital................    207,967     357,738     357,738
  Retained earnings.........................  1,349,743     555,244     896,727
                                             ---------- ----------- -----------
    Total stockholders' equity..............  1,596,110     951,382   1,292,865
                                             ---------- ----------- -----------
                                             $6,867,356 $11,360,442 $12,874,311
                                             ========== =========== ===========

        The accompanying notes are an integral part of these statements.

                      QUALITY BOTANICAL INGREDIENTS, INC.

                            STATEMENTS OF OPERATIONS

                                                       SIX MONTHS ENDED
                             YEAR ENDED DECEMBER 31,       JUNE 30,
                             ------------------------  -----------------------
                                1996         1997         1997        1998
                             -----------  -----------  ----------  -----------
                                                            (UNAUDITED)
Net sales................... $10,894,053  $15,494,503  $7,620,770  $10,008,951
Cost of goods sold..........   7,592,328   11,155,121   5,389,718    7,034,031
                             -----------  -----------  ----------  -----------
                               3,301,725    4,339,382   2,231,052    2,974,920
Selling, general and
 administrative expenses....   2,594,589    3,513,690   1,880,315    1,991,085
                             -----------  -----------  ----------  -----------
    Earnings from
     operations.............     707,136      825,692     350,737      983,835
Other income (expense)
  Interest expense..........    (230,569)    (493,168)   (159,288)    (338,182)
  Litigation settlements....          --   (1,144,370)    (68,964)          --
  Other.....................          --           --          --      (75,170)
                             -----------  -----------  ----------  -----------
                                (230,569)  (1,637,538)   (228,252)    (413,352)
                             -----------  -----------  ----------  -----------
    Earnings (loss) before
     income taxes...........     476,567     (811,846)    122,485      570,483
Income tax benefit (ex-
 pense).....................          --      300,000     (17,800)    (229,000)
                             -----------  -----------  ----------  -----------
    NET EARNINGS (LOSS)..... $   476,567  $  (511,846) $  104,685  $   341,483
                             ===========  ===========  ==========  ===========



        The accompanying notes are an integral part of these statements.

                      QUALITY BOTANICAL INGREDIENTS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                            ADDITIONAL                 TOTAL
                           NUMBER            PAID-IN    RETAINED   STOCKHOLDERS'
                          OF SHARES AMOUNT   CAPITAL    EARNINGS      EQUITY
                          --------- ------- ---------- ----------  -------------
Balance at January 1,
 1996...................     100    $38,000  $157,967  $1,170,061   $1,366,028
Net earnings............      --         --        --     476,567      476,567
Common stock issued.....      50        400        --          --          400
Capital contributions...      --         --    50,000          --       50,000
Distributions...........      --         --        --    (296,885)    (296,885)
                             ---    -------  --------  ----------   ----------
Balance at December 31,
 1996...................     150     38,400   207,967   1,349,743    1,596,110
Net loss................      --         --        --    (511,846)    (511,846)
Capital contributions...      --         --   149,771          --      149,771
Distributions...........      --         --        --    (282,653)    (282,653)
                             ---    -------  --------  ----------   ----------
Balance at December 31,
 1997...................     150     38,400   357,738     555,244      951,382
Net earnings (unau-
 dited).................      --         --        --     341,483      341,483
                             ---    -------  --------  ----------   ----------
Balance at June 30, 1998
 (unaudited)............     150    $38,400  $357,738  $  896,727   $1,292,865
                             ===    =======  ========  ==========   ==========



        The accompanying notes are an integral part of these statements.

                      QUALITY BOTANICAL INGREDIENTS, INC.

                            STATEMENTS OF CASH FLOWS

                                   YEAR ENDED DECEMBER      SIX MONTHS ENDED
                                           31,                  JUNE 30,
                                  ----------------------  ---------------------
                                     1996        1997        1997       1998
                                  ----------  ----------  ----------  ---------
                                                              (UNAUDITED)
Cash flows from operating activ-
 ities
  Net earnings (loss)...........  $  476,567  $ (511,846) $  104,685  $ 341,483
  Adjustments to reconcile net
   earnings (loss) to net cash
   (used) provided by operating
   activities
    Litigation settlements......          --     986,370          --         --
    Bad debt expense............      33,000      60,000          --         --
    Deferred tax (benefit)
     expense....................          --    (300,000)     17,800     33,000
    Depreciation and
     amortization...............     171,882     316,167     140,506    205,781
    Loss on abandonment of
     property and equipment.....          --          --          --         --
    Stock compensation to
     officers...................         400          --          --         --
    Change in assets and
     liabilities
      Increase in accounts
       receivable...............    (298,751)   (283,553)   (181,593)  (469,971)
      Increase in inventory.....  (1,567,881) (2,571,035)   (524,809)  (154,327)
      (Increase) decrease
       prepaid expenses and
       other current assets.....    (183,992)     12,803     (89,773)  (471,434)
      Increase due from
       affiliates...............          --    (489,993)         --   (191,837)
      Increase in other assets..     (93,761)   (237,772)   (195,514)  (195,894)
      Increase (decrease) in
       trade accounts payable...     542,997   1,137,847    (159,128)   612,543
      Increase (decrease) in
       accrued expenses and
       other current
       liabilities..............     252,955    (233,417)   (138,630)   390,102
      Increase in income taxes
       payable..................          --          --          --    196,000
                                  ----------  ----------  ----------  ---------
        Net cash (used) provided
         by operating
         activities.............    (666,584) (2,114,429) (1,026,456)   295,446
Cash flows from investing
 activities
  Payments for purchase of
   property and equipment.......    (463,566)   (305,417)    (45,021)  (179,698)
Cash flows from financing
 activities
  Net proceeds (payments) from
   note payable--bank...........   1,156,688   2,497,859     827,692   (831,388)
  Proceeds from long-term debt..     310,725     899,300     850,000  1,760,000
  Principal payments of long-
   term debt....................          --    (388,544)   (265,681)  (767,251)
  Principal payments of
   obligations under capitalized
   leases.......................     (88,309)   (292,559)   (136,475)  (133,349)
  Decrease in loans payable--
   officers.....................      (5,636)    (22,328)     (5,480)        --
  Distributions to stockholders.    (296,885)   (282,653)   (213,168)        --
  Payments on note payable--
   litigation settlement........          --     (26,943)         --    (82,990)
                                  ----------  ----------  ----------  ---------
    Net cash provided (used) by
     financing activities.......   1,076,583   2,384,132   1,056,888    (54,978)
                                  ----------  ----------  ----------  ---------
Net (decrease) increase in cash.     (53,567)    (35,714)    (14,589)    60,770
Cash and cash equivalents at
 beginning of period............     143,667      90,100      90,100     54,386
                                  ----------  ----------  ----------  ---------
Cash and cash equivalents at end
 of period......................  $   90,100  $   54,386  $   75,511  $ 115,156
                                  ==========  ==========  ==========  =========

        The accompanying notes are an integral part of these statements.

                      QUALITY BOTANICAL INGREDIENTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE A--DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 1. Nature of Operations

  Quality Botanical Ingredients, Inc. (a New Jersey corporation) (the Company), originally incorporated in 1983 in New York and reincorporated in New Jersey in 1993, is primarily in the business of processing domestic and imported herbs into powdered herbs and extracts useable in vitamin supplements and other products which are sold to manufacturers. Prior to May 1, 1997, the Company's name was Island Organics, Inc.

 2. Cash and Cash Equivalents

  The Company considers all highly liquid debt investments purchased with an original maturity of three months or less to be cash equivalents.

 3. Concentration of Credit Risk

  Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of cash deposits and accounts receivable. The Company maintains cash balances at financial institutions which may at times be in excess of federally insured levels. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risks on cash maintained in bank deposit accounts.

 4. Allowance for Doubtful Accounts

  The Company maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable.

 5. Inventory

  Inventory consists of bulk herbs in the raw material, blended and processed stages and extracts and is stated at the lower of cost or market, with cost being determined on a first-in, first-out basis.

 6. Property and Equipment

  Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets on a straight-line basis.

  Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

 7. Revenue Recognition

  The Company recognizes revenue when products are shipped to customers.

 8. Income Taxes

  Prior to 1997, the Company had elected to be taxed under the Subchapter S provisions of the Internal Revenue Code. As a result of this election, income of the Company was taxable to the stockholders individually and no provision was made for Federal income taxes in the accompanying financial statements. As of January 1, 1997, the Company revoked its S-corporation election for federal and state tax purposes.

                      QUALITY BOTANICAL INGREDIENTS, INC.

  Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (benefit) is the result of changes in deferred tax assets and liabilities.

 9. Financial Instruments

  The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, lines of credit and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

 10. Use of Estimates

  In preparing the financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

 11. Reclassifications

  Certain reclassifications have been made to conform to the 1997 presentation.

 12. New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Management is presently evaluating what, if any, additional disclosures may be required when this statement is implemented.

 13. Unaudited Interim Information

  The financial information for the six months ended June 30, 1997 and 1998 has not been audited by independent certified public accountants. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited interim financial information. In the opinion of management of the Company, the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results of operations for the respective full years.

NOTE B--INVENTORY

  Inventory consists of the following at December 31:

                                                              1996       1997
                                                           ---------- ----------
      Raw materials....................................... $  426,659 $  991,810
      Work in process.....................................         --    122,923
      Finished goods......................................  2,423,938  4,306,899
                                                           ---------- ----------
                                                           $2,850,597 $5,421,632
                                                           ========== ==========

                      QUALITY BOTANICAL INGREDIENTS, INC.

NOTE C--PROPERTY AND EQUIPMENT

  Property and equipment are summarized as follows:

                                             ESTIMATED
                                            USEFUL LIVES
                                              IN YEARS      1996        1997
                                            ------------ ----------  ----------
      Leasehold improvements...............       25     $  497,749  $  640,533
      Machinery and equipment..............     5-10      1,185,138   2,091,365
      Furniture and fixtures...............       10         77,016     144,796
      Computer system......................     5-10        142,480     256,400
      Vehicles.............................        5         34,437      34,437
      Construction in progress.............       --        194,283          --
                                                         ----------  ----------
                                                          2,131,103   3,167,531
        Accumulated depreciation...........                (482,791)   (749,578)
                                                         ----------  ----------
                                                         $1,648,312  $2,417,953
                                                         ==========  ==========

NOTE D--OTHER ASSETS

  Other assets consist of the following at December 31:

                                                                1996     1997
                                                              -------- --------
      Security deposits...................................... $ 88,775 $131,574
      Loan acquisition costs, net............................       --  114,570
      Employee advances......................................   85,450   87,985
      Other..................................................   10,459   37,936
                                                              -------- --------
                                                              $184,684 $372,065
                                                              ======== ========

  Loan acquisition costs are amortized over the term of the loans.

NOTE E--DUE FROM AFFILIATES

  Due from affiliates represents advances to three farming operations in the United States in which certain Company stockholders have significant ownership interests. These farms have approximately 100 acres presently in development of various crops which commenced in 1996 and expect to harvest over the next three to four years. In addition to the $617,590 already advanced, the Company anticipates funding an additional $400,000 to $900,000 over the next twelve months.

NOTE F--NOTE PAYABLE--BANK

  The Company had an agreement with a lending institution to finance up to 70% of eligible accounts receivable to a maximum of $1,000,000 and up to 50% of eligible inventory to a maximum of an additional $1,000,000. Borrowings under this agreement accrued interest at prime plus 4.5%.

  On May 9, 1997, the Company entered into a financing agreement with a new lending institution. Under the new agreement, the overall borrowing limit is $4,250,000, limited to 80% of eligible accounts receivable, 40% of eligible raw material inventory, and 60% of eligible finished goods inventory. Advances against eligible inventory are limited to $2,000,000, with a sublimit on raw material inventory of $750,000. Borrowings under the new line of credit agreement bear interest at prime (8.5% at December 31, 1997) plus 2%. The line of credit

                      QUALITY BOTANICAL INGREDIENTS, INC.

agreement expires in May 1999, and is collateralized by accounts receivable and inventory, and is personally guaranteed by a principal of the Company. Under the new line of credit agreement, the Company has restrictive covenants relating to dividends, capital expenditures, tangible capital funds, and debt service coverage.

NOTE G--LONG-TERM DEBT

  Long-term debt consists of the following at December 31:

                                                                1996     1997
                                                              -------- --------
Note payable to bank, payable in 60 monthly installments of
 $7,083 plus interest at prime (8.5% at December 31, 1997)
 plus 2%, through May 2002, guaranteed by a principal
 stockholder (a)............................................. $     -- $375,419
Note payable to bank, payable in 36 monthly installments of
 $11,805 plus interest at prime (8.5%at December 31, 1997)
 plus 2.5%, through May 2000, guaranteed by a principal
 stockholder (a).............................................       --  342,365
Note payable to bank, payable in 36 monthly installments of
 $2,500 plus interest at prime (8.5% at December 31, 1997)
 plus 2%, through March 1999, guaranteed by a principal
 stockholder (a).............................................       --   36,800
Note payable to bank, repaid May 1997........................  243,828       --
                                                              -------- --------
                                                               243,828  754,584
  Less current maturities....................................   53,356  257,779
                                                              -------- --------
                                                              $190,472 $496,805
                                                              ======== ========

--------
(a) These notes have restrictive covenants as described in the second paragraph of Note F.

  The approximate aggregate amount of all long-term debt maturities for the five years following December 31, 1997 are as follows:

      YEAR ENDING DECEMBER 31,                                         AMOUNT
      ------------------------                                        --------
      1998........................................................... $258,000
      1999...........................................................  233,000
      2000...........................................................  144,000
      2001...........................................................   85,000
      2002...........................................................   35,000

  On May 12, 1998, the Company closed on new financing arrangements with another financial institution. The financing arrangements replaced all previous financing and consists of the following:

  $6 million revolving line of credit up to: 1) 85% of eligible accounts receivable (including a limitation on a certain account); 2) 55% of eligible inventory with inventory sublimit of $3 million; 3) this line requires certain unused line fees; and 4) interest rate 1 1/2% over prime.

  Term loan: 1) $760,000 to be paid in 59 installments of $12,667 to May 2003; and 2) interest rate 1 1/2% over prime.

  Bridge term loan: 1) $1 million to be repaid, with interest, by May 11, 1999; 2) if not paid by May 11, 1999, must pay a fee of $50,000 and then 36 installments of $27,778 to May 2002; and 3) interest is 3 1/2% over prime.

  Letters of credit: 1) Up to $250,000, reserved against line of credit limits.

                      QUALITY BOTANICAL INGREDIENTS, INC.

  The lender has a first security interest in all of the Company's existing and future assets as well as unlimited personal guarantees of certain shareholder, principal, trust and related entities who lease office and warehouse space to the Company. This new agreement provides for prepayment penalties and certain warrants if the bridge loan is not paid in eighteen months.

  The agreement contains covenants restricting officer loans or related party loans, and dividends and limiting capital expenditures. There are also requirements to attain certain net income levels by quarter and to maintain certain leverage ratios.

NOTE H--CAPITAL LEASE OBLIGATIONS

  The Company has entered into various capital leases for equipment expiring through 2001, with aggregate monthly payments of $38,755.

  The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 1997:

      YEAR ENDING DECEMBER 31,                                         AMOUNT
      ------------------------                                       ----------
      1998.......................................................... $  375,000
      1999..........................................................    360,000
      2000..........................................................    326,000
      2001..........................................................    240,000
      2002..........................................................    113,000
                                                                     ----------
                                                                      1,414,000
        Less amount representing interest...........................    276,000
                                                                     ----------
                                                                      1,138,000
        Less current maturities.....................................    262,000
                                                                     ----------
                                                                     $  876,000
                                                                     ==========

  The present value of minimum future obligations shown above is calculated based on interest rates ranging from 8% to 16%, with a weighted average of 10% determined to be applicable at the inception of the lease.

  Property and equipment include $570,000 and $1,300,000 at December 31, 1996 and 1997, respectively, capitalized under such leases. Related accumulated depreciation was $112,000 and $230,000 at December 31, 1996 and 1997, respectively.

NOTE I--LITIGATION SETTLEMENTS

  On December 11, 1997, the Company and certain individuals settled a lawsuit regarding misappropriation of customers and trade secrets. The settlement resulted in the Company issuing a $1,200,000 promissory note, payable in sixty monthly installments of $20,000 commencing on November 1, 1997. For the year ended December 31, 1997, the Company recorded the present value ($986,370) of the entire amount as an expense. The remaining amount of $213,630 will be recorded as interest expense as the payments are made. The note may be prepaid at any time without premium or penalty. This note is collateralized by a mortgage on the property leased to the Company from an affiliate for its office and warehouse facilities (see Note M), the personal guarantee of a principal of the Company and a first security interest in 66-2/3% of the Company's common stock. In addition, the Company incurred $116,000 of professional fees.

                      QUALITY BOTANICAL INGREDIENTS, INC.

  The approximate amount of long-term maturities for the five years following December 31, 1997 are as follows:

      YEAR ENDING DECEMBER 31,                                         AMOUNT
      ------------------------                                        --------
      1998........................................................... $170,000
      1999...........................................................  183,000
      2000...........................................................  199,000
      2001...........................................................  215,000
      2002...........................................................  193,000

  In 1997, the Company settled a rent dispute with a former landlord and incurred additional rent and legal expenses amounting to $42,000.

NOTE J--RELATED PARTY TRANSACTIONS

  The Company had loans payable to two officers including accrued interest at 8%, which were subordinated to bank financing. Interest expense incurred on the above for 1996 and 1997 was $10,005 and $10,445, respectively. Loans payable--officers, subordinated of $149,771, was capitalized to additional paid-in capital on the authority of the officer.

NOTE K--INCOME TAXES

  Due to the Company's status as a Subchapter S Corporation, no tax expense or deferred taxes were recorded prior to 1997.

  The provision for income taxes for the year ended December 31, 1997 consists of the following:

      Current tax expense........................................... $      --
      Deferred tax expense (benefit)................................  (323,000)
      Effect of change in tax status................................    23,000
                                                                     ---------
                                                                     $(300,000)
                                                                     =========

  The reconciliation between the Company's effective income tax rate and the statutory federal income tax rate for the year ended December 31, 1997, is as follows:

      Statutory federal income tax rate.................................. 34.00%
      State taxes........................................................  5.94
      Meals and entertainment............................................ (1.25)
      Key man life insurance............................................. (4.90)
      Other..............................................................  3.16
                                                                          -----
      Effective income tax rate.......................................... 36.95%
                                                                          =====

                      QUALITY BOTANICAL INGREDIENTS, INC.

  Deferred tax attributes resulting from differences between financial accounting amounts and tax bases of assets and liabilities are as follows as of December 31, 1997:

      Current assets and liabilities
        Bonus accrual................................................ $  26,000
        Allowance for doubtful accounts..............................    48,000
        Inventory overhead capitalization............................   130,000
        Litigation settlement........................................    68,000
                                                                      ---------
          Net deferred tax asset..................................... $ 272,000
                                                                      =========
      Noncurrent assets and liabilities
        Litigation settlement........................................ $ 150,000
        Depreciation.................................................  (122,000)
                                                                      ---------
          Net noncurrent deferred tax asset.......................... $  28,000
                                                                      =========

NOTE L--PROFIT SHARING PLAN

  The Company maintains a defined contribution profit sharing plan covering all employees meeting certain age and service requirements. Contributions to the plan are at the discretion of management. Company contributions for the years ended December 31, 1996 and 1997 were $120,000 and $33,000, respectively.

NOTE M--COMMITMENTS AND CONTINGENCIES

 Real Estate Rental

  The Company leases office and warehouse space in New Jersey from an affiliated entity, under common ownership. The lease is for 25 years, expiring April 2022 with monthly payments of $16,250. The Company is required to pay utilities, insurance, maintenance costs and property taxes.

  In January 1997, the Company entered into a ten year lease agreement for additional office and warehouse space in New Jersey. The lease requires monthly base rent of $6,125 and the payment of certain operating and building maintenance costs.

  The Company leases warehouse space in Nevada under a seven year agreement expiring in January 2004. The lease requires monthly base rent of $3,822 and the payment of certain operating costs with an escalating clause of 4% per year for five years.

  Facility rent expense was $147,000 and $284,000 for the years ended December 31, 1996 and 1997, respectively, including rent paid to related parties of $165,000 in 1997.

  The following is a schedule by years of approximate future minimum rental payments required under operating leases that have initial or remaining lease terms in excess of one year as of December 31, 1997:

      YEAR ENDING DECEMBER 31,                                        AMOUNT
      ------------------------                                      ----------
      1998......................................................... $  316,000
      1999.........................................................    323,000
      2000.........................................................    331,000
      2001.........................................................    333,000
      2002.........................................................    340,000
      Thereafter...................................................  4,211,000
                                                                    ----------
                                                                    $5,854,000
                                                                    ==========

                      QUALITY BOTANICAL INGREDIENTS, INC.

 Employment and Consulting Agreements

  The Company has agreements with its executive officers, which expire on December 31, 1999. Such agreements provide for minimum salary levels as well as incentive bonuses which are based on company revenue and pre-tax income levels. Approximately $250,000 and $500,000 was expensed for the years ended December 31, 1996 and 1997, respectively, under these agreements.

 University Grant

  The Company provides annual grants to Purdue University for researching specified herbal crop improvements. Approximately $21,000 and $41,000 was expensed for 1996 and 1997, respectively.

NOTE N--MAJOR CUSTOMERS

  Customer concentrations are as follows at December 31:

      CUSTOMER                                                         1996  1997
      --------                                                         ----  ----
      A...............................................................  32%   16%
      B...............................................................  (a)   16%

--------
(a) less than 10%.

  As of December 31, 1996 and 1997, respectively, the one major customer totaled 51% of accounts receivable, and the two major customers totaled 66% of accounts receivable.

NOTE O--SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

  During December 1997, the Company transferred $149,771 of a note payable due to an officer to additional paid-in capital. During 1996 and 1997, the Company recorded $331,035 and $730,000, respectively, in addition to property and equipment as a result of noncash capital lease financing activities.

  Cash paid for interest expense and income taxes for the years ended December 31, was as follows:

                                                                 1996     1997
                                                               -------- --------
      Interest paid........................................... $226,000 $450,000
      Income taxes paid.......................................    6,000    1,200

NOTE P--SUBSEQUENT EVENTS (UNAUDITED)

  In August, 1998, the Company and its shareholders entered into a definitive agreement providing for the merger of the Company with Advanced
Nutraceuticals, Inc.

  In August 1998, the Company acquired all the outstanding common stock of Botanical Products, Inc. (BPI) in exchange for cash of $150,000, subordinated term notes of $1,350,000, and equity notes with an approximate value of $3,000,000.

                       FINANCIAL STATEMENTS AND REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                         NORTHRIDGE LABORATORIES, INC.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Northridge Laboratories, Inc.
Chatsworth, California

  We have audited the accompanying balance sheets of Northridge Laboratories, Inc. (a California corporation) as of September 30, 1997 and 1996, and the related statements of earnings, stockholders' equity and cash flows for each of the two years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northridge Laboratories, Inc. as of September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Houston, Texas
July 9, 1998

                         NORTHRIDGE LABORATORIES, INC.

                                 BALANCE SHEETS

                                                  SEPTEMBER 30,
                                              ---------------------  JUNE 30,
                                                 1996       1997       1998
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
                   ASSETS
                   ------
CURRENT ASSETS
  Cash and cash equivalents.................. $  452,281 $  665,781 $2,035,961
  Accounts receivable, less allowance for
   doubtful accounts of $38,909, $50,813 and
   $49,630 (unaudited).......................    625,636  1,414,683  1,464,325
  Inventory..................................    900,470  1,216,836  1,069,756
  Prepaid expenses...........................      6,060      9,220    222,462
  Deferred income taxes......................    150,820     74,416     74,416
                                              ---------- ---------- ----------
    Total current assets.....................  2,135,267  3,380,936  4,866,920
PROPERTY, PLANT AND EQUIPMENT--NET...........  2,065,752  1,549,647  1,524,762
DEPOSITS.....................................     40,572     40,727     40,557
                                              ---------- ---------- ----------
                                              $4,241,591 $4,971,310 $6,432,239
                                              ========== ========== ==========
    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------
CURRENT LIABILITIES
  Accounts payable........................... $  665,049 $  771,731 $1,027,603
  Income taxes payable.......................    171,471    347,132         --
  Accrued payroll............................    280,341     66,896  1,097,586
  Note payable--bank.........................         --         --     58,308
  Accrued profit sharing contribution........    175,635    183,061    150,000
  Accrued expenses...........................     93,663     73,900     21,062
  Notes payable to stockholders..............     88,000     68,000     55,500
                                              ---------- ---------- ----------
    Total current liabilities................  1,474,159  1,510,720  2,410,059
DEFERRED INCOME TAXES........................    495,769    349,641    349,641
                                              ---------- ---------- ----------
                                               1,969,928  1,860,361  2,759,700
COMMITMENTS AND CONTINGENCIES................         --         --         --
STOCKHOLDERS' EQUITY
  Capital stock, no par value, 10,000 shares
   authorized; 100 shares issued and
   outstanding...............................     50,000     50,000     50,000
  Retained earnings..........................  2,221,663  3,060,949  3,622,539
                                              ---------- ---------- ----------
                                               2,271,663  3,110,949  3,672,539
                                              ---------- ---------- ----------
                                              $4,241,591 $4,971,310 $6,432,239
                                              ========== ========== ==========

        The accompanying notes are an integral part of these statements.

                         NORTHRIDGE LABORATORIES, INC.

                             STATEMENTS OF EARNINGS

                                  YEAR ENDED SEPTEMBER   NINE MONTHS ENDED JUNE
                                          30,                     30,
                                 ----------------------- ----------------------
                                    1996        1997        1997       1998
                                 ----------  ----------- ---------- -----------
                                                              (UNAUDITED)
Net sales....................... $7,621,788  $11,532,389 $7,656,570 $11,233,164
Cost of goods sold..............  6,087,685    8,393,451  5,540,313   8,314,856
                                 ----------  ----------- ---------- -----------
    Gross profit................  1,534,103    3,138,938  2,116,257   2,918,308
Selling, general and
 administrative expenses........  1,608,429    2,069,510  1,495,341   1,991,438
                                 ----------  ----------- ---------- -----------
    Earnings (loss) from
     operations.................    (74,326)   1,069,428    620,916     926,870
Other income, net...............     43,032       25,266     14,804      41,389
                                 ----------  ----------- ---------- -----------
  Earnings (loss) before income
   tax expense and extraordinary
   gain.........................    (31,294)   1,094,694    635,720     968,259
Income tax expense (benefit)....    (13,580)     440,710    276,534     406,669
                                 ----------  ----------- ---------- -----------
    Earnings (loss) before
     extraordinary gain.........    (17,714)     653,984    359,186     561,590
Extraordinary gain from
 involuntary conversion due to
 gas explosion (net of
 applicable income taxes of
 $383,954, $124,698 and $124,698
 as of September 30, 1996 and
 1997, and June 30, 1997,
 respectively)..................    519,468      185,302    185,302          --
                                 ----------  ----------- ---------- -----------
    NET EARNINGS................ $  501,754  $   839,286 $  544,488 $   561,590
                                 ==========  =========== ========== ===========


        The accompanying notes are an integral part of these statements.

                         NORTHRIDGE LABORATORIES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                      TOTAL
                                     NUMBER OF CAPITAL  RETAINED  STOCKHOLDERS'
                                      SHARES    STOCK   EARNINGS     EQUITY
                                     --------- ------- ---------- -------------
Balance at October 1, 1995..........    100    $50,000 $1,719,909  $1,769,909
Net earnings........................     --         --    501,754     501,754
                                        ---    ------- ----------  ----------
Balance at September 30, 1996.......    100     50,000  2,221,663   2,271,663
Net earnings........................     --         --    839,286     839,286
                                        ---    ------- ----------  ----------
Balance at September 30, 1997.......    100     50,000  3,060,949   3,110,949
Net earnings (unaudited)............     --         --    561,590     561,590
                                        ---    ------- ----------  ----------
Balance at June 30, 1998
 (unaudited)........................    100    $50,000 $3,622,539  $3,672,539
                                        ===    ======= ==========  ==========



        The accompanying notes are an integral part of these statements.

                         NORTHRIDGE LABORATORIES, INC.

                            STATEMENTS OF CASH FLOWS

                               YEAR ENDED SEPTEMBER    NINE MONTHS ENDED JUNE
                                        30,                     30,
                               ----------------------  -----------------------
                                  1996        1997        1997         1998
                               -----------  ---------  -----------  ----------
                                                            (UNAUDITED)
Cash flows from operating
 activities
 Net earnings................. $   501,754  $ 839,286  $   544,488  $  561,590
 Adjustments to reconcile net
  earnings to net cash
  provided (used) by operating
  activities
  Depreciation and
   amortization...............     456,540    562,626      421,970     462,365
  Gain from involuntary
   conversion of property,
   plant and equipment........    (763,887)   (30,000)          --          --
  Provision for doubtful
   accounts...................      34,789     34,666       34,666          --
  Changes in assets and
   liabilities
   (Increase) decrease in
    accounts receivable.......     (85,795)  (823,713)  (1,498,647)    (49,643)
   (Increase) decrease in
    inventory.................    (191,876)  (316,366)    (859,719)    147,080
   Decrease (increase) in
    prepaid expenses..........       6,636     (3,160)      (5,124)   (213,242)
   (Increase) decrease in
    deposits..................     (26,478)      (155)        (130)        170
   (Decrease) increase in
    accounts payable..........     (73,519)   106,682      820,240     255,872
   Increase (decrease) in
    accrued payroll...........      15,943   (213,445)     393,031   1,030,690
   (Decrease) increase in
    accrued profit sharing
    contribution..............      (7,450)     7,426      (38,635)    (33,061)
   Decrease in accrued
    expenses..................    (177,295)   (19,763)     (24,199)    (52,838)
   Increase (decrease) in
    income taxes payable......     181,530    175,661       13,759    (347,132)
   Increase (decrease) in
    deferred income taxes.....      82,654    (69,724)          --          --
                               -----------  ---------  -----------  ----------
    Net cash (used) provided
     by operating activities..     (46,454)   250,021     (198,300)  1,761,851
Cash flows from investing
 activities
 Purchase of property, plant
  and equipment...............  (1,264,680)   (46,521)     (78,161)   (437,479)
 Insurance proceeds from
  involuntary conversion of
  property, plant and
  equipment...................     763,887     30,000           --          --
                               -----------  ---------  -----------  ----------
    Net cash used in investing
     activities...............    (500,793)   (16,521)     (78,161)   (437,479)
Cash flows from financing
 activities
 Proceeds from notes payable..      88,000         --           --      58,308
 Repayments of notes payable..          --    (20,000)     (20,000)    (12,500)
                               -----------  ---------  -----------  ----------
    Net cash provided (used)
     by financing activities..      88,000    (20,000)     (20,000)     45,808
                               -----------  ---------  -----------  ----------
    Net (decrease) increase in
     cash.....................    (459,247)   213,500     (296,461)  1,370,180
Cash at beginning of period...     911,528    452,281      452,281     665,781
                               -----------  ---------  -----------  ----------
Cash at end of period......... $   452,281  $ 655,781  $   155,820  $2,035,961
                               -----------  ---------  -----------  ----------
Supplemental disclosures
 Cash paid during the period
  for:
  Interest.................... $     3,900  $   8,181  $     8,133  $    6,178
  Income taxes................     106,000    459,474      387,474     967,132

        The accompanying notes are an integral part of these statements.

                         NORTHRIDGE LABORATORIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE A--DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 1. Description of Business

  Northridge Laboratories, Inc., (a California corporation) (the "Company") incorporated in 1967, which provides full service contract manufacturing and product development services to the nutritional supplement and vitamin industry.

 2. Cash and Cash Equivalents

  The Company considers all highly liquid debt investments purchased with an original maturity of three months or less to be cash equivalents.

 3. Concentration of Credit Risk

  Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of cash deposits and accounts receivable. The Company maintains cash balances at financial institutions which may at times be in excess of federally insured levels. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risks on cash maintained in bank deposit accounts.

 4. Allowance for Doubtful Accounts

  The Company maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable.

 5. Inventory

  Inventory consists of herbs and vitamin supplements in the raw material, blended and processed stages and is stated at the lower of cost or market, with cost being determined on a first-in, first-out basis.

 6. Property, Plant and Equipment

  Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets on a straight-line basis.

  Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

 7. Revenue Recognition

  The Company recognizes revenue when products are shipped to customers.

 8. Income Taxes

  Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense (benefit) is the result of changes in deferred tax assets and liabilities.

                         NORTHRIDGE LABORATORIES, INC.

 9. Financial Instruments

  The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and notes payable. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

 10. Use of Estimates

  In preparing the financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

 11. New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Management is presently evaluating what, if any, additional disclosures may be required when this statement is implemented.

 12. Unaudited Interim Information

  The financial information for the nine months ended June 30, 1997 and 1998 has not been audited by independent certified public accountants. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited interim financial information. In the opinion of management of the Company, the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results of operations for the respective full years.

NOTE B--INVENTORY

  Inventories consist of the following at September 30:

                                                               1996      1997
                                                             -------- ----------
      Raw materials......................................... $603,495 $  665,001
      Work-in-process.......................................  190,629    404,233
      Finished goods........................................  106,346    147,602
                                                             -------- ----------
                                                             $900,470 $1,216,836
                                                             ======== ==========

NOTE C--PROPERTY, PLANT AND EQUIPMENT

  Property and equipment are summarized as follows:

                                            ESTIMATED
                                           USEFUL LIVES
                                             IN YEARS      1996        1997
                                           ------------ ----------  -----------
      Leasehold improvements..............       5      $  497,979  $   505,328
      Furniture and equipment.............     3-7       2,177,469    2,213,774
      Automobiles and trucks..............       5         144,593      144,593
                                                        ----------  -----------
                                                         2,820,041    2,863,695
      Accumulated depreciation............                (754,289)  (1,314,048)
                                                        ----------  -----------
                                                        $2,065,752  $ 1,549,647
                                                        ==========  ===========

                         NORTHRIDGE LABORATORIES, INC.

NOTE D--NOTES PAYABLE

  Notes payable consist of 7% demand notes due to a stockholder.

  Total interest cost incurred and charged to expense was $6,573 and $5,510 for the years ended September 30, 1996 and 1997, respectively.

NOTE E--COMMITMENTS

  The Company leases its facilities under lease agreements classified as operating leases. The leases contain provisions for adjustment of the minimum payments based on changes in the Consumer Price Index. The following is a schedule of the future minimum rental payments for the leases which expire from September 30, 1999 to August 31, 2001.

      YEAR ENDING SEPTEMBER 30,                                         AMOUNT
      -------------------------                                        --------
      1998............................................................ $161,856
      1999............................................................  161,856
      2000............................................................   80,676
      2001............................................................   73,953
                                                                       --------
                                                                       $478,341
                                                                       ========

  Rent expense was approximately $135,000 and $159,000 for the years ended September 30, 1996 and 1997, respectively.

NOTE F--PROFIT SHARING PLAN

  The Company has a profit sharing plan covering all employees with a minimum of one year of continuous service and at least twenty one years of age. Annual contributions to the plan are at the sole discretion of management and are limited to fifteen percent of total participants' compensation for the fiscal year. The Company's contribution for the years ended September 30, 1996 and 1997 was approximately $176,000 and $183,000, respectively.

NOTE G--INCOME TAXES

  Income tax expense (benefit) consists of the following at September 30:

                                                             1996       1997
                                                           ---------  ---------
      Current............................................. $ 287,720  $ 635,132
      Deferred............................................    82,654    (69,724)
      Less amount applicable to extraordinary gain........  (383,954)  (124,698)
                                                           ---------  ---------
        Income tax expense (benefit)...................... $ (13,580) $ 440,710
                                                           =========  =========

                         NORTHRIDGE LABORATORIES, INC.

  Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and deferred tax liability at September 30 are as follows:

                                                                1996     1997
                                                              -------- --------
      Deferred tax assets:
        Accumulated depreciation............................. $138,035 $296,096
        Insurance reimbursement receivable...................  121,240       --
        State tax provision..................................    9,516   48,144
        Allowance for doubtful accounts......................   16,848   22,002
        Other................................................    3,216    4,270
                                                              -------- --------
          Total deferred tax assets..........................  288,855  370,512
      Deferred tax liability:
        Deferred gain from involuntary conversion of
         property, plant and equipment.......................  633,804  645,737
                                                              -------- --------
          Net deferred tax liability......................... $344,949 $275,225
                                                              ======== ========

  The net deferred tax liability is comprised of the following at September
30:

                                                             1996       1997
                                                           ---------  ---------
      Current deferred income tax assets.................. $ 150,820  $  74,416
      Noncurrent deferred income taxes:
        Assets............................................   138,035    296,096
        Liabilities.......................................  (633,804)  (645,737)
                                                           ---------  ---------
          Noncurrent deferred tax liability...............  (495,769)  (349,641)
                                                           ---------  ---------
          Net deferred tax liability...................... $ 344,949  $ 275,225
                                                           =========  =========

  As a result of the following items, the total tax expense differs from the amount computed by applying the statutory U.S. federal income tax rate to earnings before income taxes for the years ended September 30:

                                                                    1996  1997
                                                                    ----  ----
      Expense at statutory rate.................................... 34.0% 34.0%
      Change resulting from state franchise tax, net of federal
       benefit.....................................................  5.2   6.2
      Other........................................................  4.2    .1
                                                                    ----  ----
                                                                    43.4% 40.3%
                                                                    ====  ====

                         NORTHRIDGE LABORATORIES, INC.

NOTE H--MAJOR CUSTOMERS

  The Company's major customers are located throughout California and Utah. Sales to customers accounting for 10% or more of sales were as follows:

                                                                YEAR ENDED
                                                               SEPTEMBER 30,
                                                               ---------------
CUSTOMER                                                        1996     1997
--------                                                       ------   ------
A.............................................................     (a)      35%
B.............................................................     40%      18%
C.............................................................     (a)      18%
D.............................................................     10%      (a)

--------
(a) less than 10%.

NOTE I--EXTRAORDINARY GAIN

  In June 1995, the Company's manufacturing facility was totally destroyed by a gas explosion. The extraordinary gain of $519,468 and $185,302 (net of applicable income taxes of $383,954 and $124,698 as of September 30, 1996 and 1997, respectively) represents the insurance proceeds received in excess of the net book value of the destroyed assets and other related expenses of the gas explosion as of September 30, 1996 and 1997, respectively.

NOTE J--SUBSEQUENT EVENT (UNAUDITED)

  In August, 1998, the Company and its shareholders entered into a definitive agreement providing for the merger of the Company with Advanced
Nutraceuticals, Inc.

                       FINANCIAL STATEMENTS AND REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                         BACTOLAC PHARMACEUTICALS, INC.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Bactolac Pharmaceuticals, Inc.
Westbury, New York

  We have audited the accompanying balance sheets of Bactolac Pharmaceuticals, Inc. as of December 31, 1997 and 1996, and the related statements of earnings, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Bactolac Pharmaceuticals, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Houston, Texas
July 30, 1998

                         BACTOLAC PHARMACEUTICALS, INC.

                                 BALANCE SHEETS

                                                   DECEMBER 31,
                                                -------------------  JUNE 30,
                                                  1996      1997       1998
                                                -------- ---------- -----------
                                                                    (UNAUDITED)
                    ASSETS
                    ------
CURRENT ASSETS
  Cash......................................... $    464 $   90,902 $   74,924
  Accounts receivable--trade, less allowance
   for doubtful accounts of $75,000 in 1997 and
   $100,000 (unaudited) in 1998................  226,291  1,204,040  1,867,909
  Inventory....................................  188,024    657,450    712,674
                                                -------- ---------- ----------
    Total current assets.......................  414,779  1,952,392  2,655,507
PROPERTY AND EQUIPMENT-NET.....................   84,970     73,094     89,911
OTHER ASSETS...................................      587      8,341     21,897
                                                -------- ---------- ----------
                                                $500,336 $2,033,827 $2,767,315
                                                ======== ========== ==========
     LIABILITIES AND STOCKHOLDER'S EQUITY
     ------------------------------------
CURRENT LIABILITIES
  Accounts payable............................. $285,679 $  858,859 $  916,337
  Accrued expenses.............................    8,204     22,708     11,315
                                                -------- ---------- ----------
    Total current liabilities..................  293,883    881,567    927,652
LOAN PAYABLE TO STOCKHOLDER....................    2,800      2,800      2,800
                                                -------- ---------- ----------
    Total liabilities..........................  296,683    884,367    930,452
COMMITMENTS AND CONTINGENCIES..................       --         --         --
STOCKHOLDER'S EQUITY
  Common stock, par value $1 per share;
   authorized, issued and outstanding 100
   shares......................................      100        100        100
  Additional paid-in capital...................    4,852      4,852      4,852
  Retained earnings............................  198,701  1,144,508  1,831,911
                                                -------- ---------- ----------
                                                 203,653  1,149,460  1,836,863
                                                -------- ---------- ----------
                                                $500,336 $2,033,827 $2,767,315
                                                ======== ========== ==========


        The accompanying notes are an integral part of these statements.

                         BACTOLAC PHARMACEUTICALS, INC.

                             STATEMENTS OF EARNINGS

                                      YEAR ENDED DECEMBER  SIX MONTHS ENDED JUNE
                                              31,                   30,
                                     --------------------- ---------------------
                                        1996       1997       1997       1998
                                     ---------- ---------- ---------- ----------
                                                                (UNAUDITED)
Net sales..........................  $1,406,339 $5,002,113 $2,022,793 $3,642,245
Cost of goods sold.................   1,135,492  3,802,153  1,527,490  2,566,100
                                     ---------- ---------- ---------- ----------
                                        270,847  1,199,960    495,303  1,076,145
Selling, general and administrative
 expenses..........................      74,621    246,224     82,106    134,214
                                     ---------- ---------- ---------- ----------
  Earnings from operations.........     196,226    953,736    413,197    941,931
Other income, net..................       4,902      4,913        360      3,344
                                     ---------- ---------- ---------- ----------
  NET EARNINGS.....................  $  201,128 $  958,649 $  413,557 $  945,275
                                     ========== ========== ========== ==========




        The accompanying notes are an integral part of these statements.

                         BACTOLAC PHARMACEUTICALS, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                            ADDITIONAL  RETAINED       TOTAL
                            NUMBER           PAID-IN    EARNINGS   STOCKHOLDER'S
                           OF SHARES AMOUNT  CAPITAL   (DEFICIT)      EQUITY
                           --------- ------ ---------- ----------  -------------
Balance at January 1,
 1996....................     100     $100    $4,852   $   (2,427)  $    2,525
Net earnings.............      --       --        --      201,128      201,128
                              ---     ----    ------   ----------   ----------
Balance at December 31,
 1996....................     100      100     4,852      198,701      203,653
Net earnings.............      --       --        --      958,649      958,649
Distributions............      --       --        --      (12,842)     (12,842)
                              ---     ----    ------   ----------   ----------
Balance at December 31,
 1997....................     100      100     4,852    1,144,508    1,149,460
Net earnings (unaudited).      --       --        --      945,275      945,275
Distributions
 (unaudited).............      --       --        --     (257,872)    (257,872)
                              ---     ----    ------   ----------   ----------
Balance at June 30, 1998
 (unaudited).............     100     $100    $4,852   $1,831,911   $1,836,863
                              ===     ====    ======   ==========   ==========




        The accompanying notes are an integral part of these statements.

                         BACTOLAC PHARMACEUTICALS, INC.

                            STATEMENTS OF CASH FLOWS

                                   YEAR ENDED DECEMBER     SIX MONTHS ENDED
                                           31,                 JUNE 30,
                                  ----------------------  --------------------
                                    1996        1997        1997       1998
                                  ---------  -----------  ---------  ---------
                                                              (UNAUDITED)
Cash flows from operating
 activities
 Net earnings.................... $ 201,128  $   958,649  $ 413,557  $ 945,275
 Adjustments to reconcile net
  earnings to net cash provided
  by operating activities
  Depreciation...................    45,564       44,344     30,715     10,997
  Provision for doubtful
   accounts......................        --       75,000     40,000     25,000
  Changes in assets and
   liabilities
   Increase in accounts
    receivable...................  (219,024)  (1,052,749)  (720,627)  (688,869)
   (Increase) decrease in
    inventory....................  (188,024)    (469,426)    29,598    (55,224)
   Decrease (increase) in other
    assets.......................       160       (7,754)    (3,255)   (13,556)
   Increase in accounts payable..   280,382      573,180    317,485     57,478
   Increase (decrease) in accrued
    expenses.....................     3,747       14,504     (2,474)   (11,393)
                                  ---------  -----------  ---------  ---------
    Net cash provided by
     operating activities........   123,933      135,748    104,999    269,708
Cash flows from investing
 activities
 Acquisition of property and
  equipment......................  (130,534)     (32,468)   (25,503)   (27,814)
Cash flows from financing
 activities
 Dividends paid to stockholders..        --      (12,842)    (2,961)  (257,872)
                                  ---------  -----------  ---------  ---------
    Net (decrease) increase in
     cash........................    (6,601)      90,438     76,535    (15,978)
Cash at beginning of period......     7,065          464        464     90,902
                                  ---------  -----------  ---------  ---------
Cash at end of period............ $     464  $    90,902  $  76,999  $  74,924
                                  =========  ===========  =========  =========



        The accompanying notes are an integral part of these statements.

                        BACTOLAC PHARMACEUTICALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE A--DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 1. Description of Business

  Bactolac Pharmaceuticals, Inc. (a New York Corporation) (the "Company"), incorporated 1995, and provides services including full service contract manufacturing and product development services of nutritional supplements and vitamins to customers throughout the United States.

 2. Revenue Recognition

  The Company recognizes revenues when products are shipped to customers.

 3. Concentration of Credit Risk

  Financial instruments which potentially subject the Company to concentration of credit risk consist of trade receivables. The Company's business activities are conducted with customers in the United States.

 4. Allowance for Doubtful Accounts

  The Company maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable.

 5. Inventory

  Inventory consists of herbs and vitamin supplements in the raw material, blended and processed stages and is stated at the lower of cost or market, with cost being determined on a first-in, first-out basis.

 6. Property and Equipment

  Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets, generally seven years, using primarily accelerated methods.

  Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

  Management evaluates these costs for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Impairment would be recognized if the carrying amounts of such costs cannot be recovered by the net cash flows they will generate.

 7. Income Taxes

  The Company, with the stockholder's consent, has elected to be taxed as an S corporation since it began operations. Accordingly, taxable results of the Company are passed through and taxed to the stockholder. The accompanying financial statements do not contain any provision for, nor any current or deferred liability relating to income taxes. The difference between the financial statement and income tax bases of assets and liabilities consist primarily of the allowance for doubtful accounts receivable.

                        BACTOLAC PHARMACEUTICALS, INC.

 8. Financial Instruments

  The Company's financial instruments consist of cash, accounts receivable and accounts payable. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

 9. Use of Estimates

  In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 10. New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Management is presently evaluating what, if any, additional disclosures may be required when this statement is implemented.

 11. Unaudited Interim Information

  The financial information for the six months ended June 30, 1997 and 1998 has not been audited by independent certified public accountants. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited interim financial information. In the opinion of management of the Company, the unaudited financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results of operations for the respective full years.

NOTE B--INVENTORY

  Inventory consists of the following as at December 31:

                                                                 1996     1997
                                                               -------- --------
      Finished products....................................... $ 35,933 $125,643
      Work-in-process.........................................   38,034  132,991
      Raw materials...........................................  114,057  398,816
                                                               -------- --------
                                                               $188,024 $657,450
                                                               ======== ========

                        BACTOLAC PHARMACEUTICALS, INC.

NOTE C--PROPERTY AND EQUIPMENT

  Property and equipment are summarized as follows:

                                                 ESTIMATED
                                                USEFUL LIVES
                                                  IN YEARS     1996      1997
                                                ------------ --------  --------
      Machinery and equipment..................       7      $127,821  $150,161
      Furniture and fixtures...................       7         2,713    12,841
                                                             --------  --------
                                                              130,534   163,002
      Accumulated depreciation.................               (45,564)  (89,908)
                                                             --------  --------
                                                             $ 84,970  $ 73,094
                                                             ========  ========

NOTE D--LEASE COMMITMENTS

  The Company leases its manufacturing facility as well as various equipment. The equipment leases are generally short-term (six month) agreements with month-to-month provisions at maturity. The facility lease was originally effective June 1, 1996 for a three year term and covered approximately 42% of the building occupied by the Company. As of May 8, 1998, the Company signed a letter agreement to be effective on or about July 15, 1998 to occupy 100% of the building for a five year term. The new facility agreement requires the following minimum rental commitments as of December 31, 1997:

      YEAR ENDED DECEMBER 31,                                           AMOUNT
      -----------------------                                          --------
      1998............................................................ $ 62,750
      1999............................................................   95,100
      2000............................................................   99,400
      2001............................................................  103,800
      2002............................................................  108,500
                                                                       --------
                                                                       $469,550
                                                                       ========

  The Company incurred rent expense in the amount of $47,562 and $45,373 during each of the years ended December 31, 1996 and 1997.

NOTE E--MAJOR CUSTOMERS

  Sales to principal customers accounting for 10% or more of revenues were as follows:

                                                                         YEAR
                                                                         ENDED
                                                                       DECEMBER
                                                                          31,
                                                                       ----------
                                                                       1996  1997
                                                                       ----  ----
      A...............................................................  20%   24%
      B...............................................................  (a)   16%
      C...............................................................  20%   (a)
      D...............................................................  (a)   17%
      E...............................................................  11%   (a)
      F...............................................................  10%   (a)

--------
(a) less than 10%.

                        BACTOLAC PHARMACEUTICALS, INC.

  As of December 31, 1996 and 1997, respectively, the three major customers totaled 64% of accounts receivable, and the four major customers totaled 32% of accounts receivable.

NOTE F--RELATED PARTY TRANSACTIONS

  The Company sells products to, and purchases products from, an entity in which the stockholder of the Company holds a 20% ownership interest. Transactions between the Company and this entity are summarized as follows as of December 31,:

                                                              1996      1997
                                                             ------- ----------
      Products sales to related party....................... $84,246 $1,213,121
      Product purchases from related party..................      --    459,790
      Period ending balance in:
        Accounts receivable from related party..............  54,749    452,231
        Account payable to related party....................      --     44,509

  As of December 31, 1996 and 1997, the Company had a loan payable to its stockholder in the amount of $2,800.

NOTE G--SUBSEQUENT EVENT (UNAUDITED)

  In August, 1998, the Company and its stockholder entered into a definitive agreement providing for the merger of the Company with Advanced
Nutraceuticals, Inc.

  (Mission Statement) Advanced Nutraceuticals, Inc. was formed to create a full-service, vertically integrated manufacturer and supplier of quality nutritional supplements, herbs and extracts.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
The Company...............................................................    3
The Offering..............................................................    6
Summary Pro Forma Combined Financial Data.................................    7
Summary Individual Founding Company Financial Data........................    9
Risk Factors..............................................................   10
The Company...............................................................   19
Use of Proceeds...........................................................   19
Dividend Policy...........................................................   19
Capitalization............................................................   20
Dilution..................................................................   21
Selected Financial Data...................................................   22
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   25
Business..................................................................   36
Management................................................................   45
Certain Transactions......................................................   48
Principal Stockholders....................................................   52
Description of Capital Stock..............................................   52
Shares Eligible for Future Sale...........................................   54
Underwriting..............................................................   56
Legal Matters.............................................................   57
Experts...................................................................   57
Additional Information....................................................   58
Special Note Regarding Forward-Looking Statements.........................   58

  UNTIL            , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               5,000,000 SHARES

                         ADVANCED NUTRACEUTICALS, INC.

                                 COMMON STOCK
                         (PAR VALUE $0.001 PER SHARE)

                                    [LOGO]

                           SUTRO & CO. INCORPORATED
                      REPRESENTATIVES OF THE UNDERWRITERS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

  The following table sets forth the estimated expenses payable by the Company in connection with the Offering (excluding underwriting discounts and commissions):

   NATURE OF EXPENSE                                                    AMOUNT
   -----------------                                                   --------
   SEC Registration Fee............................................... $ 20,355
   NASD Filing Fee.................................................... $  7,400
   Nasdaq Listing Fee................................................. $ 25,000
   Accounting Fees and Expenses....................................... $325,000
   Legal Fees and Expenses............................................ $250,000
   Printing Expenses.................................................. $125,000
   Blue Sky Qualification Fees and Expenses........................... $  5,000
   Transfer Agent's Fee............................................... $  2,000
   Miscellaneous...................................................... $ 50,000
                                                                       --------
     Total............................................................ $809,755
                                                                       ========

--------
(1) The amounts set forth above, except for the SEC, NASD and Nasdaq fees, are in each case estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  In accordance with Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), Article VIII of the Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or
(iv) for any transaction from which the director derived an improper personal benefit. In addition, the Certificate provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

  Article VI of the Company's By-laws provides for indemnification by the Company of its officers and certain non-officer employees under certain circumstances against expenses (including attorneys fees, judgments, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the Company if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

  The Company has entered into indemnification agreements with each of its directors reflecting the foregoing provisions of its By-laws and requiring the advancement of expenses in proceedings involving such directors in most circumstances.

  The Underwriters have agreed to indemnify, under certain conditions, the Company, its directors, certain officers and persons who control the Company within the meaning of the Securities Act against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Set forth in chronological order below is information regarding the number of shares of capital stock issued by the Company since its inception in 1997. Further included is the consideration, if any, received by the Company for such shares, and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

  In December 1997, Naturally Direct, Inc., ("NDI") predecessor of the Company by merger (the "Organizational Merger"), issued and sold shares of its common stock to the following parties in the amounts and for the consideration indicated These sales were exempt from registration pursuant to Section 4(2) of the Securities Act, no public offer being involved:

   NAME                                                    SHARES  CONSIDERATION
   ----                                                    ------- -------------
   Barry C. Loder......................................... 817,200    $6,810
   Gregory Pusey.......................................... 672,000     5,600
   Thomas R. Weinberger................................... 180,000     1,500
   Jeffrey G. McGonegal...................................  36,000       300
   Patrick O. Cox.........................................  60,000       500
   Robert Bearman.........................................  30,000       250
   Martha Nachman.........................................   2,400        20
   Alan Talesnick.........................................   2,400        20

  In June 1998, NDI issued and sold shares of its Common Stock to the following parties in the amounts and for the consideration indicated.

   NAME:                                                    SHARES CONSIDERATION
   -----                                                    ------ -------------
   Joseph E. Lo Conti...................................... 60,000   $100,000
   Lo Conti Family Trust................................... 60,000    100,000
   Katherine Halliday O'Neil............................... 60,000    100,000
   Joseph A. Lo Conti...................................... 45,000     75,000
   Gary J. McAdam.......................................... 36,000     60,000
   Kenneth Lanci........................................... 30,000     50,000
   E. Jeffrey Peierls...................................... 27,000     45,000
   Dayle K. Maloney........................................ 21,000     35,000
   Ernest Mathis........................................... 21,000     35,000
   Brian E. Peierls........................................ 18,000     30,000
   Sherman B. Kelly........................................ 18,000     30,000
   Warren Ehrlich.......................................... 16,500     27,500
   James Cruce............................................. 15,000     25,000
   Ehrlichco............................................... 15,000     25,000
   Theresa S. Ehrlich...................................... 13,500     22,500
   Eugene L. Neidiger...................................... 10,800     18,000
   Anthony B. Petrelli.....................................  9,600     16,000
   Charles C. Bruner.......................................  9,600     16,000
   Thomas J. Hughes........................................  9,000     15,000
   Allan K. Lager..........................................  9,000     15,000
   Robert M. Nieder........................................  9,000     15,000
   David L. Gersh..........................................  9,000     15,000
   Richard Rosdal..........................................  9,000     15,000
   John P. Hadfield........................................  9,000     15,000
   Robert M. Bearman.......................................  9,000     15,000
   Edward C. Larkin........................................  6,000     10,000

                                                            SHARES
   NAME:                                                    ISSUED CONSIDERATION
   -----                                                    ------ -------------
   Alan L. Talesnick....................................... 6,000      10,000
   David P. White.......................................... 6,000      10,000
   Jill J. Pusey........................................... 6,000      10,000
   Jacqueline A. Pusey..................................... 4,500       7,500
   Christopher S. Pusey.................................... 4,500       7,500
   John H. Altshuler....................................... 3,000       5,000
   Donald E. Yager......................................... 3,000       5,000
                                                                     --------
                                                                     $980,000
                                                                     ========

  These shares were exempt from registration pursuant to Section 4(2) of the Securities Act, no public offer being involved.

  On September    , 1998, NDI was merged with and into the Registrant in the
Organizational Merger. As a result of the Organizational Merger, each issued and outstanding share of common stock of NDI automatically was converted into the right to receive 1.2 share of Common Stock of the Registrant. The sale of the shares of the Registrant's Common Stock in the Organizational Merger was exempt from registration pursuant to Section 4.2 of the Securities Act, no public offer being involved.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  1.1+   Form of Underwriting Agreement
  3.1    Certificate of Incorporation of Registrant
  3.2    Bylaws of Registrant
  4.1+   Specimen certificate for shares of Common Stock
  5.1    Form of Opinion of Paul, Hastings, Janofsky & Walker LLP
 10.1    Agreement and Plan of Merger dated as of August 31, 1998, by and among the Registrant, AC Acquisition Co., Inc., Acta Products Corporation,
          Acta Products International, Inc. and the Shareholders named therein.
          The Registrant agrees to furnish supplementally any omitted exhibit or schedule to the Securities and Exchange Commission upon request.
 10.2    Form of Agreement and Plan of Merger to be entered by and among the
          Registrant, QBI Acquisitions Co., Inc., Quality Botanical
          Ingredients, Inc. and the Shareholders named therein. The Registrant agrees to furnish supplementally any omitted exhibit or schedule to the Securities and Exchange Commission upon request.
 10.3    Agreement and Plan of Merger dated as of August 31, 1998, by and among the Registrant, BP Acquisition Co., Inc., Bactolac Pharmaceuticals,
          Inc. and the Shareholder named therein. The Registrant agrees to furnish supplementally any omitted exhibit or schedule to the
          Securities and Exchange Commission upon request.
 10.4    Agreement and Plan of Merger dated as of August 31, 1998, by and among the Registrant, NL Acquisition Co., Inc., Northridge Laboratories,
          Inc. and the Shareholders named therein. The Registrant agrees to furnish supplementally any omitted exhibit or schedule to the
          Securities and Exchange Commission upon request.
 10.5    Form of Employment Agreement between the Registrant and Joseph R.
          Schortz
 10.6    Form of Employment Agreement between the Registrant and David Chang
 10.7+   Form of Employment Agreement between the Registrant and Gregory Pusey

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
 10.8+   Form of Employment Agreement between the Registrant and Barry Loder
 10.9    Form of Employment Agreement between the Registrant and Brett Richman
 10.10   Form of Employment Agreement between the Registrant and Pailla Reddy
 10.11   Form of Registrant's 1998 Stock Option Plan
 10.12   Form of Registrant's Non Discretionary Stock Option Plan
 10.13+  Form of Consulting Agreement between the Registrant and Belkowitz
          Botanicals, Inc.
 10.14+  Lease Agreement dated         between QBI and MRA Associates, LLC
 10.15+  Lease Agreement dated June 14, 1997 between Island Organics, Inc., the predecessor in interest of QBI, and Metuchen Road Realty
 10.16+  Lease Agreement dated November 1, 1995, as amended January 1, 1995, between Acta Products Corp. and Kuang Yu Chang & David T. Chang, a
          California partnership
 10.17+  Lease Agreement dated           , between Acta Products Corp. and
          Kuang Yu Chang & David T. Chang, a California partnership
 10.18   Lease Agreement dated May 8, 1998, between Bactolac Pharmaceuticals,
          Inc. and Harlo Associates, a partnership
 21.1    List of Subsidiaries of Registrant
 23.1    Consent of Grant Thornton LLP
 23.2    Consent of Amper, Politzner & Mattia P.A.
 23.3    Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit
          5.1)
 24.1    Power of Attorney (included on signature page)
 27.1    Financial Data Schedule

--------
+ to be filed by amendment

  (B) FINANCIAL STATEMENT SCHEDULES

  Schedules have been omitted because they are not required or because the required information is given in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 15, 1998.

                                          ADVANCED NUTRACEUTICALS, INC.

                                          By: /s/ Barry C. Loder
                                              ---------------------------------
                                              Name: Barry C. Loder
                                              Title: President (Principal
                                               Executive, Accounting and
                                               Financial Officer)

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Gregory Pusey, Barry C. Loder, Joseph Schortz and David Chang, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

               SIGNATURE                    DATE
               ---------                    ----
        /s/ Gregory S. Pusey            September 11,
   _________________________________        1998
            Gregory S. Pusey

       /s/ Joseph R. Schortz            September 14,
   _________________________________        1998
           Joseph R. Schortz


         /s/ David T. Chang             September 11,
   _________________________________        1998
             David T. Chang

         /s/ Barry C. Loder             September 11,
   _________________________________        1998
             Barry C. Loder